Exhibit 2.6

EXECUTION VERSION

WIND ACQUISITION FINANCE S.A.

as Issuer

WIND TELECOMUNICAZIONI S.P.A.

as Guarantor

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

DEUTSCHE BANK AG, LONDON BRANCH

as Principal Paying Agent and Calculation Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS

as U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent

and

DEUTSCHE BANK LUXEMBOURG S.A.

as Luxembourg Listing Agent, Luxembourg Paying Agent, Transfer Agent and Registrar

INDENTURE

Dated as of July 10, 2014

4% Senior Secured Notes Due 2020

4 3/4% Senior Secured Notes Due 2020

Floating Rate Senior Secured Notes Due 2020

This Indenture is entered into with the benefit of and subject to the terms of the Priority Agreement (as defined herein). The rights and benefits of Senior Secured Notes Creditors (as defined in the Priority Agreement) are limited by and subject to the terms of the Priority Agreement. The Senior Facilities Creditors and Hedging Banks (each as defined in the Priority Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

ARTICLE 2

THE NOTES

ARTICLE 3

REDEMPTION AND PREPAYMENT

ARTICLE 4

COVENANTS

i

ARTICLE 5

SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets.	84
Section 5.02	Successor Corporation Substituted.	85

ARTICLE 6

DEFAULTS AND REMEDIES

ARTICLE 7

TRUSTEE

Section 7.10	Eligibility; Disqualification.	95
Section 7.11	USA PATRIOT Act	95

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE 10

SECURITY

ARTICLE 11

NOTE GUARANTEES

ARTICLE 12

PRIORITY AGREEMENT AND ADDITIONAL PRIORITY AGREEMENTS

Section 12.01	Priority Agreement.	108
Section 12.02	Priority Agreement; Additional Priority Agreements.	108

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01	Satisfaction and Discharge.	109
Section 13.02	Application of Trust Money.	110

ARTICLE 14

MISCELLANEOUS

Section 14.01	Notices.	110
Section 14.02	Communications by Holders of Notes with Other Holders of Notes.	112
Section 14.03	Certificate and Opinion as to Conditions Precedent.	112
Section 14.04	Statements Required in Certificate or Opinion.	112
Section 14.05	Rules by Trustee and Agents.	113
Section 14.06	Agent for Service; Submission to Jurisdiction; Waiver of Immunities.	113
Section 14.07	No Personal Liability of Directors, Officers, Employees and Shareholders.	113
Section 14.08	Governing Law.	113
Section 14.09	No Adverse Interpretation of Other Agreements.	113
Section 14.10	Successors.	114
Section 14.11	Severability.	114
Section 14.12	Counterpart Originals.	114
Section 14.13	Table of Contents, Headings, etc.	114
Section 14.14	Judgment Currency.	114
Section 14.15	Prescription	114
	EXHIBITS
Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF CEO/CFO SOLVENCY CERTIFICATE

INDENTURE dated as of July 10, 2014 by and among Wind Acquisition Finance S.A., a public limited liability company (société anonyme) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg trade and companies register under number B109.825, as Issuer. WIND Telecomunicazioni S.p.A., a joint stock company organized as a società per azioni under the laws of the Republic of Italy and subject to the direction and coordination of VimpelCom Limited, as Guarantor, Deutsche Bank Trust Company Americas, as Trustee, Deutsche Bank AG, London Branch as Principal Paying Agent and Calculation Agent, Deutsche Bank Trust Company Americas, as U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent and Deutsche Bank Luxembourg S.A., as Luxembourg Listing Agent, Luxembourg Paying Agent, Transfer Agent and Registrar.

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the U.S. dollar-denominated 4 3/4% Senior Secured Notes due 2020 (the “Fixed Rate Dollar Notes”), the euro-denominated 4% Senior Secured Notes due 2020 (the “Fixed Rate Euro Notes”) and the euro-denominated Floating Rate Senior Secured Notes due 2020 (the “Floating Rate Notes” and, together with the Fixed Rate Dollar Notes and the Fixed Rate Euro Notes, the “Notes” ) and the Holders of any Additional Notes (as defined below).

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01         Definitions.

“144A Fixed Rate Dollar Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC, that will be issued in an initial amount equal to the principal amount of the Fixed Rate Dollar Notes sold in reliance on Rule 144A.

“144A Fixed Rate Euro Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of, BT Globenet Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the Fixed Rate Euro Notes sold in reliance on Rule 144A.

“144A Floating Rate Global Note” means a Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with and registered in the name of, BT Globenet Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the Floating Rate Notes sold in reliance on Rule 144A.

“144A Global Note” means the 144A Fixed Rate Dollar Global Note, the 144A Fixed Rate Euro Global Note and the 144A Floating Rate Global Note.

“2013 Indenture” means that certain indenture, dated as of April 19, 2013 and as amended or waived from time to time, by and between, among others, the Issuer, Wind, as guarantor, Deutsche Bank Trust Company Americas, as trustee, U.S. paying agent, U.S. registrar and transfer agent, Deutsche Bank AG, London Branch, as principal paying agent and calculation agent and Deutsche Bank Luxembourg S.A., as Luxembourg listing agent, transfer agent and registrar.

“2013 Indenture Senior Secured Notes” means the Issuer’s €150,000,000 Senior Secured Floating Rate Notes due 2019 and $550,000,000 6 1/2% Senior Secured Fixed Rate Notes due 2020 issued under the 2013 Indenture.

“2013 Intercompany Loan” means the loans from the Issuer to Wind dated as of April 29, 2013 and all loans directly or indirectly replacing or refinancing such loan(s) or any portion thereof.

“2014 HY Senior Notes” means the Issuer’s $2,800,000,000 7 3/8% Senior Notes due 2021 and €1,750,000,000 7% Senior Notes due 2021 issued under the 2014 HY Senior Notes Indenture.

“2014 HY Senior Notes Indenture” means that certain indenture, dated as of April 23, 2014 and as amended or waived from time to time, by and between, among others, the Issuer, Wind, as guarantor, BYN Mellon Corporate Trustee Services Limited, as trustee, The Bank of New York Mellon, as U.S. paying agent, The Bank of New York Mellon, London Branch, as principal paying agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg listing agent, transfer agent, Luxembourg paying agent and registrar.

“2014 HY Senior Notes Collateral” means the assets that constitute “HY Notes Security” as defined in the Priority Agreement or in any Additional Priority Agreement.

“2014 Intercompany Loans” means the loans from the Issuer to Wind dated as of April 23, 2014 and all loans directly or indirectly replacing or refinancing such loan(s) or any portion thereof.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging, consolidating, amalgamating or otherwise combining with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents Rights Pledge Agreements” means the agreements entered into from time to time relating to the pledge or assignment by way of security of rights under the Share Purchase Agreement and the Put and Call Option Agreement granted to the Security Agent.

“Additional Fixed Rate Dollar Notes” means additional Fixed Rate Dollar Notes (other than the Initial Fixed Rate Dollar Notes) issued under this Indenture in accordance with Section 2.02 and 2.12 hereof, as part of the same series as the Initial Fixed Rate Dollar Notes.

“Additional Fixed Rate Euro Notes” means additional Fixed Rate Euro Notes (other than the Initial Fixed Rate Euro Notes) issued under this Indenture in accordance with Section 2.02 and 2.12 hereof, as part of the same series as the Initial Fixed Rate Euro Notes.

“Additional Floating Rate Notes” means additional Floating Rate Notes (other than the Initial Floating Rate Notes) issued under this Indenture in accordance with Section 2.02 and 2.12 hereof, as part of the same series as the Initial Floating Rate Notes.

“Additional Notes” means any Additional Fixed Rate Dollar Notes, Additional Fixed Rate Euro Notes and Additional Floating Rate Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise and the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Calculation Agent, Transfer Agent, Authenticating Agent, Paying Agent or additional paying agent.

“Applicable Dollar Note Premium” means, as calculated by the Issuer, with respect to any Dollar Note on any redemption date applicable to the redemption of such Dollar Note, the greater of:

(1)	1.0% of the principal amount of the Dollar Note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Dollar Note at July 15, 2016 (such redemption price being set forth in the table in Section 3.07(c) and being calculated exclusive of accrued and unpaid interest and Additional Amounts), plus (ii) all required interest payments due on the Dollar Note through July 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Dollar Note, if greater.

“Applicable Euro Note Premium” means, as calculated by the Issuer, with respect to any Fixed Rate Euro Note on any redemption date applicable to the redemption of such Fixed Rate Euro Note, the greater of:

(1)	1.0% of the principal amount of the Fixed Rate Euro Note; and

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Fixed Rate Euro Note at July 15, 2016 (such redemption price being set forth in the table in Section 3.07(c) and being calculated exclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Fixed Rate Euro Note through July 15, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Fixed Rate Euro Note, if greater.

“Applicable Floating Rate Note Premium” means, as calculated by the Issuer, with respect to any Floating Rate Note on any redemption date applicable to the redemption of such Floating Rate Note, the greater of:

(1)	1.0% of the principal amount of the Floating Rate Note; and

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Floating Rate Note at July 15, 2015 (such redemption price being set forth in the table in Section 3.07(c) and being calculated exclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Floating Rate Note through July 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points and assuming that the rate of interest on the Floating Rate Notes from the redemption date through July 15, 2015 will equal the rate of interest on the Floating Rate Notes in effect on the applicable redemption date; over

(b) the principal amount of the Floating Rate Note, if greater.

“Applicable Premium” means, (1) with respect to a Fixed Rate Euro Note, the Applicable Euro Note Premium, and (2) with respect to a Fixed Rate Dollar Note, the Applicable Dollar Note Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for Book-Entry Interests in any Global Note, the procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“April 2014 Refinancing Transactions” has the meaning assigned to that term in the Offering Memorandum.

“Asset Acquisition Transaction” means a transaction pursuant to which Wind or one of its Restricted Subsidiaries acquires assets either directly or indirectly after the acquisition of such assets by the Parent and the subsequent transfer of such assets from the Parent to Wind or one or more of its Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; and

(2) the issuance of Equity Interests in any of Wind’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,

provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Wind and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 and/or Section 5.01 and not by the provisions of Section 4.10.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than €25.0 million;

(2) a transfer of assets between or among Wind and its Restricted Subsidiaries;

(3) an issuance, sale or other disposition of Equity Interests by a Restricted Subsidiary of Wind to Wind or to a Restricted Subsidiary of Wind;

(4) the sale, lease, conveyance or other dispositions of products, services, equipment, inventory or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, surplus or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment (including any amendment, modification or supplement, including any waiver, set off or discharge (including by way of exchange, sale or substitution), by Wind or any Restricted Subsidiary of any arrangement connected to the Wind Telecom Loan provided that no actual transfer of cash may be made by Wind or any Restricted Subsidiary as part of such arrangement);

(7) the foreclosure, condemnation or similar action with respect to property or other assets, including the sale or disposition of any assets or property received as a result of a foreclosure by Wind or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(8) the disposition or abandonment of intellectual property of Wind or any Restricted Subsidiary, in each case, that is no longer economically practicable to maintain or is no longer used or useful in the ordinary course of the business of Wind or any Restricted Subsidiary;

(9) the grant of licenses to intellectual property rights to third parties (other than Affiliates of Wind or any of its Restricted Subsidiaries) on an arm’s length basis in the ordinary course of business;

(10) dispositions constituting Liens permitted to be incurred under this Indenture (but not, for the avoidance of doubt, a foreclosure on, a Lien);

(11) the issuance or sale of securities constituting Preferred Stock that is issued by a Subsidiary in a transaction permitted by Section 4.09;

(12) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Issuer, Wind or any Restricted Subsidiary of Wind to such Person) related to such assets;

(13) the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(14) sales or dispositions of receivables in connection with any Qualified Receivables Financing.

“Bankruptcy Law” means (a) Title 11 of the U.S. Code or (b) any other law of the United States (or any political subdivision thereof), Italy (or any political subdivision thereof), Luxembourg (or any political subdivision thereof) or the laws of any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors (including, without limitation, in relation to Luxembourg and any corporate entity incorporated under the laws of Luxembourg, bankruptcy (faillite), its judicial liquidation (liquidation judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement) or controlled management (gestion contrôlée).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board of directors (or analogous governing body) or committee of such Person serving a similar function.

“Book Entry Interest” means one or more Euro Book Entry Interests and Dollar Book Entry Interests.

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1) “Comparable German Bund Issue” means (i) for the purposes of the Applicable Euro Rate Note Premium, the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to July 15, 2016, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 15, 2016; provided, however, that, if the period from such redemption date to July 15, 2016, is less than one year, a fixed maturity of one year shall be used; and (ii) for the purposes of the Applicable Floating Rate Note Premium, the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to July 15, 2015, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 15, 2015; provided, however, that, if the period from such redemption date to July 15, 2015, is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day in Frankfurt preceding the relevant date.

“Business Day” means a day (other than Saturday or Sunday) on which banks and financial institutions are open in New York, Luxembourg and London.

“Calculation Agent” means an agent appointed by the Issuer to calculate the interest rate payable on the Floating Rate Notes in respect of each interest period, which shall initially be Deutsche Bank AG, London Branch.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Debt” means any Indebtedness that is not Non-Public Debt.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Distribution” means a cash distribution or dividend out of distributable reserves, including the share premium reserve, or loan to the Parent to effect the April 2014 Refinancing Transactions plus an aggregate amount equal to (without double counting) associated transaction costs, fees (including consent fees), expenses, stamp duty or other similar taxes, call premium, accrued but unpaid interest (including payment of accrued and unpaid interest through July 15, 2014 and the pre-payment premium thereon to the extent not otherwise included thereon).

“Cash Equivalents” means:

(1) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the Pre-Expansion European Union

(including any agency or instrumentality thereof) or of the United States of America (including any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the Pre-Expansion European Union or the United States of America, as the case may be, and which are not callable or redeemable at the issuer’s option;

(2) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the Pre-Expansion European Union or of the United States of America or any state thereof; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of €250 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A-” or higher by S&P or the equivalent rating category of another internationally recognized rating agency;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s or S&P or the equivalent rating category of another internationally recognized rating agency and, in each case, maturing within one year after the date of acquisition;

(5) securities maturing not more than one year after the date of acquisition issued by, or unconditionally guaranteed by, the government of any state, commonwealth or territory (including any agency or instrumentality thereof) of any member state of the Pre-Expansion European Union or of the United States of America, the payment of which is backed by the full faith and credit of the relevant state, commonwealth or territory and which is rated “P-2” (or, if such ratings categories are changed, the substantially equivalent ratings) or higher by to Moody’s or “A-1” (or, if such ratings categories are changed, the substantially equivalent ratings) or higher by to S&P’s or the equivalent rating category of another internationally recognized rating agency; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Wind and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder and/or a Related Party of a Principal;

(2) the adoption of a plan for the liquidation or dissolution of the Issuer or Wind;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), other than a Permitted Holder and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly of more than 50% of the Voting Stock of Wind, measured by voting power rather than number of shares;

(4) if at any time (a) the Issuer shall not constitute a direct Restricted Subsidiary of Wind or (b) Wind shall fail to directly own all of the Capital Stock of the Issuer directly owned by Wind on the Issue Date or acquired by Wind after the Issue Date other than in a transaction that complies with Section 5.01; or

(5) after an initial public offering of Wind or any Parent Holdco of Wind, the first day on which a majority of the members of the Board of Directors of Wind are not Continuing Directors.

provided that, in the case of the preceding clauses (1), (3) and (5), a Change of Control shall not be deemed to have occurred if such Change of Control is a Specified Change of Control Event.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means any and all assets from time to time in which a security interest has been or will be granted on the Issue Date or thereafter pursuant to any Security Document to secure the Obligations under this Indenture, the Notes and/or any Note Guarantee.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means Deutsche Bank AG, London Branch.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, and Receivables Fees; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it (a) represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period or (b) is an Identified Non-Cash Expense) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses (including any Identified Non-Cash Expenses) were deducted in computing such Consolidated Net Income; plus

(5) the cumulative effect of a change in accounting principles; plus

(6) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; plus

(7) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness; plus

(8) any goodwill or other intangible asset impairment charge; minus

(9) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with IFRS.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses (including any Identified Non-Cash Expenses) of, such specified Person or any Restricted Subsidiary of such specified Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of any such Person only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in the calculation of Consolidated Net Income.

“Consolidated Leverage” means, with respect to any Person as of any date of determination, the sum without duplication of (1) the total amount of Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis, plus (2) an amount equal to the greater of the liquidation preference or the maximum fixed redemption or repurchase price of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person (but not giving effect to any additional Indebtedness to be incurred on the date of determination as part of the same transaction or series of transactions pursuant to Section 4.09(b) other than any such additional Indebtedness incurred under clause (xiv) of Section 4.09(b), for purposes of calculating the Consolidated Leverage Ratio pursuant to either (a) the definition of a Specified Change of Control Event, or (b) clause (xv) of Section 4.07(b), the incurrence of which is itself subject to the Consolidated Leverage Ratio); provided that, solely for purposes of calculating the Consolidated Leverage Ratio for purposes of (a) clause (xiv) of the definition of Permitted Debt or (b) the definition of Specified Change of Control Event, the Consolidated Leverage shall be calculated by deducting from the Consolidated Leverage the amount of cash and cash equivalents (other than cash or cash equivalents received upon the incurrence of Indebtedness by such Person or any of its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture) that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date in accordance with IFRS; provided further, in all cases, to the extent any amount is irrevocably held by a note trustee or escrow agent for application by it against any Indebtedness on a designated repayment date then, to the extent such amount does not constitute cash, for the purposes of this definition only, such amount shall be treated as cash and Cash Equivalents.

“Consolidated Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Leverage of such Person on such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which financial statements are available; provided, however, that for purposes of calculating the Consolidated Cash Flow for such period:

(1) acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or otherwise, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries (including Persons who become Restricted Subsidiaries as a result of such increase), during the four quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Leverage Ratio is made (the “Calculation Date”) (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated Cash Flow associated therewith, the pro forma calculation (which may include anticipated expense and cost reduction synergies) shall be determined in good faith by a responsible financial or accounting Officer of Wind. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(iii)(A), the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders; provided, however, that the Net Income of any Restricted Subsidiary of the specified Person subject to any such restriction shall not be excluded to the extent such restriction is permitted pursuant to Section 4.08(b)(i), (ii), (iii), (iv), (viii) or (ix) or such restriction has been waived or otherwise released, provided further, that the specified Person’s equity in the Net Income of any such Restricted Subsidiary for such period will be included in the calculation of Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the specified Person or another Restricted Subsidiary of the specified Person as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary of the specified Person, to the limitation contained in this clause);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any capitalized interest on Subordinated Shareholder Debt of Wind will be excluded;

(5) the impact of any Refinancing Transactions and the costs related thereto (including, but limited to fees (legal, accounting, agency or otherwise), consent fees, issue discount and hedging costs) incurred in connection with the Refinancing Transactions (but, for the avoidance of doubt, excluding the nominal interest accrued or paid on the principal amount of Indebtedness raised in such Refinancing Transactions and the Credit Agreement) will be excluded; and

(6) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Senior Secured Net Leverage” means, with respect to any Person as of any date of determination, (1) the sum without duplication of the total amount of Senior Secured Debt of such Person and its Restricted Subsidiaries on a consolidated basis, less (2) the amount of cash and cash equivalents (other than cash or cash equivalents received upon the incurrence of Indebtedness by such Person or any of its Restricted Subsidiaries and not immediately or subsequently applied or used for any purpose not prohibited by this Indenture) that would be stated on the balance sheet of such Person and its Restricted Subsidiaries as of such date in accordance with IFRS; provided that, in all cases, to the extent any amount is irrevocably held by a note trustee or escrow agent for application by it against any Indebtedness on a designated repayment date then, to the extent such amount does not constitute cash, for the purposes of this definition only, such amount shall be treated as cash and Cash Equivalents.

“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (a) the Consolidated Senior Secured Net Leverage of such Person on such date to (b) the Consolidated Cash Flow of such Person for the four most recent full fiscal quarters ending immediately prior to such date for which financial statements are available; provided, however, that for purposes of calculating the Consolidated Cash Flow for such period:

(1) acquisitions of any Person, business or group of assets that constitutes an operating unit or division of a business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations, amalgamations or otherwise, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries (including Persons who become Restricted Subsidiaries as a result of such increase), during the four quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (the “Calculation Date”) (including transactions giving rise to the need to calculate such Consolidated Leverage Ratio) will be given pro forma effect as if they had occurred on the first day of the four quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of on or prior to the Calculation Date (including transactions giving rise to the need to calculate such Consolidated Senior Secured Leverage Ratio), will be excluded;

(3) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four quarter period; and

(4) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Sale, Investment or acquisition, the amount of income or earnings relating thereto or the amount of Consolidated Cash Flow associated therewith, the pro forma calculation (which may include anticipated expense and cost reduction synergies) shall be determined in good faith by a responsible financial or accounting Officer of Wind. In determining the amount of Indebtedness outstanding on any date of determination, pro forma effect will be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Total Assets” means the consolidated total assets of Wind and its Restricted Subsidiaries as shown on the consolidated balance sheet of Wind prepared in accordance with, and as provided for by, IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Wind who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or appointment, or was designated or appointed by a Permitted Holder and/or any Related Parties.

“Corporate Reorganization Transactions” shall have the meaning assigned to such term in the Offering Memorandum under the caption “Definitions” which for the avoidance of doubt includes the Issuer Expansion Activities and the Issuer Distribution.

“Credit Agreement” means that certain agreement, dated November 26, 2010 and as amended and/or restated from time to time, relating to credit facilities for Wind arranged by the financial institutions named therein with The Royal Bank of Scotland plc, Milan Branch as facility agent and security agent, including any related notes, bonds, debentures, guarantees, collateral documents, instruments, indenture, trust deed and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time without limitation as to amount outstanding or committed, the identity of the lenders or investors, or the maturity, terms, conditions, covenants or other provisions thereof in accordance with Section 4.09.

“Credit Agreement Agent” means the Facility Agent, as defined in the Credit Agreement.

“Credit Agreement Business Day” shall have the meaning assigned to the term “Business Day” in the Credit Agreement.

“Credit Facilities” means one or more debt facilities (including, without limitation, debt facilities made available under, or in accordance with, the Credit Agreement) or commercial paper facilities or indentures (including, for the avoidance of doubt, the Floating Rate Notes issued under this Indenture on the Issue Date) or trust deeds or note purchase agreements, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to other entities formed to borrow from such lenders against such receivables) letters of credit, bonds, notes, debentures or other corporate debt instruments, in each case, as amended, extended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time by one or more credit agreements or debt facilities (and whether or not with the parties to the Credit Agreement) without limitation as to amount outstanding or committed, the identity of the lenders or investors, or the maturity, terms, conditions, covenants or other provisions thereof.

“Credit Support Assets” means, collectively, (1) the Collateral and (2) any asset of Wind and Wind’s other Restricted Subsidiaries (other than assets that constitute Collateral) subject to a Lien securing the Obligations under the Credit Facilities (including, pursuant to a “privilegio speciale” and a pledge over intellectual property rights of Wind).

“Currency Exchange Protection Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option, cap, floor, ceiling or collar or agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates as to which such Person is a party.

“Custodian” means, with respect to the Fixed Rate Dollar Global Notes, Deutsche Bank Trust Company Americas, and any and all successors thereto appointed as Custodian hereunder and having become such pursuant to the applicable provision of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Sections 2.06, 2.07 and 2.09, substantially in the form of Exhibit A hereto and bearing the Private Placement Legend, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Wind or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, in respect of the Dollar Notes, or Euroclear and Clearstream, in respect of the Euro Notes, in each case, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Indebtedness” means (1) any Indebtedness outstanding under the Credit Agreement; and (2) any other Indebtedness permitted under this Indenture, the aggregate principal amount of which is €100.0 million or more (including the amount of all undrawn commitments and matured and contingent reimbursement obligations), in each case, that is designated by Wind in an Officer’s Certificate delivered to the Trustee as “Designated Indebtedness” for purposes of this Indenture.

“Direction and Coordination” and the expression “Direct and Coordinate” shall have the meaning given to the expression “direzione e coordinamento” under and for the purpose of Article 2497 et seq. of the Italian Civil Code, it being understood, however, that the possible triggering of a prima facie presumption under Article 2497 sexies as a consequence of the consolidation of the Issuer’s accounts and Wind’s accounts shall in no event constitute “Direction and Coordination” for the purposes indicated herein.

“Director” means a member of the Board of Directors.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Wind to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Wind may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Wind and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“dollar” or “$” means the lawful currency of the United States of America.

“DTC” means The Depositary Trust Company, a limited-purpose trust company under New York law.

“Eligible Acquiror” means:

(1)	any company or corporation:

(a)	the shares of which are listed upon any “Recognised Investment Exchange” (as defined by the UK Financial Services and Markets Act 2000, as amended or supplemented from time to time), any “Recognised Overseas Investment Exchange” (as defined by the UK Financial Services and Markets Act 2000, as amended or supplemented from time to time) or any “Designated Investment Exchange” (as designated as such by the UK Financial Conduct Authority, or any successor thereto ); and

(b)	which has a Market Capitalization that is equal to or greater than VimpelCom Limited’s Market Capitalization; and

(c)	which holds (or a Subsidiary of which holds) any licence to provide mobile telephony services in (i) a member state of the European Union, (ii) Canada, (iii) Switzerland and/or (iv) the United States of America; and/or

(2)	any one or more Subsidiaries of a person falling within the preceding clause (1).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Capital Stock (other than to Wind or to any of Wind’s Restricted Subsidiaries) (1) that is a sale of Capital Stock of Wind or a Parent Holdco of Wind (other than Disqualified Stock or through Excluded Contributions) other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions, and (2) if such sale is of the Capital Stock of a Parent Holdco of Wind, the proceeds of which are contributed as Subordinated Shareholder Debt or to the equity (other than through the issuance of Disqualified Stock or through Excluded Contributions) of Wind or any of its Restricted Subsidiaries.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in the Financial Times in the “Currency Rates” section (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by Wind) on the date of such determination. Except as expressly provided otherwise, whenever it is necessary to determine whether Wind or any of its Restricted Subsidiaries have complied with any covenant or other provision in this Indenture or if there has occurred an Event of Default and an amount is expressed in a currency other than euro, such amount will be treated as the Euro Equivalent determined as of the date such amount is initially determined in such non-euro currency.

“Euro MTF Market” means the Euro MTF Market, the alternative market of the Luxembourg Stock Exchange.

“Euro Notes” means the Fixed Rate Euro Notes and the Floating Rate Notes.

“Euro-zone” means the region composed of member states of the European Union that at the relevant time have adopted the euro.

“Euroclear” means Euroclear Bank, S.A./N.V. as operator of the Euroclear system.

“European Union” means the European Union, including any country which is as of the Issue Date, or becomes after the Issue Date, a member of the European Union.

“Excess Proceeds” means any Net Proceeds from an Asset Sale that are not applied or invested as provided, and within the time period set forth, in Section 4.10(b).

“Excluded Contribution” means net cash proceeds received by Wind as capital contributions to Wind after the Issue Date (other than any such cash proceeds, property or assets that are Excluded Amounts) or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock) of Wind or a share capital increase or the incurrence by Wind of Subordinated Shareholder Debt, in each case, to the extent designated as an Excluded Contribution on the date on which such Excluded Contribution was received pursuant to an Officer’s Certificate of Wind.

“Existing Indebtedness” means Indebtedness of Wind and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Floating Rate Notes issued under this Indenture on the Issue Date) in existence on the date of this Indenture, until such amounts are repaid, including, without limitation, Indebtedness under the Fixed Rate Notes issued under this Indenture on the Issue Date, the 2013 Indenture and the 2014 HY Senior Notes Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Wind (unless otherwise provided in this Indenture).

“Finance Company” means the Issuer and any corporation, association or business entity, one of the purposes of which, among other things, is for borrowing funds or issuing securities and lending the proceeds to Wind.

“Fitch” means Fitch Ratings.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense (but excluding such interest on Subordinated Shareholder Debt) of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, federal, state, regulatory and local (as applicable) statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with IFRS.

Notwithstanding any of the foregoing, Fixed Charges shall not include (i) any interest accrued, capitalized or paid in respect of Subordinated Shareholder Debt, (ii) any commissions, discounts, yield and other fees and charges related to Qualified Receivables Financing and (iii) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under IFRS as in effect on the Issue Date.

“Fixed Rate Dollar Book-Entry Interest” means a beneficial interest in a Fixed Rate Dollar Global Note held by or through a Participant.

“Fixed Rate Dollar Definitive Registered Note” means a Definitive Registered Note in respect of the Fixed Rate Dollar Notes bearing the Private Placement Legend in a minimum principal amount at maturity of $200,000 and integral multiples of $1,000 above $200,000.

“Fixed Rate Dollar Global Note” means the 144A Fixed Rate Dollar Global Notes and the Regulation S Fixed Rate Dollar Global Notes.

“Fixed Rate Dollar Notes” or “Dollar Notes” means the Fixed Rate Dollar Global Notes and the Fixed Rate Dollar Definitive Registered Notes.

“Fixed Rate Euro Book-Entry Interest” means a beneficial interest in a Fixed Rate Euro Global Note held by or through a Participant.

“Fixed Rate Euro Definitive Registered Note” means a Definitive Registered Note in respect of the Fixed Rate Euro Notes bearing the Private Placement Legend in a principal amount of €100,000 and integral multiples of €1,000 above €100,000.

“Fixed Rate Euro Global Note” means the 144A Fixed Rate Euro Global Notes and the Regulation S Fixed Rate Euro Global Notes, collectively.

“Fixed Rate Euro Notes” means the Fixed Rate Euro Global Notes and the Fixed Rate Euro Definitive Registered Notes, collectively.

“Fixed Rate Global Notes” means the Fixed Rate Dollar Global Note and the Fixed Rate Euro Global Notes.

“Floating Rate Book-Entry Interest” means a beneficial interest in a Floating Rate Global Note held by or through a Participant.

“Floating Rate Definitive Registered Note” means a Definitive Registered Note in respect of the Floating Rate Notes bearing the Private Placement Legend in a principal amount of €100,000 and integral multiples of €1,000 above €100,000.

“Floating Rate Global Note” means the 144A Floating Rate Global Notes and the Regulation S Floating Rate Global Notes, collectively.

“Floating Rate Notes” means the Floating Rate Global Notes and the Floating Rate Definitive Registered Notes, collectively.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Global Notes, substantially in the form of Exhibit A hereto, bearing the Private Placement Legend and the Global Note Legend, issued in accordance with Sections 2.01, 2.06(b), 2.06(d) or 2.06(e).

“Government Securities” means securities that are:

(1) issued or directly and fully and unconditionally guaranteed or insured by the United States government, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government; or

(2) issued or directly and fully and unconditionally guaranteed or insured by a member state of the European Union, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith audit obligation of such government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the U.S. Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each of (1) Wind and (2) any other Person that executes a Note Guarantee in accordance with the provisions of this Indenture and the Priority Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements intended to manage interest rates or interest rate risk;

(3) other agreements or arrangements intended to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements intended to protect such Person against operating exposures (including but not limited to hedging in respect of energy prices and inflation risk).

“Hedging Receivables Assignment Agreements” means each of the agreements pursuant to which the Issuer and Wind grants a Lien on any hedging receivables, including the agreement to be entered into on the Issue Date.

“Holder” means a Person in whose name a Note is registered in the Register.

“Identified Non-Cash Expense” means, with respect to any specified Person for any period, allowances for doubtful accounts expense, provisions for charges related to Universal Service Contributions, other recurring operating accruals and any other similar expenses or charges.

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency) and as adopted by the European Union and in effect on the Issue Date, or, with respect to Section 4.03 as in effect from time to time.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding (a) accrued expenses and trade payables and (b) Subordinated Shareholder Debt), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; or

(7) representing the maximum fixed purchase price of Disqualified Stock,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this indenture, as it may be amended, modified or supplemented from time to time.

“Indirect Participant” means a Person who holds a Book-Entry Interest in a Global Note through a Participant.

“Initial Fixed Rate Dollar Notes” means the first $1,900,000,000 aggregate principal amount of Fixed Rate Dollar Notes issued under this Indenture on the date hereof.

“Initial Fixed Rate Euro Notes” means the first €2,100,000,000 aggregate principal amount of Fixed Rate Euro Notes issued under this Indenture on the date hereof.

“Initial Floating Rate Notes” means the first €575,000,000 aggregate principal amount of Floating Rate Notes issued under this Indenture on the date hereof.

“Initial Intercompany Loan” means the loan from the Issuer to Wind pursuant to the Intercompany Loan Agreement.

“Initial Notes” means the Initial Fixed Rate Dollar Notes, the Initial Fixed Rate Euro Notes and the Initial Floating Rate Notes.

“Intercompany Loans” means (1) the Initial Intercompany Loan and (2) any other loan from the Issuer to Wind permitted by this Indenture pursuant to a loan agreement with such terms and conditions that do not violate this Indenture or the Priority Agreement.

“Intercompany Loan Agreement” means that certain loan agreement, dated or amended and restated as of the Issue Date, by and between the Issuer and Wind pursuant to which the Initial Intercompany Loan was made, as the same may be amended from time to time in accordance with the terms of this Indenture.

“Intercompany Loan Assignment Agreements” means the security assignments relating to the assignment of the rights under the Intercompany Loans, the 2013 Intercompany Loans and/or the 2014 Intercompany Loans.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel, payroll and similar advances to directors, officers, employees, consultants and agents made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS. If Wind or any Subsidiary of Wind sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Wind such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Wind, Wind will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Wind’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by Wind or any Subsidiary of Wind of a Person that holds an Investment in a third Person will be deemed to be an Investment by Wind or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the first date on which any Notes are issued.

“Issuer” means Wind Acquisition Finance S.A. until a successor replaces it in accordance with the provisions of this Indenture, after which, “Issuer” shall mean such successor.

“Issuer Account Pledge Agreement” means each of the agreements pursuant to which the Issuer grants a Lien on any of its bank accounts, including the agreement to be entered into on the Issue Date.

“Issuer Distribution” means the payment of dividends or the making of distributions by the Issuer to Wind from time to time.

“Issuer Expansion Activities” means the expansion of the scope of business activities of the Issuer, among other things, (i) to provide certain services to Wind and/or other members of the Wind Telecom Group on terms no less favorable than those that could reasonably have been obtained in a comparable arms’ length arrangement between the Issuer and an unaffiliated party; (ii) to incur Hedging Obligations; (iii) to make investments of the kind set out in the definition of “Permitted Investments”; (iv) to incur (or allowing another finance company to incur) Indebtedness in compliance with this Indenture; (v) to guarantee (or allowing another finance company to guarantee) other Indebtedness of Wind and its Restricted Subsidiaries that is otherwise permitted to be incurred under this Indenture; and (vi) allow the payment by Wind to the Issuer of a guarantee fee in exchange for the incurrence by the Issuer of any Issuer guarantee permitted by (v) above and allow the payment by the Issuer of a guarantee fee to Wind for any guarantees of its Indebtedness.

“Issuer Share Pledge Agreement” means the share pledge agreement governed by Luxembourg law, dated November 26, 2010 and entered into by Wind as pledgor over the shares of the Issuer, as confirmed from time to time.

“Italian Civil Code” means the Italian Codice Civile as approved by Italian Royal Decree No. 262 of March 16, 1942, as amended from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing or similar statement under the laws of any jurisdiction; provided that, for the avoidance of doubt, in no event will an operating lease constitute a lien.

“listed” means, in relation to the Euro MTF Market, the admission to trading of the Notes and the listing of the Notes on the Official List of the Luxembourg Stock Exchange, and “listing” shall be construed accordingly.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Market Capitalization” means:

(1)	with respect to an Eligible Acquiror, the average of the daily closing share price of such company for the 10 day period prior to the announcement of the sale or merger transaction multiplied by the number of issued shares and, where necessary, converted into euro on the date of announcement of the sale or merger transaction;

(2)	with respect to VimpelCom Limited, the average of the daily closing share price of such company for the 10 day period prior to March 19, 2014 multiplied by the number of issued shares and, where necessary, converted into euro on the date of discharge of the PIK Notes in accordance with the indenture governing the PIK Notes.

For the purposes of the foregoing clauses (1) and (2) of this definition, where necessary, the amount should be determined (a) for so long as the Credit Agreement remains outstanding, by using the Credit Agreement Agent’s spot rate of exchange or (b) if the Credit Agreement is not outstanding, pursuant to the definition of Euro Equivalent set forth in this Indenture.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock or Subordinated Shareholder Debt or other contribution to the equity of Wind, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with IFRS and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Wind or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS.

“Non-Public Debt” means:

(1) Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies and mezzanine lenders; and

(2) any other Indebtedness; provided that it (a) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the U.S. Securities Act, (b) does not clear or settle through the facilities of the Euroclear, Clearstream, DTC or any similar facilities, (c) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (d) is not marketed in an underwritten securities offering and (e) if placed with or through an agent, the agent does not place it with its high yield bond accounts.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Wind nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Wind or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Wind or any of its Restricted Subsidiaries.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture (except as otherwise provided in this Indenture), and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities or amounts payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum, dated June 24, 2014, relating to the initial offer of the Notes.

“Officer” means the Chairman of the Board, any Managing Director, the President, any Vice President, the Treasurer or the Secretary of a Person or any equivalent position.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means an opinion in writing from and signed by legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.04. The counsel may be an employee of or counsel to the Issuer, Wind, any Restricted Subsidiary of Wind or the Trustee.

“outstanding” means, in relation to the Notes of any series as of any date of determination, all the Notes of such series issued other than:

(1) Notes of such series which have been redeemed pursuant to this Indenture;

(2) Notes of such series in respect of which the date for redemption in accordance with this Indenture has occurred and the redemption moneys including premium, if any, and all interest and Additional Amounts, if any, payable thereon have been duly paid to the Trustee or to the Principal Paying Agent in the manner provided herein (and where appropriate notice to that effect has been given to the relative Holders) and remain available for payment against presentation of the relevant Notes of such series;

(3) Notes of such series which have been purchased and cancelled in accordance with Sections 3.09, 4.10 or 4.15;

(4) mutilated or defaced Notes of such series which have been surrendered and cancelled and in respect of which replacements have been issued in accordance with Section 2.07;

(5) (for the purpose only of ascertaining the principal amount of the Notes of any series outstanding and without prejudice to the status for any other purpose of the relevant Notes of such series) Notes of such series which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

(6) any Global Note of such series to the extent that it shall have been exchanged for another Global Note of such series or for Definitive Registered Notes of such series pursuant to its provisions;

provided that for each of the following purposes, namely:

(1) the right to vote of any Holders in respect of any direction, waiver or consent delivered in accordance with the terms of this Indenture;

(2) the determination of how many and which Notes of any series are for the time being outstanding for the purposes of Sections 6.01 through 6.06 (inclusive), 6.11, 7.08 and 9.02;

(3) any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

(4) the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to (or, as the case may be, adversely affects) the interests of the Holders or any of them,

Notes (if any) of any series which at such date of determination are held by or on behalf of the Issuer or any Affiliate of the Issuer shall be deemed not to remain outstanding, except that, in determining whether the Trustee will be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes of such series which a Responsible Officer of the Trustee actually knows to be so owned will be so disregarded.

“Parent” means Wind Acquisition Holdings Finance S.p.A., a società per azioni incorporated and existing under the laws of Italy and the direct parent entity of Wind and any successor (including any successor direct parent entity).

“Parent Holdco” means any Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Stock and/or Capital Stock of Wind, either directly or through one or more Subsidiaries.

“Parent PIK Debt” means the loans, the proceeds of which were lent to the Parent pursuant to an intercompany loan dated December 15, 2009.

“Pari Passu Indebtedness” means (1) any Indebtedness of the Issuer that is pari passu in right of payment to the Notes and (2) with respect to any Note Guarantee, Indebtedness which ranks pari passu in right of payment to such Note Guarantee; provided that neither the 2014 HY Senior Notes nor any Permitted Refinancing Indebtedness incurred under Clause (4) of the definition of Permitted Debt to the extent such Permitted Refinancing Indebtedness is incurred in respect of the 2014 HY Senior Notes will be deemed to constitute Pari Passu Indebtedness.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means (1) any business in which Wind or any of its Restricted Subsidiaries are engaged in on the Issue Date; (2) any business activity relating to the providing of telecommunications services; and (3) any other business that is a reasonable extension, development or expansion of, or ancillary or complementary to, any of the foregoing, in each case, to the extent such business activity is conducted in any member state of the European Union, Switzerland, Canada or the United States.

“Permitted Collateral Liens” means:

(1) Liens on any Collateral to secure the Notes and the Note Guarantees issued on the Issue Date;

(2) Liens on any Credit Support Assets to secure Indebtedness that is permitted to be incurred by clause (1) of the definition of “Permitted Debt;” provided that all property and assets (including, without limitation, the Credit Support Assets) securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis (other than, to the extent such Lien would violate applicable law, Credit Support Assets that do not constitute Collateral to the extent such assets are subject to the loss sharing provisions of the Priority Agreement (or the corresponding provisions in any additional intercreditor agreement or priority agreement)); provided further that each of the parties to the agreements giving rise to such Indebtedness will have entered into the Priority Agreement (or be deemed a party thereto pursuant to such agreements) as “Senior Facilities Creditors” or “Senior Secured Notes Creditors” (or other category of creditors with substantially identical rights and obligations as the “Senior Secured Notes Creditors”), as applicable, (or the corresponding term in any additional intercreditor agreement or priority agreement);

(3) Liens on any Credit Support Assets to secure Designated Indebtedness of the Issuer or a Guarantor that is Designated Indebtedness and that is permitted to be incurred by Section 4.09(a) or Section 4.09(b)(xvi); provided that on the date of the incurrence of such Indebtedness and on a pro forma basis (including the pro forma application of the net proceeds therefrom) Wind’s Consolidated Senior Secured Leverage Ratio is less than 3.5 to 1.0; provided that all property and assets (including, without limitation, the Credit Support Assets)

securing such Indebtedness also secures the Notes and the Note Guarantees, if such Indebtedness is either Pari Passu Indebtedness or is Indebtedness benefiting from a guarantee that is Pari Passu Indebtedness, on a senior or pari passu basis (other than, to the extent such Lien would violate applicable law, Credit Support Assets that do not constitute Collateral to the extent such assets are subject to the loss sharing provisions of the Priority Agreement (or the corresponding provisions in any additional intercreditor agreement or priority agreement)) or, if such Indebtedness is subordinated Indebtedness, on a priority basis; provided further that each of the parties thereto will have entered into the Priority Agreement, in the case of subordinated Indebtedness as “Senior Facilities Creditors” or “Senior Secured Notes Creditors” (or other category of creditors with substantially identical rights and obligations as the “Senior Secured Notes Creditors”), as applicable, (or the corresponding term in any additional intercreditor agreement or priority agreement) or, in the case of subordinated Indebtedness, the appropriate term reflecting such ranking;

(4) Liens on any Credit Support Assets to secure Indebtedness under the 2013 Indenture Senior Secured Notes and guarantees thereof; provided that all property and assets (including, without limitation, the Credit Support Assets) securing such Indebtedness also secures the Notes and the Note Guarantees on a pari passu basis; provided further that each of the parties to the agreements giving rise to such Indebtedness will have entered into the Priority Agreement (or be deemed a party thereto pursuant to such agreements) as “Senior Secured Notes Creditors” (or other category of creditors with substantially identical rights and obligations as the “Senior Secured Notes Creditors”) (or the corresponding term in any additional intercreditor agreement or priority agreement);

(5) Liens on the 2014 HY Senior Notes Collateral to secure (i) Indebtedness under the 2014 HY Senior Notes and guarantees thereof and/or (ii) Designated Indebtedness of the Issuer or a Guarantor that is permitted to be incurred by by Section 4.09(a), Section 4.09(b)(xvi) or Section 4.09(xviii); provided that such Lien ranks junior to the Liens on the 2014 HY Senior Notes Collateral securing the Notes and the Note Guarantees; provided further that each of the parties thereto will have entered into the Priority Agreement as “HY Notes Creditors” (or the corresponding term in any amendment to the Priority Agreement or additional intercreditor agreement or priority agreement);

(6) Liens on the Credit Support Assets to secure Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge, any Indebtedness which is secured by a Lien on the Collateral pursuant to the preceding clauses (1), (3), (4), (5) or this clause (6); provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes and the Note Guarantees with priority with respect to the Permitted Refinancing Indebtedness substantially similar to that of the Indebtedness which is being exchanged, renewed, refunded, refinanced, replaced or discharged (other than, to the extent such Lien would violate applicable law, Credit Support Assets that do not constitute Collateral to the extent such assets are subject to the loss sharing provisions of the Priority Agreement (or the corresponding provisions in any additional intercreditor agreement or priority agreement)); provided further that each of the parties thereto will have entered into the Priority Agreement or, if relevant, any additional intercreditor agreement or priority agreement;

(7) Liens on the Credit Support Assets securing obligations under Hedging Obligations that relate solely to Indebtedness referred to in clauses (1) through (6) above or securing obligations described under paragraph (4) of the definition of Hedging Obligations and permitted to be incurred by Section 4.09(b)(vii); provided that all property and assets (including, without limitation, the Collateral) securing such Indebtedness also secures the Notes and the Note Guarantees on a senior or pari passu basis (other than, to the extent such Lien would violate applicable law, Credit Support Assets that do not constitute Collateral to the extent such assets are subject to the loss sharing provisions of the Priority Agreement (or the corresponding provisions in any additional intercreditor agreement or priority agreement)); provided further that each of the parties thereto will have entered into the Priority Agreement as a “Hedging Bank” (or the corresponding term in any additional intercreditor agreement or priority agreement); and

(8) Liens on the Credit Support Assets (other than Collateral consisting of Capital Stock of a subsidiary of the Parent or on any Intercompany Loan) that are described in one or more of clauses (2), (3), (4), (5), (7), (8), (9), (12), (15) and (16) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Liens over the Collateral.

Permitted Collateral Liens on Credit Support Assets (including pursuant to a “privilegio speciale” or on intellectual property rights) other than assets that constitute Collateral may not secure Capital Markets Debt unless such assets also secure the Notes and the Note Guarantees on a senior or pari passu basis with the lenders under the Credit Agreement. Proceeds from the enforcement of any Permitted Collateral Lien (other than as permitted by the preceding clause (8) on any Credit Support Asset shall be subject to the loss sharing provisions of the Priority Agreement and will be shared pro rata among the senior creditors benefiting from Permitted Collateral Liens on such assets, including the Holders of the Notes.

“Permitted Holder” means (1) VimpelCom Limited or any of its Subsidiaries (but, for the avoidance of doubt, not any shareholder of VimpelCom Limited) or (2) an Eligible Acquiror or (3) any person or group whose acquisition of beneficial ownership constitutes (a) a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or (b) a Change of Control which is also a Specified Change of Control Event, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Wind or in a Restricted Subsidiary of Wind;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Wind or any Restricted Subsidiary of Wind in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Wind; or

(b) such Person is merged, consolidated, amalgamated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Wind or a Restricted Subsidiary of Wind;

(4) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made in compliance with Section 4.10, or (ii) any other dispositions of property or assets or the issuance or sale of Equity Interests not constituting an Asset Sale and otherwise not prohibited by this Indenture;

(5) any acquisition of assets or Capital Stock in exchange for (i) the issuance of Equity Interests (other than Disqualified Stock) of Wind or Equity Interests of any Parent Holdco or (ii) Subordinated Shareholder Debt;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Wind or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors or employees made in the ordinary course of business of Wind or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed €10.0 million at any one time outstanding;

(9) Investments in (a) the Notes, the 2013 Indenture Senior Secured Notes or the 2014 HY Senior Notes and (b) any Indebtedness or securities which are a securitization of, or relate to an economic participation or interest in, the Notes of the type referred to in the preceding clause (a);

(10) Investments represented by bank deposits, trade credit, advances to customers, and accounts and notes receivable created or acquired in the ordinary course of business;

(11) Investments existing on the date of this Indenture (or in respect of which a binding commitment to make such Investment exists on the date of this Indenture in any Person in a Permitted Business) and any extension, modification or renewal of such Investments or commitments, but only to the extent such extension, modification or renewal does not involve additional (or in the case of commitments, increase the amount of committed) advances, contributions or other Investments (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment or commitment as in effect on the date of this Indenture);

(12) Investments where such Investment was acquired by Wind or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Wind or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by Wind or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13) Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Wind or any of its Restricted Subsidiaries;

(14) Investments held by a Person that becomes a Restricted Subsidiary, provided that such Investments were not acquired in contemplation of the acquisition of such Person;

(15) Investments consisting of deposits made in connection with self-insurance;

(16) Investments in an entity formed for the primary purpose of issuing securities or other indebtedness the gross or net proceeds of which will be on-lent to Wind or a Restricted Subsidiary;

(17) Investments consisting of (a) guarantees of Indebtedness permitted to be incurred under Section 4.09, and (b) performance guarantees that do not constitute Indebtedness entered into by Wind or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practice;

(18) any Investment made as a result of the contribution of the Towers Infrastructure into a Towers Entity (including any Investment in a Towers Entity where such Investment was acquired by Wind or any of its Restricted Subsidiaries in exchange for the contribution of the Towers Infrastructure into a Towers Entity) and any Investment constituting Equity Interests in a Towers Entity and, in each case, to the extent such transaction resulting in the relevant Investment would have constituted an Asset Sale but for clause (6) of the second paragraph of the definition thereof, such transaction would have complied with Section 4.10;

(19) other Investments in any Person in a Permitted Business having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding not to exceed €300.0 million;

(20) any Investments as part of a Cash Distribution, and the amendment, modification or supplement, including any waiver, maturity extension, set off or discharge (including by way of exchange, sale or substitution), by Wind or any Restricted Subsidiary of any arrangement connected to such Investment; and

(21) any amendment, modification or supplement, including any waiver, set off or discharge (including by way of exchange, sale or substitution), by Wind or any Restricted Subsidiary of any arrangement connected to the Wind Telecom Loan provided that no actual transfer of cash may be made by Wind or any Restricted Subsidiary as part of such arrangement.

“Permitted Liens” means:

(1) Liens in favor of the Issuer, Wind or any of its Restricted Subsidiaries that is a Guarantor;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated, amalgamated or otherwise combined with Wind or any Subsidiary of Wind; provided that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any assets of Wind or any of its Restricted Subsidiaries other than those of the Person merged with or into or consolidated, amalgamated or combined with Wind or the Subsidiary;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Wind or any Subsidiary of Wind; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition and do not extend to any assets of Wind or any of its Restricted Subsidiaries other than those on the acquired property;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of the definition of Permitted Debt covering only the assets acquired with or financed or refinanced by such Indebtedness or affixed or appurtenant thereto;

(6) Liens existing on the date of this Indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or thereafter can be paid without penalty or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(8) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, Liens of employees and pension plan administrators, and other similar Liens in each case, incurred in the ordinary course of business;

(9) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair the use of such property in the operation of the business of such Person;

(10) Liens created for the benefit of (or to secure) the Notes or any Note Guarantee (including any Liens granted pursuant to the Security Documents);

(11) Liens to secure obligations in respect of any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including workers’ compensation) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds and other similar obligations;

(13) leases or subleases granted to others not interfering with the ordinary conduct of the business of Wind or any of its Restricted Subsidiaries;

(14) Liens with respect to bankers’ liens, rights of set-off or similar rights or remedies in respect of cash maintained in bank accounts or certificates of deposit;

(15) Liens consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary of Wind or to purchase assets of Wind or any Restricted Subsidiary of Wind;

(16) Liens arising under judgments not giving rise to an Event of Default so long as such Lien is in the good faith determination of Wind adequately bonded;

(17) Liens granted to the Trustee for its compensation and indemnities pursuant to this Indenture or Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture);

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement or successive refinancing, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3), (4) and (7); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (1), (3), (4) and (7) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) Liens on assets or property of a Restricted Subsidiary of Wind other than a Guarantor or the Issuer securing Indebtedness of such Restricted Subsidiary;

(20) Liens on Receivables Assets Incurred in connection with a Qualified Receivables Financing or Liens securing Indebtedness or other obligations of a Receivables Subsidiary;

(21) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(22) to the extent the Acquisition Documents Rights Pledge Agreement is not a Security Document on the Issue Date, Liens on receivables under the Sale and Purchase Agreement and the Put and Call Option Agreement to secure Obligations under the 2014 HY Senior Notes Indenture and the 2014 HY Senior Notes; and

(23) Liens incurred in the ordinary course of business of Wind or any Subsidiary of Wind with respect to obligations that do not exceed €50.0 million at any one time outstanding.

“Permitted Maintenance Payments” means, without duplication as to amounts:

(1) payments to any Parent Holdco to the extent required to permit such Parent Holdco to pay reasonable franchise taxes owed by it and other amounts required to be paid by it to maintain its corporate existence or to pay reasonable accounting, legal and administrative expenses of such Parent Holdco or to pay any other amounts permitted to be paid by Wind to such Parent Holdco pursuant to the terms of the Priority Agreement other than as set forth in clause (2) below, in an aggregate amount not to exceed €2.0 million per annum;

(2) amounts payable by the Parent to any Person for withholding tax obligations arising in respect of Parent PIK Debt; provided that the Parent shall use its best efforts to obtain a refund of such withholding tax promptly upon becoming entitled to apply for such refund and shall ensure that if the proceeds of any such refund are received by the Parent, the proceeds are promptly contributed to Wind by the Parent subscribing in cash for shares in Wind (or otherwise by way of cash equity contribution to Wind); and

(3) for so long as Wind is a member of a group filing a consolidated or combined tax return with any Parent Holdco, payments to such Parent Holdco in respect of an allocable portion of the tax liabilities of such group that is attributable to Wind and its Subsidiaries (“Tax Payments”) in the amount not to exceed the lesser of (a) the amount of the relevant tax (including any penalties and interest) that Wind would owe if Wind were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Wind and such Subsidiaries from other taxable years and (b) the net amount of the relevant tax that the Parent Holdco actually owes to the appropriate taxing authority. Any Tax Payments received from Wind shall be paid over to the appropriate taxing authority within 30 days of the Parent Holdco’s receipt of such Tax Payments or refunded to Wind; provided that the Parent Holdco shall pay to the appropriate taxing authority all such Tax Payments received before they become due under the rules of the relevant taxing authority, or as soon as commercially reasonable if received after such date.

“Permitted Refinancing Indebtedness” means any Indebtedness of Wind or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Wind or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the Holders of Notes and the Note Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) if the Issuer or any Guarantor was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, such Indebtedness is incurred either by the Issuer or a Guarantor (including, for the avoidance of doubt, a Finance Company).

“Permitted Wind Telecom Management Payments” means payments made by Wind under the Wind Telecom Management Services Agreement in an aggregate amount not to exceed (1) prior to a Public Equity Offering, €20,000,000 (or its equivalent in other currencies) per annum and (2) following a Public Equity Offering of Wind, Wind Telecom S.p.A. or any other Subsidiary of Wind Telecom S.p.A. that is a Parent Holdco of Wind, €50,000,000 (or its equivalent in other currencies) per annum (in each case, plus reasonable costs and out-of-pocket expenses).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Notes” means the €325,000,000 original issuance aggregate principal amount of the Wind Acquisition Holdings Finance S.A.’s (“WAHF SA”) 12 1/4% Senior Notes due 2017 and $625,000,000 original issuance aggregate principal amount of WAHF SA’s 12 1/4% Senior Notes due 2017 issued under that certain indenture, dated as of December 10, 2009.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Preferred Stock” of any Person means any Equity Interests of such Person that have any rights which are preferential to the rights of any other Equity Interests of such Person with respect to dividends or redemptions or upon liquidation.

“Priority Agreement” means, that certain Priority Agreement, dated as of November 26, 2010 and as the same may be amended from time to time in accordance with the terms of this Indenture, by and among, inter alios, the Parent, Wind, the Issuer and the Security Agent and as acceded to by the Trustee prior to the Issue Date.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“privilegio speciale” means a special Lien over the present and future moveable assets of a Person, which security interest does not directly benefit the holders of the Notes. Pursuant to the loss sharing provisions of the Priority Agreement, proceeds from enforcement of the Collateral, together with any proceeds from the enforcement of the “privilegio speciale,” will be shared pro rata among the senior creditors, including the Holders of the Notes. The Collateral, together with the “privilegio speciale,” are referred to as the “Credit Support Assets.”

“Public Equity Offering” means a bona fide underwritten public offering of the Capital Stock (other than Disqualified Stock) of Wind or a Parent Holdco of Wind, either:

(1) pursuant to a flotation on the Milan Stock Exchange or any other nationally recognized stock exchange or listing authority in a member state of the European Union; or

(2) pursuant to an effective registration statement under the U.S. Securities Act (other than a registration statement on Form S-8 or otherwise relating to Equity Interests issued or issuable under any employee benefit plan).

“Public Market” means any time after:

(1) a Public Equity Offering has been consummated; and

(2) at least 20% of the total issued and outstanding ordinary shares or common equity of Wind or a Parent Holdco of Wind has been distributed to investors other than the Permitted Holders or any of their respective Affiliates or any other direct or indirect shareholders of the Parent as of the Issue Date pursuant to one or more Public Equity Offerings.

“Put and Call Option Agreement” means the put and call agreement dated as of May 26, 2005 by and between Enel S.p.A. and Weather Investments S.r.l. relating to the purchase of additional Capital Stock of Wind, as the same may be amended from time to time.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions: (1) an Officer or the Board of Directors of Wind shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Wind and the Receivables Subsidiary, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at fair market value (as determined in good faith by an Officer or the Board of Directors of Wind), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by Wind) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Wind or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under Credit Facilities or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined on the basis of IFRS.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Wind or any of its Subsidiaries pursuant to which Wind or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Wind or any of its Subsidiaries), or (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Wind or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Wind or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a wholly-owned Subsidiary of Wind (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Wind in which Wind or any Restricted Subsidiary of Wind makes an Investment and to which Wind or any Restricted Subsidiary of Wind transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Wind and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Wind (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Wind or any other Restricted Subsidiary of Wind (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by Wind or any other Restricted Subsidiary of Wind, (3) is recourse to or obligates Wind or any other Restricted Subsidiary of Wind in any way other than pursuant to Standard Securitization Undertakings, or (4) subjects any property or asset of Wind or any other Restricted Subsidiary of Wind, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither Wind nor any other Restricted Subsidiary of Wind has any contract, agreement, arrangement or understanding other than on terms which Wind reasonably believes to be no less favorable to Wind or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Wind; and

(3)	to which neither Wind nor any other Restricted Subsidiary of Wind has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Wind shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of Wind giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Transactions” means the “Transactions” as defined in the Offering Memorandum (including the April 2014 Refinancing Transactions) and any future refinancing transactions undertaken in accordance with the terms of this Indenture.

“Regulation S” means Regulation S promulgated under the U.S. Securities Act.

“Regulation S Fixed Rate Dollar Global Note” means a Fixed Rate Dollar Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of Cede & Co., as nominee for DTC, that will be issued in an initial amount equal to the principal amount of the Fixed Rate Dollar Notes sold in reliance on Regulation S.

“Regulation S Fixed Rate Euro Global Note” means a Fixed Rate Euro Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of BT Globenet Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the Fixed Rate Euro Notes initially sold in reliance on Regulation S.

“Regulation S Floating Rate Global Note” means a Floating Rate Global Note bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of BT Globenet Nominees Limited as nominee for Euroclear and Clearstream that will be issued in an initial amount equal to the principal amount of the Floating Rate Notes initially sold in reliance on Regulation S.

“Regulation S Global Note” means one or more of the Regulation S Fixed Rate Dollar Global Note, the Regulation S Fixed Rate Euro Global Note and the Regulation S Floating Rate Global Note.

“Related Party” means:

(1) if a Permitted Holder is an individual, the parents or spouse of such Permitted Holder, the parents of such Permitted Holder’s spouse and any of such Permitted Holder’s spouse’s or their parents’ direct descendants; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, shareholders, partners, members, owners or Persons beneficially holding a 50.1% or more controlling interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1), provided, however, that Weather Capital S.à r.l., Orascom Telecom Holding S.A.E. and any of their Subsidiaries shall not be deemed a Related Party.

“Responsible Officer,” when used with respect to the Trustee, means any vice president, assistant vice president, senior trust officer, trust officer or any other officer within the Corporate Trust department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period, as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary (other than a Subsidiary that is engaged in any business other than Permitted Businesses) of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A promulgated under the U.S. Securities Act.

“Rule 903” means Rule 903 promulgated under the U.S. Securities Act.

“Rule 904” means Rule 904 promulgated the U.S. Securities Act.

“S&P” means Standard and Poor’s Ratings Group.

“Sale and Purchase Agreement” means the share sale and purchase agreement, dated as of May 26, 2005, by and among Weather Investment II S.à r.l., the Vendors, the Principal Investor, OS Private Trust Company Limited as trustee of the OS Trust, February Private Trust Company Limited as trustee of the March Trust, OS Holding, April Holding and “Newco” relating to the acquisition of Wind by Wind Acquisition Finance S.p.A., as the same may be amended from time to time.

“Security Agent” means The Royal Bank of Scotland plc, Milan Branch acting as agent pursuant to the Security Documents or any successor or replacement Security Agent, acting in such capacity.

“Security Documents” means (1) Wind Share Pledge Agreement, (2) the Issuer Share Pledge Agreement, (3) the Intercompany Loan Assignment Agreements, (4) the Hedging Receivables Assignment Agreement, (5) Wind Account Pledge Agreement, (6) the Issuer Account Pledge Agreement, (7) the Wind Receivables Pledge Agreement, (8) the Acquisition Documents Rights Pledge Agreement and any other agreement or instrument from time to time governing a grant of a security interest permitted under this Indenture and the Priority Agreement to secure the Obligations under the Notes.

“Senior Secured Debt” means, with respect to any Person as of any date of determination, Indebtedness that is secured by a Permitted Collateral Lien as permitted by this Indenture (excluding Indebtedness (a) to the extent secured on a junior priority basis solely by Liens on 2014 HY Senior Notes Collateral permitted pursuant to clause (5) of the definition of Permitted Collateral Liens or any Permitted Refinancing Indebtedness with respect thereto originally incurred pursuant to clause (6) of the definition of Permitted Collateral Liens and (b) secured pursuant to clause (8) of the definition of Permitted Collateral Liens).

“Significant Subsidiary” means any Subsidiary which meets any of the following conditions:

(1) Wind and its Restricted Subsidiaries’ investments in and advances to such Subsidiary exceed ten percent (10%) of the total consolidated assets of Wind as of the end of the most recently completed financial year; or

(2) Wind and its Restricted Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds ten percent (10%) of the total consolidated assets of the Issuer as of the end of the most recently completed financial year; or

(3) Wind and its Restricted Subsidiaries’ equity in the consolidated income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such Subsidiary exceeds ten percent (10%) of such consolidated income of the Issuer for the most recently completed financial year; or

(4) has any Obligation with respect to the Notes or any Note Guarantee.

“Specified Change of Control Event” means the occurrence of any event that would constitute a Change of Control pursuant to the definition thereof; provided that giving pro forma effect thereto, the Consolidated Leverage Ratio would not exceed 4.25 to 1.0. Notwithstanding the foregoing, only one Specified Change of Control Event shall be permitted under this Indenture after the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Wind or any Subsidiary of Wind which Wind has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Debt” means any subordinated Indebtedness issued by Wind to any Parent Holdco or an Affiliate thereof that:

(1)	by its terms:

(a)	does not (including upon the happening of any event) mature and is not (including upon the happening of any event) mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except on the winding up of Wind), or redeemable at the option of the holder, in whole or in part, and does not include any provision requiring repurchase by Wind or any Restricted Subsidiary of Wind (including upon the happening of any event) prior to the one-year anniversary of the latest date on which any Notes mature;

(b)	does not (including upon the happening of any event) require or provide for the payment, in cash or otherwise, of interest or any other amounts prior to its final Stated Maturity (provided that interest may accrete while such subordinated Indebtedness is outstanding and any interest may be satisfied at any time by the issue to the holders thereof of additional Subordinated Shareholder Debt);

(c)	does not provide (including upon the happening of any event) for the acceleration of its maturity or the exercise of remedies, including acceleration, placement on demand or the taking of any enforcement action (except on the winding up of Wind);

(d)	is not secured by a Lien on any assets of Wind or any Restricted Subsidiary of Wind and is not guaranteed by any Restricted Subsidiary of Wind;

(e)	does not (including upon the happening of any event) restrict the payment of amounts due in respect of Indebtedness of Wind or any of its Restricted Subsidiaries;

(f)	is subject to release pursuant to the terms of the Priority Agreement to the same extent as Parent Debt (as defined in the Priority Agreement);

(g)	is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to one year after the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Shares) of Wind;

(h)	a lien on such subordinated Indebtedness shall be granted to secure the Obligations under the Notes and any Note Guarantee; and

(2)	is contractually subordinated and junior in right of payment to the prior payment in full in cash of all Obligations of Wind pursuant to the Priority Agreement or another agreement which is substantially identical thereto or more favorable to the Holders of Notes, and, in any event, such that:

(a)	Wind shall make no payment in respect of such subordinated Indebtedness (whether in cash, securities or otherwise, except as permitted by clause (1)(b) above) and may not acquire such subordinated Indebtedness except as permitted by this Indenture until the prior payment in full in cash of all obligations in respect of the Notes, any Note Guarantee and this Indenture;

(b)	upon any total or partial liquidation, dissolution or winding up of Wind or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Wind or its property, the Holders of the Notes shall be entitled to receive payment in full in cash of the Obligations under the Notes or any Note Guarantee before the holders of such subordinated Indebtedness shall be entitled to receive any payment in respect of such subordinated Indebtedness;

(c)	such subordinated Indebtedness may not be amended such that it would cease to qualify as a Subordinated Shareholder Debt until a date that is after the prior payment in full in cash of all Obligations in respect of the Notes, any Note Guarantee and this Indenture;

(d)	the holders of such subordinated Indebtedness shall assign any rights to vote, including by way of power of attorney, in a bankruptcy, insolvency or similar proceeding to the Security Agent under this Indenture to the extent necessary to give effect to the priority and subordination provisions described in this definition; and

(e)	the holders of such subordinated Indebtedness shall agree that, in the event any payment on such subordinated Indebtedness is received by such holder in contravention of the terms of this Indenture and the Priority Agreement and/or any other applicable subordination agreement, then such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the Security Agent, on behalf of the Holders of the Notes (and any other senior Indebtedness of Wind);

provided, however, that any event or circumstance that results in such Subordinated Shareholder Debt ceasing to qualify as a Subordinated Shareholder Debt, such indebtedness shall constitute “Indebtedness” under the definition thereof and an incurrence of such Indebtedness by Wind, and any and all Restricted Payments made through the use of the net proceeds from the incurrence of such subordinated Indebtedness since the date of the original issuance of such Subordinated Shareholder Debt shall constitute new Restricted Payments that are deemed to have been made after the date of the original issuance of such Subordinated Shareholder Debt.

“Subsidiary” means, with respect to any specified Person, from time to time:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Supplemental Indenture” means a supplemental indenture in the form attached as Exhibit E hereto.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest and other additional amounts related thereto).

“Taxes” and “Taxation” shall be construed to have corresponding meanings.

“TIA” means the U.S. Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Towers Entity” means a Person formed for the primary purpose of operating the Towers Infrastructure.

“Towers Infrastructure” means assets constituting towers and other physical structures (including, without limitation, roof sites) on which telecommunications and/or other equipment is placed, but excluding, for the avoidance of doubt, any such equipment; provided that such towers are suitable for the placing of telecommunication and transmission equipment.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2016; provided, however, that if the period from the redemption date to July 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Deutsche Bank Trust Company Americas until a successor trustee replaces it in accordance with the applicable provisions of this Indenture, after which, “Trustee” shall mean such successor.

“Universal Service Contributions” means contributions payable under Article 3, paragraph 6, of Italian Presidential Decree no. 318 of September 19, 1997 which establishes a mechanism designed to distribute the net cost of providing certain universal telecommunications services throughout Italy (including the provision of fixed public voice telephony services, publication of telephone directories and provision of subscriber information services, public payphones, free emergency call services and special services for disabled or disadvantaged people) whenever the related obligations represent an unfair cost for the entity or entities assigned the responsibility for supplying the service.

“Unrestricted Subsidiary” means any Subsidiary of Wind (other than the Issuer) that is designated by the Board of Directors of Wind as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that at the time of such designation such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with Wind or any Restricted Subsidiary of Wind unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Wind or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Wind;

(3) is a Person with respect to which neither Wind nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Wind or any of its Restricted Subsidiaries.

In the event that Weather Capital S.à r.l., Orascom Telecom Holding S.A.E. or any of their Subsidiaries become a Subsidiary of Wind after the Issue Date in compliance with the terms of this Indenture, each such entity shall be designated as an Unrestricted Subsidiary for so long as it remains a Subsidiary of Wind.

“U.S. Dollars” or “$” means and/or refers to the lawful currency of the United States.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the U.S. Securities Act.

“U.S. Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder, as amended.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“WAHF SA” means Wind Acquisition Holdings Finance S.A.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“WI Newco” means a newly formed entity the Equity Interests of which are beneficially owned by one or more of the shareholders of Weather Investments S.p.A. as of the Issue Date.

“Wind” means WIND Telecomunicazioni S.p.A., as Guarantor, and any successor entity to the extent permitted hereunder.

“Wind Account Pledge Agreement” means each of the agreements pursuant to which Wind grants a Lien on any of its bank accounts, including the agreement to be entered into on the Issue Date.

“Wind Receivables Pledge Agreement” means the agreements entered into from time to time relating to the pledge of certain receivables of Wind and its Restricted Subsidiaries.

“Wind Share Pledge Agreement” means each of the agreements entered into from time to time relating to the pledge pursuant to which the Parent pledged the Capital Stock of Wind.

“Wind Telecom Group” means Wind Telecom S.p.A. and its Subsidiaries.

“Wind Telecom Loan” means the loan granted by Wind to Wind Telecom S.p.A. with an original scheduled maturity of December 31, 2013.

“Wind Telecom Management Services Agreement” means that certain Management Services Agreement, effective as of October 29, 2007, by and between Wind and Wind Telecom S.p.A. (formerly Weather Investments S.p.A.), as the same may be amended from time to time to the extent that any such amendment or amendments are no less favorable to Wind and its Restricted Subsidiaries nor more disadvantageous to the Holders of the Notes in any material respect than the management services agreement in effect on the Issue Date (other than any amendment that increases the Permitted Wind Telecom Management Payments in an amount contemplated by the definition thereof).

“WIS” means Wind International Services S.p.A.

Section 1.02         Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.19
“Affiliate Transaction”	4.11
“Annual Information Statement”	4.19
“Applicable Rate”	2.13
“Asset Sale Offer”	3.10
“Authenticating Agent”	2.01
“Authentication Order”	2.02
“Authorized Agent”	14.06
“Calculation Date”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Determination Date”	2.13
“EURIBOR”	2.13
“Euro-zone”	2.13
“Event of Default”	6.01
“Excess Proceeds”	4.10
“FATCA”	4.19
“incur”	4.09
“Initial Lien”	4.12
“Initial Notes”	Preamble
“Interest Amount”	2.13
“Interest Period”	2.13
“Legal Defeasance”	8.02
“Luxembourg Companies Act 1915”	9.02
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Principal Paying Agent”	2.03
“Protective Statement”	4.19
“Purchase Date”	3.10
“Register”	2.03
“Registrar”	2.03
“Representative Amount”	2.13
“Restricted Payments”	4.07
“Reuters Page EURIBOR01”	2.13
“Successor Company”	5.01
“TARGET Settlement Day”	2.13
“Tax Jurisdiction”	4.19
“Tax Redemption Date”	3.08
“Transfer Agent”	2.03
“U.S. Noteholder”	4.19

Section 1.03         Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“obligor” on the Notes and any Note Guarantee means the Issuer and the relevant Guarantors, respectively, and any successor obligor upon the Notes and any Note Guarantee, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.04         Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) references to sections of or rules under the U.S. Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(g) all references to the principal, premium, interest or any other amount payable pursuant to this Indenture shall be deemed also to refer to any Additional Amounts which may be payable hereunder in respect of payments of principal, premium, interest and any other amounts payable pursuant to this Indenture or any undertakings given in addition thereto or in substitution therefor pursuant to this Indenture and express reference to the payment of Additional Amounts in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express reference is not made;

(h) except as otherwise provided, whenever an amount is denominated in euro, it shall be deemed to include the Euro Equivalent amounts denominated in other currencies; and

(i) for purposes of this Indenture, the word “series”, when used in reference to any Notes, shall refer to whether such Notes are Fixed Rate Euro Notes, Fixed Rate Dollar Notes or Floating Rate Notes and each of the Fixed Rate Euro Notes, Fixed Rate Dollar Notes and Floating Rate Notes shall constitute a separate series of Notes; provided however, that the Fixed Rate Euro Notes, Fixed Rate Dollar Notes and Floating Rate Notes shall be treated as a single class for all purposes, including in respect of any amendment, waiver or other modification of this Indenture or any other action by the holders of the Notes hereunder except with respect to certain reserved matters provided for in Article 9.

ARTICLE 2

THE NOTES

Section 2.01         Form and Dating.

(a) General.

The Notes and the certificates of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage and as provided herein. The Issuer shall approve the form of the Notes and any notation, legend or endorsement thereon. Each Note will be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, Wind, as a Guarantor, and the Trustee or Authenticating Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes.

Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and a “Schedule of Exchanges of Interests in the Global Note” substantially in the form of Schedule A attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions and purchases and cancellations. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian or the Common Depositary, in accordance with written instructions given by the Holder thereof as required by Section 2.06.

(c) 144A Global Notes and Regulation S Global Notes.

Fixed Rate Dollar Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 144A Fixed Rate Dollar Global Note, which shall be deposited with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or the Authenticating Agents as hereinafter provided. The aggregate principal amount of the 144A Fixed Rate Dollar Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Fixed Rate Dollar Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Fixed Rate Dollar Global Note, which shall be deposited with the Custodian for DTC and registered in the name of Cede & Co., the nominee of DTC, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. The aggregate principal amount of the Regulation S Fixed Rate Dollar Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Fixed Rate Euro Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 144A Fixed Rate Euro Global Note, which shall be deposited with the Common Depositary as custodian for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. The aggregate principal amount of the 144A Fixed Rate Euro Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Fixed Rate Euro Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Fixed Rate Euro Global Note, which shall be deposited with the Common Depositary as custodian for the Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. The aggregate principal amount of the Regulation S Fixed Rate Euro Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Floating Rate Notes sold within the United States to QIBs pursuant to Rule 144A under the U.S. Securities Act shall be issued initially in the form of a 144A Floating Rate Global Note, which shall be deposited with the Common Depositary as custodian for Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. The aggregate principal amount of the 144A Floating Rate Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

Floating Rate Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Floating Rate Global Note, which shall be deposited with the Common Depositary as custodian for the Euroclear and Clearstream, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. The aggregate principal amount of the Regulation S Floating Rate Global Note may from time to time be increased or decreased by adjustments made on Schedule A to each such Global Note, as hereinafter provided.

(d) Definitive Registered Notes.

Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

Fixed Rate Dollar Definitive Registered Notes shall not be issued upon transfer of, or in exchange for, Fixed Rate Euro Book-Entry Interests, Fixed Rate Euro Definitive Registered Notes, Floating Rate Book-Entry Interests, or Floating Rate Definitive Registered Notes. Fixed Rate Euro Definitive Registered Notes shall not be issued upon transfer of, or in exchange for, Fixed Rate Dollar Book-Entry Interests, Fixed Rate Dollar Definitive Registered Notes, Floating Rate Book-Entry Interests, or Floating Rate Definitive Registered Notes. Floating Rate Definitive Registered Notes shall not be issued upon transfer of, or in exchange for, Fixed Rate Dollar Book-Entry Interests, Fixed Rate Dollar Definitive Registered Notes, Fixed Rate Euro Book-Entry Interests or Fixed Rate Euro Definitive Registered Notes.

Notes issued in definitive registered form will be substantially in the form of Exhibit A hereto (excluding the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” in the form of Schedule A attached thereto).

(e) Book-Entry Provisions.

The Applicable Procedures shall be applicable to Book-Entry Interests in the Global Notes that are held by Participants through DTC, Euroclear or Clearstream.

(f) Denomination.

The Dollar Notes shall be in denominations of $200,000 and integral multiples of $1,000 above $200,000. The Euro Notes shall be in denominations of €100,000 and integral multiples of €1,000 above €100,000.

Section 2.02         Execution and Authentication.

(a) One member of the Issuer’s Board of Directors shall attest to the Notes for the Issuer by manual or facsimile signature.

(b) If a member of the Issuer’s Board of Directors whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Issuer, and the Issuer shall deliver such Note to the Trustee for cancellation as provided for in Section 2.10.

(d) Pursuant hereto, the Trustee will or cause the Authenticating Agent to, upon receipt of a written order of the Issuer signed by one duly authorized Director of the Issuer and delivered to the Trustee (an “Authentication Order”), authenticate (i) Initial Notes in the form of Fixed Rate Dollar Global Notes or (ii) Fixed Rate Dollar Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Fixed Rate Dollar Global Notes or Fixed Rate Dollar Definitive Registered Notes up to an aggregate principal amount of $1,900,000,000, except as provided in Section 2.07 and Section 2.12, provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Issuer in connection with such authentication of Notes. Such Officer’s Certificate shall specify the amount of Fixed Rate Dollar Notes to be authenticated and the date on which the original issue of Fixed Rate Dollar Notes is to be authenticated. The aggregate principal amount of Fixed Rate Dollar Notes outstanding at any time may not exceed $1,900,000,000, except as provided in Section 2.07 and Section 2.12.

(e) Pursuant hereto the Trustee will, upon receipt of an Authentication Order, authenticate (i) Initial Notes in the form of Fixed Rate Euro Global Notes or (ii) Fixed Rate Euro Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Fixed Rate Euro Global Notes or Fixed Rate Euro Definitive Registered Notes up to an aggregate principal amount of €2,100,000,000 except as provided in Section 2.07 and Section 2.12, provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Issuer in connection with such authentication of Notes. Such Officer’s Certificate shall specify the amount of Fixed Rate Euro Notes to be authenticated and the date on which the original issue of Fixed Rate Euro Notes is to be authenticated. The aggregate principal amount of Fixed Rate Euro Notes outstanding at any time may not exceed €2,100,000,000 except as provided in Section 2.07 and Section 2.12.

(f) Pursuant hereto the Trustee will, upon receipt of an Authentication Order, authenticate (i) Initial Notes in the form of Floating Rate Global Notes or (ii) Floating Rate Definitive Registered Notes from time to time issued only in exchange for a like aggregate amount of Floating Rate Global Notes or Floating Rate Definitive Registered Notes up to an aggregate principal amount of €575,000,000 except as provided in Section 2.07 and Section 2.12, provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Issuer in connection with such authentication of Notes. Such Officer’s Certificate shall specify the amount of Floating Rate Notes to be authenticated and the date on which the original issue of Floating Rate Notes is to be authenticated. The aggregate principal amount of Floating Rate Notes outstanding at any time may not exceed €575,000,000 except as provided in Section 2.07 and Section 2.12.

(g) The Trustee may appoint one or more authentication agents (each, an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer. The Trustee hereby appoints Deutsche Bank Luxembourg S.A. as Authenticating Agent with respect to the Euro Notes (the “Euro Notes Authenticating Agent”) and Deutsche Bank Trust Company Americas with respect to the Fixed Rate Dollar Notes (the “Dollar Notes Authenticating Agent”). Deutsche Bank Luxembourg S.A. and Deutsche Bank Trust Company Americas hereby each accept the respective appointment and the Issuer hereby confirms that such appointments are acceptable to it.

Section 2.03         Paying Agent, Registrars and Transfer Agents.

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes (the “Principal Paying Agent”), for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require. The Issuer will undertake to maintain a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48 EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive.

The Issuer initially appoints Deutsche Bank AG, London Branch in London, Deutsche Bank Trust Company Americas, in New York, and Deutsche Bank Luxembourg S.A., in Luxembourg, to act as Paying Agents.

The Issuer will also maintain one or more registrars (each, a “Registrar”). The Issuer will also maintain a transfer agent (each a “Transfer Agent”). The Registrar will maintain a register (the “Register”) reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer. The relevant Registrar will send a copy of the register to the Issuer on the Issue Date and promptly after any change to the register made by such Registrar, with such copy to be held by the Issuer at its registered office. For purposes of Luxembourg law, ownership of the Notes will be evidenced through registration from time to time at the registered office of the Issuer. In the case of discrepancy between the Register and the register kept by the Issuer at its registered office, the registrations in the register held by, and at the registered office of, the Issuer shall prevail for Luxembourg law purposes. Each Transfer Agent shall perform the functions of a transfer agent.

The Issuer initially appoints Deutsche Bank Luxembourg S.A. to act as Registrar and Transfer Agent in Luxembourg and Deutsche Bank Trust Company Americas to act as Registrar and Transfer Agent in New York. The Issuer will also maintain, for purposes of the Floating Rate Notes, a calculation agent. The initial Calculation Agent will be Deutsche Bank AG, London Branch.

The Issuer may change any Paying Agent, Calculation Agent, Registrar or Transfer Agent without prior notice to the Holders and shall provide notice of any change to the Trustee; provided, however, that in no event may the Issuer appoint a Principal Paying Agent in any member state of the European Union where the Principal Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Principal Paying Agent would be so obliged if it were located in all other member states. For so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish a notice of any change of Paying Agent, Calculation Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by the rules and regulations of the Luxembourg Stock Exchange, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu), in accordance with Section 14.01.

Section 2.04        Paying Agent to Hold Money.

Each Paying Agent will hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, interest, premium and Additional Amounts, if any, on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer, Wind or a Subsidiary) shall have no further liability for the money. Upon any insolvency, bankruptcy or reorganization proceedings relating to the Issuer (including, without limitation, its bankruptcy (faillite), voluntary or judicial liquidation (liquidiation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management

(gestion contôlée), fraudulent conveyance (action pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), the Trustee may serve as Paying Agent for the Notes.

Section 2.05        Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Principal Paying Agent or the U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent is not the Registrar, the Issuer shall furnish to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list of the names and addresses of the Holders of Notes in such form and as of such date as the Trustee or the Principal Paying Agent may reasonably require.

Section 2.06        Transfer and Exchange.

(a) Transfer and Exchange of Global Notes.

A Fixed Rate Dollar Global Note may not be transferred except as a whole by a Depositary to a Custodian or a nominee of such Custodian, by a Custodian or a nominee of such Custodian to such Depositary or to another nominee or Custodian of such Depositary, or by such Custodian or Depositary or any such nominee to a successor Depositary or Custodian or a nominee thereof.

A Fixed Rate Euro Global Note may not be transferred except as a whole by a Depositary to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or Common Depositary or a nominee thereof.

A Floating Rate Global Note may not be transferred except as a whole by a Depositary to a Common Depositary or a nominee of such Common Depositary, by a Common Depositary or a nominee of such Depositary to such Depositary or to another nominee or Common Depositary of such Depositary, or by such Common Depositary or Depositary or any such nominee to a successor Depositary or Common Depositary or a nominee thereof.

All Fixed Rate Dollar Global Notes, Fixed Rate Euro Global Notes and Floating Rate Global Notes, respectively, will be exchanged by the Issuer for Fixed Rate Dollar Definitive Registered Notes, Fixed Rate Euro Definitive Registered Notes and Floating Rate Definitive Registered Notes, respectively:

(i) if DTC, in respect of the Fixed Rate Dollar Global Notes, and Euroclear or Clearstream, in respect of the Fixed Rate Euro Global Notes and Floating Rate Global Notes, notify the Issuer that they are unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days;

(ii) in whole, but not in part, if the Issuer or DTC, in respect of the Fixed Rate Dollar Global Notes, or Euroclear or Clearstream, in respect of the Fixed Rate Euro Global Notes and Floating Rate Global Notes, so request following a Default under this Indenture; or

(iii) if the holder of a Book-Entry Interest requests such exchange in writing delivered through DTC, in respect of the Fixed Rate Dollar Global Notes, or through Euroclear or Clearstream, in respect of the Fixed Rate Euro Global Notes and Floating Rate Global Notes, following a Default by the Issuer under this Indenture.

Upon the occurrence of any of the preceding events in clauses (i) through (iii) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the relevant Depositary shall instruct the Trustee.

Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a). Book-Entry Interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) General Provisions Applicable to Transfer and Exchange of Book-Entry Interests in the Global Notes.

Fixed Rate Dollar Book-Entry Interests cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, Fixed Rate Euro Book-Entry Interests, Fixed Rate Euro Definitive Registered Notes, Floating Rate Book-Entry Interests or Floating Rate Definitive Registered Notes. Fixed Rate Euro Book-Entry Interests cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, Fixed Rate Dollar Book-Entry Interests, Fixed Rate Dollar Definitive Registered Notes, Floating Rate Book-Entry Interests or Floating Rate Definitive Registered Notes. Floating Rate Book-Entry Interests cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, Fixed Rate Dollar Book-Entry Interests, Fixed Rate Dollar Definitive Registered Notes, Fixed Rate Euro Book-Entry Interests or Fixed Rate Euro Definitive Registered Notes. In all other cases, the transfer and exchange of Book-Entry Interests shall be effected through the relevant Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

Transfers of Book-Entry Interests shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the U.S. Securities Act. Transfers and exchanges of Book-Entry Interests for Book-Entry Interests also shall require compliance with either subparagraph (b)(i) or (b)(ii) below, as applicable, as well as either subparagraph (b)(iii) or (b)(iv) below, as applicable.

(i) Transfer of Book-Entry Interests in the Same Global Note. Fixed Rate Dollar Book-Entry Interests in a Fixed Rate Dollar Global Note may be transferred to Persons who take delivery thereof in the form of a Fixed Rate Dollar Book-Entry Interest in a Fixed Rate Dollar Global Note, Fixed Rate Euro Book-Entry Interests in a Fixed Rate Euro Global Note may be transferred to Persons who take delivery thereof in the form of a Fixed Rate Euro Book-Entry Interest in a Fixed Rate Euro Global Note, and Floating Rate Book-Entry Interests in a Floating Rate Global Note may be transferred to Persons who take delivery thereof in the form of a Floating Rate Book-Entry Interest in a Floating Rate Global Note, in each case in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, Book-Entry Interests in the Regulation S Global Notes will be limited to persons that have accounts with DTC, Euroclear or Clearstream or persons who hold interests through DTC, Euroclear or Clearstream, and any sale or transfer of such interest to U.S. persons shall not be permitted during the Restricted Period unless such resale or transfer is made pursuant to Rule 144A. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Book-Entry Interests in Global Notes. A holder may transfer or exchange a Book-Entry Interest in Global Notes in a transaction not subject to Section 2.06(b)(i) above only if the Trustee receives either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2) instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing such Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information specifying the identity of the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to in (1) above, the principal amount of such securities and the CUSIP, ISIN, Common Code or other similar number identifying the Notes, provided that any such transfer or exchange is made in accordance with the transfer restrictions set forth in the Private Placement Legend.

(iii) Transfer of Book-Entry Interests to Another Global Note. A Book-Entry Interest in any Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in another Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Trustee receives the following:

(A) if the transferee will take delivery in the form of a Book-Entry Interest in a 144A Global Note, then the transferor must deliver either a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a Book-Entry Interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(c) Transfer or Exchange of Book-Entry Interests in Global Notes for Definitive Registered Notes. Book-Entry Interests in a Fixed Rate Dollar Global Note cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, a Fixed Rate Euro Definitive Registered Note or a Floating Rate Definitive Registered Note. Book-Entry Interests in a Fixed Rate Euro Global Note cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, a Fixed Rate Dollar Definitive Registered Note or a Floating Rate Definitive Registered Note. Book-Entry Interests in a Floating Rate Global Note cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, a Fixed Rate Dollar Definitive Registered Note or a Fixed Rate Euro Definitive Registered Note. If any holder of a Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note or to transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note, then, upon receipt by the Trustee and the Registrar of the following documentation:

(A) if the holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Definitive Registered Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if such Book-Entry Interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Book-Entry Interest is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; or

(D) if such Book-Entry Interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Person designated in the instructions a Definitive Registered Note in the appropriate principal amount. Any Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall be registered by the Registrar in such name or names and in such authorized denomination or denominations as the holder of such Book-Entry Interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Registrar shall deliver such Definitive Registered Notes to the Persons in whose names such Notes are so registered. Any

Definitive Registered Note issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Definitive Registered Notes for Book-Entry Interests in the Global Notes. Fixed Rate Dollar Definitive Registered Notes cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Book-Entry Interests in a Fixed Rate Euro Global Note or a Floating Rate Global Note. Fixed Rate Euro Definitive Registered Notes cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Book-Entry Interests in a Fixed Rate Dollar Global Note or a Floating Rate Global Note. Floating Rate Definitive Registered Notes cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Book-Entry Interests in a Fixed Rate Dollar Global Note or a Fixed Rate Euro Global Note. If any Holder of a Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note or to transfer such Definitive Registered Notes to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note, then, upon receipt by the Trustee and the Registrar of the following documentation:

(A) if the Holder of such Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2) thereof;

(B) if such Definitive Registered Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Definitive Registered Note is being transferred in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Definitive Registered Note is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3) thereof; and

the Trustee will cancel the Definitive Registered Note, and the Trustee will increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Global Note, in the case of clause (B) above, the appropriate 144A Global Note, in the case of clause (C) above, the appropriate Regulation S Global Note, and in the case of clause (D) above, the appropriate 144A Global Note.

(e) Transfer and Exchange of Definitive Registered Notes for Definitive Registered Notes.

Fixed Rate Dollar Definitive Registered Notes cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Fixed Rate Euro Definitive Registered Notes or Floating Rate Definitive Registered Notes. Fixed Rate Euro Definitive Registered Note cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Fixed Rate Dollar Definitive Registered Notes or Floating Rate Definitive Registered Notes. Floating Rate Definitive Registered Note cannot be exchanged for, or transferred to persons who take delivery thereof in the form of, Fixed Rate Dollar Definitive Registered Notes or Fixed Rate Euro Definitive Registered Notes.

In all other cases, upon request by a Holder of Definitive Registered Notes, and such Holder’s compliance with the provisions of this Section 2.06(e), the Transfer Agent or the Registrar will register the transfer or exchange of Definitive Registered Notes of which registration the Issuer will be informed of by the Transfer Agent or the Registrar (as the case may be). Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Transfer Agent or the Registrar the Definitive Registered Notes duly endorsed and accompanied by a written instruction of transfer in a form satisfactory to the Transfer Agent or the Registrar duly executed by such Holder or its attorney, duly authorized to execute the same in writing. In the event that the Holder of such Definitive Registered Notes does not transfer the entire principal amount of Notes represented by any such Definitive Registered Note, the Transfer Agent or the Registrar will cancel or cause to be cancelled such Definitive Registered Note and the Issuer (who has been informed of such cancellation) shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the requesting Holder and any transferee Definitive Registered Notes in the appropriate principal amounts. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

Any Definitive Registered Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Definitive Registered Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(f) Legends. The following legends shall appear on the face of all Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend: Each Global Note and each Definitive Registered Note (and all Notes issued in exchange therefor or in substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND TO COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR

TRANSFER (I) PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (III) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

TRANSFERS OF THIS NOTE IN THE REPUBLIC OF ITALY ARE ONLY PERMITTED IN COMPLIANCE WITH LEGISLATIVE DECREE NO. 58 OF FEBRUARY 24, 1998, IN PARTICULAR, WITH ARTICLE 100-BIS THEREOF, AND WITH CONSOB IMPLEMENTING REGULATION NO. 11971/1999 AND NO. 16190/2007, IN EACH CASE AS AMENDED FROM TIME TO TIME.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all Book-Entry Interests in a particular Global Note have been exchanged for Definitive Registered Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any Book-Entry Interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interest in another Global Note or for Definitive Registered Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee, the Custodian or the Common Depositary, at the direction of the Trustee, to reflect such reduction; and if the Book-Entry Interests is being exchanged for or transferred to a Person who will take delivery thereof in the form of a Book-Entry Interests in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Custodian or the Common Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee or the Authenticating Agent shall authenticate Global Notes and Definitive Registered Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made by the Issuer or the Registrar to a holder of a Book-Entry Interest in a Global Note, a Holder of a Global Note or a Holder of a Definitive Registered Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve, documentary or other similar tax or governmental charge that may be imposed in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.09, 3.06, 4.10, 4.15 and 9.04).

(iii) No Transfer Agent or Registrar shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required to register the transfer into its register kept at its registered office of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.03; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (D) which the registered Holder of Notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Any such transfer will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

(vi) The Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, interest, and premium and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) All certifications, certificates and Opinions of Counsel required to be submitted to the Issuer, the Trustee or the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted initially by facsimile with originals to be delivered promptly thereafter to the Trustee.

(i) Limitation on Transfers and Exchanges between Fixed Rate Global Notes and Floating Rate Global Notes. Notwithstanding any provision of this Indenture: (i) no Book-Entry Interest in any Fixed Rate Global Note and no Fixed Rate Definitive Registered Note may be transferred or exchanged for any Book-Entry Interest in any Floating Rate Global Note or any Floating Rate Definitive Registered Note, and (ii) no Book-Entry Interest in any Floating Rate Global Note and no Floating Rate Definitive Registered Note may be transferred or exchanged for any Book-Entry Interest in any Fixed Rate Global Note or any Fixed Rate Definitive Registered Note.

Section 2.07        Replacement Notes.

(a) If any mutilated Note is surrendered to the Registrar, the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate or cause the Authenticating Agent to authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Note, including reasonable fees and expenses of counsel.

(b) Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(c) The provisions of this Section 2.07 are exclusive and preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or wrongfully taken Notes.

Section 2.08        Outstanding Notes.

The Notes outstanding at any time shall be the Notes that fall within the definition of “outstanding” contained in Section 1.01.

Section 2.09        Temporary Notes.

(a) Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate or cause the Authenticating Agent to authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as such shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee or the Authenticating Agent shall authenticate definitive Notes in exchange for temporary Notes.

(b) Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.10        Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar, each Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary) and no one else shall cancel Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the U.S. Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Issuer following a written request from the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange) on any such cancellation.

Section 2.11        Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which special record date shall be the fifteenth day next preceding the date fixed by the Issuer, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee as soon as practicable in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver to the Holders in accordance with Section 14.01 a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Issuer undertakes to promptly inform the Luxembourg Stock Exchange (as long as the Notes are admitted to trading on the Euro MTF Market and listed on the official list of the Luxembourg Stock Exchange) on any such cancellation.

Section 2.12        Further Issues.

(a) Subject to compliance with Section 4.09, the Issuer may from time to time issue Additional Notes ranking pari passu with each of the Fixed Rate Dollar Notes, the Fixed Rate Euro Notes and the Floating Rate Notes, respectively, and with the same terms as to status, redemption and otherwise as such Notes (save for payment of interest accruing prior to the issue date of such Additional Notes or for the first payment of interest following the issue date of such Additional Notes). The Additional Notes of each series will be consolidated and treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions, and offers to purchase (except with respect to certain reserved matters provided for in Article 9).

(b) Whenever it is proposed to create and issue any Additional Notes, the Issuer shall give to the Trustee not less than 10 Business Days’ notice in writing of its intention so to do stating the amount of Additional Notes proposed to be created and issued.

Section 2.13        Computation of Interest.

Interest on the Fixed Rate Dollar Notes will accrue at the rate of 4.750% per annum and will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Fixed Rate Euro Notes will accrue at the rate of 4.000% per annum and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the Floating Rate Notes will accrue at a rate per annum (the “Applicable Rate”), reset quarterly, equal to EURIBOR plus 400 basis points, as determined by the Calculation Agent, and will be computed on the basis of a 360-day year and the actual number of days elapsed.

The Calculation Agent will, as soon as practicable after 11:00 a.m., Brussels time, on each Determination Date, determine the Applicable Rate, and calculate the aggregate amount of interest payable on the Floating Rate Notes in respect of the following Interest Period (the “Interest Amount”). The Interest Amount will be calculated by applying the Applicable Rate to the principal amount of the Floating Rate Notes outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned divided by 360.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or 0.04876545) being rounded to 4.87655% (or 0.487655)). All euro amounts used in or resulting from such calculations will be rounded to the nearest euro cent (with one-half euro cent being rounded upwards). The determination of the Applicable Rate and the Interest Rate Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be binding on all parties.

The Calculation Agent will, upon the written request of the Holder of any Note, provide the interest rate then in effect with respect to the Floating Rate Notes. The rights of holders of beneficial interests in the Floating Rate Notes to receive the payments of interest on the Floating Rate Notes will be subject to applicable procedures of Euroclear and Clearstream, as applicable. The Applicable Rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

In certain circumstances, the Issuer may be required to pay additional amounts in cash on the Floating Rate Notes described in Section 4.19.

Set forth below are certain defined terms used in this Indenture relating to the calculation of interest on the Floating Rate Notes:

“Determination Date” means with respect to an Interest Period, the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

“EURIBOR” means with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in euros for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on Reuters Page EURIBOR01 as of 11:00 a.m. Brussels time, on the Determination Date. If Reuters Page EURIBOR01 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the Euro-zone interbank market for deposits in a Representative Amount in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in London, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., Brussels time, on such Determination Date, for loans in a Representative Amount in euros to leading European banks for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Euro-zone” means the region composed of member states of the European Union that at the relevant time have adopted the euro.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and exclude October 15, 2014.

“Representative Amount” means the greater of (a) €1.0 million and (b) an amount that is representative for a single transaction in the relevant market at the relevant time.

“Reuters Page EURIBOR01” means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

Section 2.14        CUSIP, ISIN or Common Code Number.

The Issuer in issuing the Notes may use a “CUSIP”, “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.

The Issuer will promptly notify the Trustee of any change in the CUSIP, ISIN or Common Code number.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01        Notices to Trustee.

If the Issuer elects to redeem Notes of any series pursuant to the optional redemption provisions of Section 3.07, it shall deliver to the Trustee (with a copy to the Paying Agent) in accordance with Section 14.01, at least 10 days but not more than 60 days before a redemption date, or more than 60 days prior to a redemption date if such redemption is in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13, an Officer’s Certificate setting forth:

(i) the clause of this Indenture pursuant to which the redemption shall occur;

(ii) the redemption date and the record date;

(iii) the principal amount of Notes of such series to be redeemed;

(iv) the redemption price; and

(v) the CUSIP, ISIN and or Common Code numbers of the Notes of such series, as applicable.

Section 3.02        Selection of Notes to Be Redeemed.

If less than all of the Fixed Rate Dollar Notes, the Fixed Rate Euro Notes or the Floating Rate Notes, as the case may be, are to be redeemed at any time, the applicable Registrar on behalf of the Trustee will select the Notes for redemption on a pro rata basis or by lot unless otherwise required by law or applicable depositary or stock exchange requirements. Neither the Trustee nor the applicable Registrar will be liable for selections made by it in accordance with this Section 3.02.

No Euro Notes of €100,000 or less or Dollar Notes of $200,000 or less can be redeemed in part. If the Issuer elects to redeem the Notes, it shall deliver an Officer’s Certificate to the Trustee (copying the Paying Agent) notifying the Trustee and the Paying Agent of the proposed redemption date, the principal amount of Notes to be redeemed and the provisions on which the Issuer relies to redeem. Notices of redemption will be mailed by first class mail by (or on behalf of) the Issuer at least 10 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense in accordance with Section 14.01; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Notices of purchase or redemption shall be given to each Holder pursuant to Section 14.01.

If any Euro Note or Dollar Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. In the case of certified Notes, a new Euro Note or Dollar Note, as the case may be, in principal amount equal to the unredeemed portion of the original Euro Note or Dollar Note, as applicable, will be issued in the name of the Holder of Notes upon cancellation of the original Note, as applicable. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

In relation to Definitive Registered Notes, a new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On or after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on Notes or portions thereof tendered for purchase or called for redemption.

Section 3.03        Notice of Redemption.

(a) At least 10 days but not more than 60 days before a redemption date, the Issuer shall deliver, pursuant to Section 14.01, a notice of redemption to each Holder whose Notes are to be redeemed (and a copy of such notice of redemption shall be delivered to the Trustee pursuant to Section 14.01), except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 13. For Notes which are represented by global certificates held on behalf of Euroclear, Clearstream or DTC, notices may be given by delivery of the relevant notices to Euroclear or Clearstream or DTC for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, any such notice to the Holders of the relevant Notes shall also be published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent permitted by such rules, posted on the official website of the Luxembourg Stock Exchange

(www.bourse.lu) and, in connection with any redemption, the Issuer will forthwith notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding. Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

(b) The notice shall identify the Notes to be redeemed and corresponding CUSIP, ISIN or Common Code numbers, as applicable, and shall state:

(i) the redemption date and the record date;

(ii) the redemption price and the amount of accrued interest, if any, and Additional Amounts, if any to be paid;

(iii) if any Global Note is being redeemed in part, the portion of the principal amount of such Global Note to be redeemed and, that after the redemption date upon surrender of such Global Note, the principal amount thereof will be decreased by the portion thereof redeemed pursuant thereto;

(iv) if any Definitive Registered Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and that, after the redemption date, upon surrender of such Note, a new Definitive Registered Note or Definitive Registered Notes in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the Definitive Registered Note;

(v) the name and address of the Paying Agent(s) to which the Notes are to be surrendered for redemption;

(vi) that Notes called for redemption must be surrendered to the relevant Paying Agent to collect the redemption price, plus accrued and unpaid interest, if any, and Additional Amounts, if any;

(vii) that, unless the Issuer defaults in making such redemption payment, interest, and Additional Amounts, if any, on Notes called for redemption cease to accrue on and after the redemption date;

(viii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code numbers, if any, listed in such notice or printed on the Notes.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense in accordance with Section 14.01; provided, however, that the Issuer shall have delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04        Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 and Section 14.01, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price stated in the notice. A notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent. On and after a redemption date, interest shall cease to accrue on such Notes or portion of them called for redemption.

Section 3.05        Deposit of Purchase or Redemption Price.

(a) On the Business Day prior to the purchase or redemption date, the Issuer shall deposit with the Principal Paying Agent (or, if requested by the Trustee, the Trustee) money in U.S. Dollars with respect to the Dollar Notes or euro with respect to the Euro Notes sufficient to pay the redemption price of, and accrued interest, premium and Additional Amounts (if any) on, all Notes to be redeemed on that date. The Trustee or Principal Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or Principal Paying

Agent, as applicable, by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, and any Additional Amounts with respect to, all Notes to be purchased or redeemed.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a record date for the payment of interest but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not so paid, in each case at the rate provided in the Notes and Section 4.01.

Section 3.06        Notes Redeemed in Part.

Upon surrender of a Definitive Registered Note that is redeemed in part, the Issuer shall issue and, upon the Issuer’s written request, the Trustee or the Authenticating Agent shall authenticate for (and in the name of) the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that any Fixed Rate Dollar Definitive Registered Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 above $200,000 and any Fixed Rate Euro Definitive Registered Note and any Floating Rate Definitive Registered Note shall be in a principal amount of €100,000 or an integral multiple of €1,000 above €100,000.

Section 3.07        Optional Redemption.

(a) At any time prior to July 15, 2016, the Issuer may, on one or more occasions redeem, during each 12-month period commencing with the Issue Date, up to 10% of the then outstanding aggregate principal amount of the Fixed Rate Euro Notes and up to 10% of the then-outstanding aggregate principal amount of the Fixed Rate Dollar Notes, upon not less than 10 nor more than 60 days’ prior written notice to the holders, at a redemption price equal to 103% of the principal amount of Fixed Rate Euro Notes and/or Fixed Rate Dollar Notes redeemed, as applicable, plus accrued and unpaid interest and Additional Amounts, if any, on the Fixed Rate Euro Notes and/or the Fixed Rate Dollar Notes redeemed, as applicable, to the applicable date of redemption, subject to the rights of holders of the Fixed Rate Euro Notes and/or the Fixed Rate Dollar Notes, as applicable, on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time prior to July 15, 2016, the Issuer may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of Fixed Rate Notes (including any Additional Fixed Rate Notes) issued under this Indenture at a redemption price of 104.000% of the principal amount for Fixed Rate Euro Notes and at a redemption price of 104.750% of the principal amount for Fixed Rate Dollar Notes, plus accrued and unpaid interest and Additional Amounts (if any) then due to the redemption date, with the net cash proceeds of any Equity Offering of common stock or ordinary shares of (1) Wind or (2) any Parent Holdco of Wind to the extent the proceeds from such Equity Offering are contributed to Wind’s common equity capital or are paid to Wind as consideration for the issuance of common stock or ordinary shares of Wind or as Subordinated Shareholder Debt; provided that:

(i) at least 65% of the aggregate principal amount of the Fixed Rate Euro Notes and at least 65% of the aggregate principal amount of the Fixed Rate Dollar Notes originally issued under this Indenture (excluding Fixed Rate Notes held by the Issuer, Wind and their respective Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 120 days of the date of the closing of the relevant Equity Offering.

(c) At any time prior to July 15, 2016, the Issuer may at its option also redeem all or a part of the Fixed Rate Euro Notes and/or the Fixed Rate Dollar Notes, as the case may be, upon not less than 10 nor more than 60 days’

notice, pursuant to Section 3.03 and Section 14.01 at a redemption price equal to 100% of the principal amount of Fixed Rate Notes redeemed plus the Applicable Premium (calculated as of a date no more than three Business Days prior to the date of the relevant redemption notice) as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders of the Fixed Rate Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d) Except pursuant to subsections (a) and (b) of this Section 3.07 or as set forth in Section 3.08, the Notes will not be redeemable at the Issuer’s option prior to July 15, 2016. On or after July 15, 2016, the Issuer may at its option redeem all or a part of the Fixed Rate Euro Notes and/or the Fixed Rate Dollar Notes, as the case may be, upon not less than 10 nor more than 60 days’ notice, delivered to each Holder pursuant to Section 3.03 and Section 14.01 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and all Additional Amounts (if any) then due on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of Holders of Fixed Rate Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Fixed Rate Euro Notes	Fixed Rate Dollar Notes
2016	102.000%	102.375%
2017	101.000%	101.188%
2018 and thereafter	100.000%	100.000%

(e) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption on the applicable redemption date.

(f) At any time prior to July 15, 2015, the Issuer may at its option also redeem all or a part of the Floating Rate Notes upon not less than 10 nor more than 60 days’ notice, pursuant to Section 3.03 and Section 14.01 at a redemption price equal to 100% of the principal amount of Floating Rate Notes redeemed plus the Applicable Floating Rate Note Premium (calculated as of a date no more than three Business Days prior to the date of the relevant redemption notice) as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders of the Floating Rate Notes on the relevant record date to receive interest due on the relevant interest payment date.

(g) Except pursuant to subsection (f) of this Section 3.07, the Floating Rate Notes will not be redeemable at the Issuer’s option prior to July 15, 2015. On or after July 15, 2015, the Issuer may at its option redeem all or a part of the Floating Rate Notes upon not less than 10 nor more than 60 days’ notice, delivered to each Holder pursuant to Section 3.03 and Section 14.01 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and all Additional Amounts (if any) then due on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of Holders of Floating Rate Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Floating Rate Notes
2015 and thereafter	100.000%

(h) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Floating Rate Notes or portions thereof called for redemption on the applicable redemption date.

(i) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06.

(j) Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

Section 3.08        Redemption for Changes in Withholding Taxes.

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice of redemption to the Holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in Section 3.03 and Section 14.01), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer is or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available, as a result of:

(i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of a relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has been added since the date of this Indenture, the date on which that relevant Tax Jurisdiction became a Tax Jurisdiction under this Indenture); or

(ii) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has been added since the date of this Indenture, the date on which that relevant Tax Jurisdiction became a Tax Jurisdiction under this Indenture).

The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Notwithstanding the foregoing, the Issuer may not redeem the Notes under this provision if the relevant Tax Jurisdiction became a Tax Jurisdiction after the date of this Indenture and the Issuer is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of that relevant current Tax Jurisdiction which, at the time such Tax Jurisdiction became a Tax Jurisdiction under this Indenture, was publicly announced as formally proposed. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing and in accordance with Section 3.03, the Issuer will deliver to the Trustee an opinion of internationally recognized tax counsel, reasonably satisfactory to the Trustee, to the effect that there has been such change or amendment and otherwise in compliance with Section 14.04. In addition, before the Issuer publishes or mails notice of redemption of the Notes pursuant to the foregoing and in accordance with Section 3.03, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The Trustee will accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders. For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing, or complying with, or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

Section 3.09        Mandatory Redemption.

The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10        Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified in this Section 3.10.

(b) The Issuer (or a Guarantor on the Issuer’s behalf) will commence each Asset Sale Offer within 25 days after the date on which the Excess Proceeds exceed €35.0 million by delivering the notice required pursuant to Section 3.10(d). The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a record date for the payment of interest and on or before the related payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall deliver a notice to the Trustee and each of the Holders pursuant to Section 14.01. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 3.10 and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 or €1,000 only, as the case may be (provided that Fixed Rate Dollar Notes of $200,000 or less or Euro Notes of €100,000 or less may only be redeemed in whole and not in part);

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer through the facilities of the Depositary, to the account of the Issuer, or the Paying Agent specified in the notice at least one Business Day before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and other Pari Passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Issuer will select the Notes and other Pari Passu Indebtedness to be purchased as provided in Section 4.10 (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of` $1,000 or €1,000, or integral multiples thereof, as the case may be, will be purchased (provided that Fixed Rate Dollar Notes of $200,000 or less or Euro Notes of €100,000 or less may only be redeemed in whole and not in part)); and

(ix) that Holders whose Definitive Registered Notes were purchased only in part shall be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the Notes.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) deliver to each tendering Holder in the manner specified in the Notes an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase. In connection with any purchase of Global Notes pursuant hereto, the Trustee shall endorse such Global Notes to reflect the decrease in principal amount of such Global Note resulting from such purchase. In connection with any partial purchase of Definitive Registered Notes, the Issuer shall promptly issue a new Definitive Registered Note, and the Trustee, upon written request from the Issuer shall authenticate and mail or deliver such new Definitive Registered Note to the tendering Holder, in a principal amount equal to any unpurchased portion of the Definitive Registered Note surrendered. Any Note tendered but not accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce and inform the Luxembourg Stock Exchange (for as long as the Notes (if any) are admitted to trading on the Euro MTF Market and listed on the official listing of the Luxembourg Stock Exchange) of the results of the Asset Sale Offer on the Purchase Date.

(f) Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01        Payment of Notes.

No later than 10:00 am local time in the jurisdiction where the relevant Paying Agent is based on the due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit in an account with the relevant Paying Agent money in immediately payable funds sufficient to pay any such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes and subject to receipt of such money, the relevant Paying Agent shall make payment on the Notes in accordance with this Indenture. The Issuer shall pay or cause to be paid the principal of, interest and premium and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, interest, premium and Additional Amounts, if any, shall be considered paid on the date due if the Principal Paying Agent, receives such payment in the manner provided in the Notes. Principal, premium, if any, Additional Amounts, if any, and interest shall be considered paid on the date due if the Issuer holds, in an account with the Paying Agent, if other than the Issuer or a Subsidiary thereof, on the Business Day prior to the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, Additional Amounts, if any, and interest then due.

Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable at the corporate trust office or agency of the Principal Paying Agent maintained in the City of London for such purposes, at the corporate trust office or agency of the Paying Agent maintained in the Borough of Manhattan, City of New York, for such purposes and, for as long as any Notes are admitted to trading on the Euro MTF Market and listed on the official list of the Luxembourg Stock Exchange, at the office of the Paying Agent appointed in Luxembourg. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with instructions given by that Holder.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of any Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02        Maintenance of Office or Agency.

The Issuer shall maintain the offices and agencies specified in Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency as required by Section 2.03. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the corporate trust office of the Trustee (the address of which is specified in Section 14.01) as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03        Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer and Wind shall provide the Trustee (who, at the expense of the Issuer, will furnish by mail to the Holders, Common Depositary, Euroclear, Clearstream and DTC) for the benefit of the Holders of Notes:

(i) within 120 days after the end of the Issuer’s and Wind’s fiscal year, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the Offering Memorandum: (1) audited consolidated balance sheet of the Issuer and Wind, respectively, as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Issuer and Wind, respectively, for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (2) pro forma income statement and balance sheet information, together with explanatory footnotes, for any material acquisitions or dispositions (including, without limitation, any acquisitions or disposition that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 20% of the consolidated revenues, EBITDA, or assets of the Issuer and Wind, respectively, on a pro forma basis) or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates; (3) an operating and financial review of the audited financial statements, including a discussion of the results of operations including a discussion of subscribers, churn, ARPU and traffic and a breakout of revenue and EBITDA between the mobile and fixed-line business, financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (4) a description of the industry, business, management and shareholders of the Issuer and Wind, all material affiliate transactions, Indebtedness and material financing arrangements and a description of all material contractual arrangements, including material debt instruments; and (5) risk factors and material recent developments;

(ii) within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Issuer and Wind, respectively, quarterly reports containing the following information: (1) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods for the Issuer and Wind, respectively, together with condensed footnote disclosure; (2) pro forma income statement and balance sheet information, together with explanatory footnotes, for any material acquisitions or dispositions (including, without limitation, any acquisition or disposition that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates, represents greater than 20% of the consolidated revenues, EBITDA or assets of the Issuer and Wind, respectively, on a pro forma basis) or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates; (3) an operating and financial review of the unaudited financial statements (including a discussion of subscribers, churn, ARPU and traffic and a breakout of revenue and EBITDA between the mobile and fixed-line businesses), including a discussion of the consolidated financial condition and results of operations of Wind and any material change between the current quarterly period and the corresponding period of the prior year; (4) material developments in the business of Wind and its Subsidiaries; (5) financial developments and trends in the business in which Wind and its Subsidiaries are engaged; and (6) material recent developments and any material changes to the risk factors disclosed in the most recent annual report with respect to the Issuer and Wind, respectively; and

(iii) promptly after the occurrence of (1) a material acquisition, disposition or restructuring (including any acquisition or disposition that would require the delivery of pro forma financial information pursuant to clauses (i) or (ii) above), (2) any senior management change at the Issuer and Wind, respectively, (3) any change in the auditors of the Issuer and Wind, respectively, (4) any resignation of a member of the Board of Directors of the Issuer and Wind, respectively, as a result of a disagreement with the Issuer or Wind, respectively, (5) the entering into an agreement that will result in a Change of Control or (6) any material events that the Issuer or Wind, respectively, announces publicly, in each case, a report containing a description of such events.

(b) If Wind has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Wind and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Wind.

(c) For so long as any Notes remain outstanding and during any period during which Wind and the Issuer are not subject to Section 13 or 15(d) of the U.S. Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), Wind and the Issuer will furnish to the holders of a beneficial interest in the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the U.S. Securities Act.

(d) The Issuer and Wind will also make available copies of all reports required by Section 4.03(a) (i) on Wind’s website and (ii) if and so long as the Notes are listed on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, at the specified office of the Paying Agent in Luxembourg. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer or Wind’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officer’s Certificate).

(e) The Trustee shall have no obligation to determine if and when the Issuer’s or Wind’s statements or reports are publicly available and accessible electronically.

Section 4.04        Compliance Certificate.

(a) The Issuer and each Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year (without the need for any request by the Trustee) and (at any time) within 21 days of a request by the Trustee therefor, an Officer’s Certificate stating that a review of the activities of the Issuer, Wind and its Subsidiaries during the preceding fiscal year or, as the case may be, during the 12-month period ending on the date of such request, has been made under the supervision of the signing Officers with a view to determining whether each of the Issuer and Wind has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each of the Issuer and Wind has kept, observed, performed and fulfilled each and every covenant made by it contained in this Indenture, and is not (and has not been since the date of the last such certificate, or if none, since the Issue Date) in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer and/or such Guarantor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, interest, premium and Additional Amounts, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer and/or Wind is taking or proposes to take with respect thereto.

(b) So long as not contrary to customary practice applicable to the Issuer’s and Wind’s independent auditors, the year-end financial statements delivered pursuant to Section 4.03(a) above shall be accompanied by a written statement of the Issuer’s and Wind’s independent public accountants (which shall be a firm of established international reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuer, Wind or its Restricted Subsidiaries has violated any provisions of Article 4 or Article 5 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Issuer and each Guarantor shall, so long as any of the Notes are outstanding, deliver to the Trustee, upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.05        Taxes.

The Issuer and Wind shall pay, and Wind shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06        Stay, Extension and Usury Laws.

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and any Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07        Limitations on Restricted Payments

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Wind’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Wind or any of its Restricted Subsidiaries) or to the direct or indirect holders of Wind’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Wind and other than dividends or distributions payable to Wind or a Restricted Subsidiary of Wind);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Wind) any Equity Interests of Wind or any direct or indirect parent of Wind;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (a) any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Wind and any of its Restricted Subsidiaries) (other than intercompany Indebtedness owed to the Issuer which is subordinated pursuant to the Priority Agreement) and (b) the 2014 HY Senior Notes and any Permitted Refinancing Indebtedness incurred under Clause (4) of the definition of Permitted Debt to the extent such Permitted Refinancing Indebtedness is incurred in respect of the 2014 HY Senior Notes, except a payment of interest or principal (other than with respect to Subordinated Shareholder Debt) at the Stated Maturity thereof or the purchase, redemption, defeasance or other acquisition or retirement of any such subordinated obligations (other than with respect to Subordinated Shareholder Debt) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii) Wind would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Wind and its Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi), (vii), (viii)(a), (viii)(b), (xii), (xvi), (xvii) and (xviii) of Section 4.07(b); provided that the maximum exclusion under clause (viii)(b) shall be €20.0 million per annum), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Wind for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2014 to the end of Wind’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of property or assets or marketable securities received by Wind since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Wind (other than Disqualified Stock or Excluded Contributions) or from the issue or sale since the date of this Indenture of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Wind or any Restricted Subsidiary of Wind that have been converted into or exchanged for such Equity Interests of Wind (other than (i) Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Wind or (ii) Excluded Contributions) or from Subordinated Shareholder Debt; plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash and/or Cash Equivalents or otherwise liquidated or repaid for cash and/or Cash Equivalents, the lesser of (i) the cash return of capital with respect to such Restricted Investment (including any Cash Equivalents less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary of Wind designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of Wind’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E) 100% of any dividends or distributions received by Wind or a Restricted Subsidiary of Wind after the date of this Indenture from an Unrestricted Subsidiary of Wind, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Wind for such period.

Notwithstanding the foregoing, any amounts (such amounts, the “Excluded Amounts”) that would otherwise be included in the calculation of the amount available for Restricted Payments pursuant to the preceding clause (iii) will be excluded to the extent (i) such amounts result from the receipt of net cash proceeds or property or marketable securities received in contemplation of, or in connection with, an event that would otherwise constitute a Change of Control pursuant to the definition thereof, (ii) the purpose of, or the effect of, the receipt of such net cash proceeds or property or assets or marketable securities was to reduce the Consolidated Leverage Ratio so that there would be an occurrence of a Specified Change of Control Event that would not have been achieved without the receipt of such net cash proceeds or property or assets or marketable securities and (iii) no Change of Control Offer is made in connection with such Change of Control in accordance with the requirements of this Indenture.

(b) The provisions of Section 4.07(a) will not prohibit:

(i) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment in exchange for, upon conversion of or out of the net cash proceeds of the sale within 30 days prior to such payment (other than to a Subsidiary of Wind) of, Equity Interests of Wind (other than Disqualified Stock or Excluded Amounts) or Subordinated Shareholder Debt or from the substantially concurrent contribution of common equity or ordinary share capital to Wind; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(iii)(B), will not constitute Excluded Contributions and will not be considered to be net cash proceeds from a Public Equity Offering for purposes of Section 3.07;

(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Guarantor (other than Subordinated Shareholder Debt) that is referred to Section 4.07(a)(iii):

(A) in exchange for, or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(B) to the extent that the Consolidated Senior Secured Leverage Ratio of Wind on the date of such Restricted Payment and after giving pro forma effect thereto (and to any related transactions) does not exceed 3.0 to 1.0; or

(C) from the Net Proceeds from the sale of any Towers Infrastructure;

(iv) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Wind to the holders of its Equity Interests then entitled to participate in such dividends on a pro rata basis;

(v) the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Wind or any Restricted Subsidiary of Wind held by any current or former officer, director or employee of Wind or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, compensation, retirement, disability, severance or benefit plan or arrangement, stock option or incentive plan or agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed €7.5 million in any twelve-month period with unused amounts being carried over to any subsequent twelve-month period subject to a maximum aggregate amount of €15.0 million being available in any twelve-month period;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vii) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Wind or Preferred Stock of any Restricted Subsidiary of Wind issued on or after the date of this Indenture in accordance with the Consolidated Leverage Ratio test set forth in Section 4.09;

(viii) so long as no Default has occurred and is continuing or would be caused thereby, (a) Permitted Maintenance Payments; and (b) Permitted Wind Telecom Management Payments;

(ix) so long as no Default has occurred and is continuing or would be caused thereby, following a Public Equity Offering that results in a Public Market of the Capital Stock of Wind or any Parent Holdco of Wind, the payment of dividends on the Capital Stock of Wind up to 6% per annum of the net cash proceeds received by Wind in any such Public Equity Offering or any subsequent public offering of such Capital Stock, or the net cash proceeds of any such Public Equity Offering or subsequent public offering of such Capital Stock of any Parent Holdco of Wind that are contributed in cash to Wind’s equity (other than through the issuance of Disqualified Stock or Excluded Amounts); provided, that if such Public Equity Offering was of Capital Stock of a Parent Holdco of Wind, the net proceeds of any such dividend are used to fund a corresponding dividend in equal or greater amount on the Capital Stock of such Parent Holdco;

(x) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer, Wind or any of its Restricted Subsidiaries that (i) is contractually subordinated to the Notes or any Note Guarantee or (ii) constitutes the 2014 HY Senior Notes, in either case, upon a Change of Control or an Asset Sale to the extent required by this Indenture or any agreement or instrument pursuant to which such subordinated Indebtedness was issued, but only if the Issuer (a) in the case of a Change of Control, has first purchased all Notes validly tendered and not withdrawn in the Change of Control Offer contemplated in Section 4.15 or (b) in the case of an Asset Sale, has first purchased all Notes validly tendered and not withdrawn in the Asset Sale Offer contemplated in Section 3.10;

(xi) the repurchase, redemption, or other acquisition for value (including, for the avoidance of doubt, cash payments in lieu of fractional shares) of Capital Stock of Wind representing fractional shares of such Capital Stock in connection with a share dividend, share distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Wind or such Restricted Subsidiary, in each case, as permitted under this Indenture; provided that such share dividend, share distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination is undertaken in good faith and not in anticipation of, or to facilitate the payment of, any dividend or other return of capital to the holders of, such Capital Stock;

(xii) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause (xii);

(xiii) the redemption of Preferred Stock of a Restricted Subsidiary of Wind out of cash or the net cash proceeds of the incurrence within 45 days prior to such redemption of Indebtedness of Wind or a Restricted Subsidiary of Wind which Indebtedness is permitted to be incurred under this Indenture;

(xiv) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed €75.0 million since the date of this Indenture;

(xv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment; provided that the Consolidated Leverage Ratio on a pro forma basis after giving effect to any such dividend, distribution, advance, loan or other payment does not exceed 4.0 to 1.0;

(xvi) any Restricted Payment made in connection with any amendment and/or extension and/or offset and/or discharge (including by way of exchange, sale or substitution) or any other action in relation to the Wind Telecom Loan provided that no cash may be made by Wind or any Restricted Subsidiary as part of such Restricted Payment;

(xvii) the making of any Restricted Payment (including via an Investment) as part of a Cash Distribution (which for the avoidance of doubt will not permit any Restricted Payments not also permitted by the 2013 Indenture and the 2014 HY Senior Notes Indenture); and

(xviii) payment of Receivables Fees and purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Wind or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Wind.

Section 4.08        Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of (1) Wind to make payments to, or make loans or advances to, the Issuer or (2) any Restricted Subsidiary of Wind to:

(i) pay dividends or make any other distributions on its Capital Stock to Wind or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Wind or any of its Restricted Subsidiaries;

(ii) make loans or advances to Wind or any of its Restricted Subsidiaries; or

(iii) sell, lease or transfer any of its properties or assets to Wind or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(i) agreements and instruments (including agreements or instruments governing Existing Indebtedness and Credit Facilities (including the Priority Agreement)) as in effect on the date of this Indenture and any amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements and instruments on the date of this Indenture;

(ii) this Indenture and the Notes, the Note Guarantees and the Security Documents and any amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements and instruments on the date of this Indenture;

(iii) applicable law, rule, regulation, or order or governmental license, permit or concession with respect to the operation of a Permitted Business;

(iv) any agreement or instrument (including agreement and instruments governing Indebtedness) or Capital Stock of a Person or assets acquired by Wind or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, extensions, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the corresponding agreement on the date of such acquisition; provided further that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in leases, contracts and licenses entered into by Wind and its Restricted Subsidiaries in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations and mortgage financings that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(iii);

(vii) any agreement for the sale or other disposition of Equity Interests or property or assets of a Restricted Subsidiary of Wind (including by way of merger, consolidation, amalgamation or combination) that restricts the disposition of such Equity Interests, property or assets pending the sale or other disposition;

(viii) any agreement or instrument relating to Indebtedness permitted to be incurred after the Issue Date under Section 4.09 if the restriction and encumbrances contained in the relevant agreements governing such Indebtedness are (a) either (1) no more restrictive or (2) not materially less favorable to the Holders of the Notes, taken as a whole and determined in good faith by the Board of Directors of Wind, than the dividends and other payment restrictions contained in the Credit Agreement and the Priority Agreement, in each case, as in effect on the Issue Date, and (b) either (1) the final Stated Maturity of the Indebtedness is prior to the final Stated Maturity of the Notes or (2) such Indebtedness permits principal payments to be made to the Issuer to fund the repayment of the Notes at final Stated Maturity;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets, property or Equity Interests in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Wind’s Board of Directors, which limitation is applicable only to the assets, property or Equity Interests that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into by Wind and its Restricted Subsidiaries in the ordinary course of business; and

(xiii) restrictions effected in connection with a Qualified Receivables Financing that, in the good faith determination of an Officer or the Board of Directors of Wind, are necessary or advisable to effect such Qualified Receivables Financing.

Section 4.09        Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guarantee (collectively, “incur”) any Indebtedness (including Acquired Debt), and Wind will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (1) Wind may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and (2) the Issuer and any other Restricted Subsidiary of Wind that is a Guarantor may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, in each case, if on the date of such incurrence or issuance and on a pro forma basis (including a pro forma application of the Net Proceeds therefrom) the Consolidated Leverage Ratio of Wind is less than 5.0 to 1.0.

(b) Sections 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Issuer, Wind or any other Restricted Subsidiary of Wind that is a Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer, Wind and Wind’s other Restricted Subsidiaries thereunder) not to exceed in aggregate the total of €2,955 million (subject to Section 4.09(d)), less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries since the Issue Date to repay any Indebtedness under Credit Facilities incurred pursuant to this Section 4.09(b)(i) and effect a corresponding commitment reduction thereunder pursuant to Section 4.10(b)(i);

(ii) the incurrence by the Issuer, Wind and Wind’s other Restricted Subsidiaries of Existing Indebtedness outstanding on the Issue Date after giving pro forma effect to the use of proceeds from the issuance of the Notes (including, for avoidance of doubt, the Fixed Rate Notes issued on the Issue Date, the 2013 Indenture Senior Secured Notes and the 2014 HY Senior Notes, but excluding the Floating Rate Notes issued on the Issue Date);

(iii) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in the business of the Issuer, Wind or any of Wind’s other Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which were used to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iii), in an aggregate amount at any time outstanding not to exceed the greater of (i) €250.0 million and (ii) 1.5% of Consolidated Total Assets;

(iv) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (ii), (iv), or (xiv) of this Section 4.09(b);

(v) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer, Wind and any of Wind’s other Restricted Subsidiaries; provided, however, that:

(A) if any Guarantor or the Issuer is the obligor on such Indebtedness and the payee is not a Guarantor or the Issuer, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the relevant Note Guarantee or the Issuer’s obligations under the Notes, as the case may be; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer, Wind or any other Restricted Subsidiary of

Wind and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer, Wind or any other Restricted Subsidiary of Wind, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer, Wind or any other Restricted Subsidiary of Wind, as the case may be, that was not permitted by this clause (v);

(vi) the issuance by the Issuer or any of Wind’s other Restricted Subsidiaries to Wind or by the Issuer or any of Wind’s other Restricted Subsidiaries to the Issuer or any of Wind’s other Restricted Subsidiaries of shares of Preferred Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Issuer, Wind or any other Restricted Subsidiary of Wind; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either Wind, the Issuer or any other Restricted Subsidiary of Wind,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by the Issuer or such other Restricted Subsidiary that was not permitted by this clause (vi);

(vii) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(viii) the guarantee by the Issuer, Wind or any other Restricted Subsidiary of Wind of Indebtedness of the Issuer, Wind or any other Restricted Subsidiary of Wind that was permitted to be incurred by another provision of this Section 4.09; provided that if either (i) the Indebtedness being guaranteed is subordinated in right of payment to the Notes or any Note Guarantee or (ii) the guarantee relates to either the 2014 HY Senior Notes or any Permitted Refinancing Indebtedness incurred under clause (4) of this paragraph in respect of Indebtedness initially outstanding under the 2014 HY Senior Notes and the 2014 HY Senior Notes Indenture, then, in either case, such guarantee shall be subordinated to the Notes or the Note Guarantee, as applicable, substantially to the same extent as the relevant Indebtedness guaranteed (or, in the case of guarantees of the 2014 HY Senior Notes or any Permitted Refinancing Indebtedness incurred in connection therewith, to the same extent as the guarantee by the Company of the 2014 HY Senior Notes);

(ix) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Indebtedness arising from (1) workers’ compensation claims, self-insurance obligations, performance, surety, bid, judgment, appeal, advance payment, customs, VAT or other tax guarantees or other similar bonds, instruments or obligations and performance or completion bonds, guarantees and warranties provided by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries or relating to liabilities or obligations arising in the ordinary course of business and not in connection with the borrowing of money; (2) letters of credit, bankers’ acceptances or other similar instruments or obligations issued or relating to liabilities or obligations in the ordinary course of business; provided that, upon demand being made under such reimbursement obligations, such demand is satisfied within five days of the date of such demand; and (3) the financing of insurance premiums in the ordinary course of business;

(x) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is extinguished or covered within five business days of Wind or the relevant Subsidiaries obtaining knowledge of such incurrence;

(xi) the incurrence by Wind of intercompany Indebtedness in the form of a loan from the Parent within 15 Credit Agreement Business Days of Wind becoming aware of, and for the purpose of curing, a breach of the financial covenants set forth in the Credit Agreement; provided that (1) the cure of such breach is permitted in such manner under the terms of the Credit Agreement; (2) the event of default arising from such breach under the relevant agreement will not be continuing after the loan has been made to Wind; (3) such Indebtedness is expressly subordinated in right of payment to any Intercompany Loan, the Notes and any Note Guarantee, may not be enforceable while the Notes or any Note Guarantee remains outstanding and is automatically cancelled upon any Default and (4) is, within 45 days after the date on which the consolidated quarterly financial statements of Wind to which the financial covenants relate were provided to the facility or administrative agent under the Credit Agreement, either converted into shares of common stock or ordinary shares of Wind or refinanced out of the proceeds from the issuance of shares of common stock or ordinary shares of Wind, in either case, without any cash payment from the Issuer, Wind or any of Wind’s other Restricted Subsidiaries;

(xii) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer, Wind or any other Restricted Subsidiary of Wind providing for indemnification, earn-out, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary, other than, for the avoidance of doubt, guarantees of Indebtedness of the Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that the maximum liability of the Issuer, Wind and Wind’s other Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer, Wind and Wind’s other Restricted Subsidiaries in connection with such disposition;

(xiii) customer deposits and advance payments received from customers for goods and services purchased in the ordinary course of business;

(xiv) Indebtedness of any Restricted Subsidiary of Wind that is not a Guarantor or the Issuer existing at the time such Restricted Subsidiary is merged, consolidated, amalgamated or otherwise combined with or into or becomes a Restricted Subsidiary of Wind (but, for the avoidance of doubt, excluding any Indebtedness incurred in connection with, or in contemplation of, such Restricted Subsidiary merging, consolidating, amalgamating or otherwise combining with or into, or becoming a Restricted Subsidiary of, Wind); provided, however, with respect to this Section 4.09(b)(xiv), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred (A) Wind would have been able to incur €1.00 of additional Indebtedness pursuant to Section 4.09(a) after giving effect to the incurrence of such Indebtedness pursuant to this Section 4.09(b)(xiv); or (B) the Consolidated Leverage Ratio of Wind would not be greater than it was immediately prior to giving effect to such acquisition or other transaction;

(xv) Indebtedness of the Issuer, Wind and Wind’s other Restricted Subsidiaries owed to their employees in connection with loan stock issued under employee stock purchase plans (including of a Parent Holdco) so long as the aggregate principal amount of all such Indebtedness shall not exceed €5.0 million at any time outstanding;

(xvi) the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of additional Indebtedness (including Acquired Debt) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed the greater of (i) €200.0 million and (ii) 1.5% of Consolidated Total Assets; provided that no more than €25.0 million of which at any time outstanding may be incurred by Restricted Subsidiaries of Wind that are not a Guarantor or the Issuer;

(xvii) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing; and

(xviii) Indebtedness of the Issuer, Wind or any of Wind’s other Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this Section 4.09(b)(xviii) and then outstanding, will not exceed 100% of the Net Proceeds received by Wind from the issuance or sale (other than to a Restricted Subsidiary of Wind) of its Subordinated Shareholder Debt or Capital Stock (other than Disqualified Stock, an Excluded Contribution or an Excluded Amount) or otherwise contributed to the equity (other than through the issuance of Disqualified Stock, Excluded Amounts, or an Excluded Contribution) of Wind, in each case, subsequent to the Issue Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a) and Section 4.07(b)(ii) and (ix) to the extent the Issuer, Wind and Wind’s other Restricted Subsidiaries incur Indebtedness in reliance thereon and

(ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this Section 4.09(b)(xviii) to the extent the Issuer, Wind or any of Wind’s other Restricted Subsidiaries makes a Restricted Payment under Section 4.07(a) and Section 4.07(b)(ii) and (ix) in reliance thereon.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness may only be incurred by a Guarantor, such Indebtedness may be incurred by a Restricted Subsidiary of Wind that is not a Guarantor so long as such Restricted Subsidiary either becomes a Guarantor or is merged with and into a Guarantor, in either case, within 90 days of such incurrence of Indebtedness.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xviii) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Issuer and Wind will be permitted to classify all or any portion of such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.09 and, other than with respect to Indebtedness incurred under clause (i) of the definition of Permitted Debt in Section 4.09(b), to reclassify from time to time all or any portion of such item of Indebtedness in any manner that then complies with this Section 4.09. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under this Indenture and the Floating Rate Notes issued on the Issue Date (and any Credit Facilities from time to time used to amend, restate, modify, renew, refund, replace or refinance such aggregate principal amount of Notes in whole or in part) will each initially be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt and may not be reclassified. The amount of Indebtedness deemed outstanding under Credit Facilities shall exclude any amounts of principal incurred in connection with any renewal, refund, refinancing, replacement, defeasance or discharge of any Credit Facilities to repay accrued interest on such Credit Facilities and the amount of all fees and expenses, including premiums, incurred in connection therewith. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Wind as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer, Wind or any other Restricted Subsidiary of Wind may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be (without double counting):

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person,

provided that for purposes of determining Consolidated Leverage or Consolidated Senior Secured Leverage for purposes of clauses (i) and (ii), such amount of Indebtedness outstanding shall be equal to the amount of such Indebtedness that appears as a liability on the consolidated balance sheet prepared in accordance with IFRS of Wind and its Restricted Subsidiaries after adjustment for financial assets and financial liabilities.

(f) For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (1) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) notwithstanding clause (3) below, for the purposes of determining Consolidated Leverage or Consolidated Senior Secured Leverage, the Euro Equivalent of the principal amount of any such Indebtedness will be calculated as of the last date of the most recent quarterly period in the four quarter period for which such determination is being made; and (3) other than for purposes of clause (2) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date. For the avoidance of doubt, for the purpose of determining the Consolidated Leverage or Consolidated Senior Secured Leverage, if any Indebtedness is subject to a Currency Exchange Protection Agreement, any amount that would be payable by the Issuer, Wind or any other Restricted Subsidiary of Wind upon termination or close out under such a Currency Exchange Protection Agreement to the extent such termination or close out has not occurred will not be taken into account to the extent such Indebtedness for which such a Currency Exchange Protection Agreement relates is calculated pursuant to the Currency Exchange Protection Agreement

Section 4.10        Asset Sales.

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) Wind or such Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets or Equity Interests issued or sold or otherwise disposed of as determined in good faith by the principal financial officer of Wind or, in the case of assets and Equity Interests having a value in excess of €15 million, as determined in good faith by the Board of Directors of Wind; and

(ii) at least 75% of the consideration received in the Asset Sale by Wind or such Restricted Subsidiary is in the form of cash and/or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on Wind’s most recent consolidated balance sheet, of Wind or any Restricted Subsidiary (other than contingent liabilities, and liabilities (or the guarantees thereof) that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed or repaid by another Person in connection with such Asset Sale; provided that Wind or such Restricted Subsidiaries are released from further liability;

(B) any securities, notes or other obligations received by Wind or any such Restricted Subsidiary from such transferee that are converted into cash or Cash Equivalents within 45 days of receipt thereof; and to the extent of the cash or Cash Equivalents received in that conversion;

(C) any stock or assets of the kind referred to in clauses (ii) or (iv) of Section 4.10(b);

(D) any Designated Non-Cash Consideration received by Wind or any of its Restricted Subsidiaries in such Asset Sales having an aggregate Fair Market Value, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed €25.0 million, measured at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(E) any combination of the foregoing.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Wind or any Restricted Subsidiary may:

(i)(A) apply the Net Proceeds to repay, prepay, redeem or purchase (a) (x) Pari Passu Indebtedness that is secured by a Permitted Collateral Lien that, to the extent such asset constitutes Collateral, ranks equal to or in priority to any Lien on such assets securing the Notes or this Indenture or (y) to the extent permitted by the Company’s Credit Agreement, any HY Notes (as defined in the Priority Agreement) and any related refinancing costs (including, but not limited to fees (legal, accounting, agency or otherwise), consent fees, issue discount and hedging costs) from the Net Proceeds from the sale of any Towers Infrastructure, (b) Indebtedness that is secured by a Lien (other than a Permitted Collateral Lien) on the asset which is the subject of the Asset Sale and (c) with respect to assets of a Restricted Subsidiary that is not the Issuer or a Guarantor, Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor or (B) apply the Net Proceeds to (a) purchase the Notes pursuant to an offer made on a pro rata basis to all of the holders of Notes at a purchase price not less than 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (a “Notes Offer”) or (b) redeem the Notes pursuant to the redemption provisions set forth in Section 3.07;

(ii) apply the Net Proceeds to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of assets or Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Wind;

(iii) apply the Net Proceeds to make a capital expenditure;

(iv) apply the Net Proceeds to acquire other assets that are not classified as current assets under IFRS and that are used or useful in a Permitted Business;

(v) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (ii), (iii), (iv) or (v) of this paragraph; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period; or

(vi) apply the Net Proceeds in any combination of the foregoing.

Pending the final application of any Net Proceeds, Wind may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds €35.0 million, within 25 days thereof, the Issuer (or a Guarantor on the Issuer’s behalf) will make an Asset Sale Offer in accordance with the procedures set forth in Section 3.10, to all Holders of Notes and creditors under any other Pari Passu Indebtedness containing provisions similar to those set forth in this Section 4.10 with respect to offers to purchase or redeem with the proceeds of sales of assets (including for such purposes, the 2013 Indenture Senior Secured Notes), to purchase the maximum principal amount (on a pro rata basis) of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts then due (if any) to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or Wind may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee or the relevant Registrar will select the Notes to be purchased on a pro rata basis or by lot. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws, rules and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or a Notes Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11        Transactions with Affiliates.

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Wind (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of €5.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable, taken as a whole, to Wind or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by Wind or such Restricted Subsidiary with a Person who is not an Affiliate of Wind or any of its Restricted Subsidiaries; and

(ii) Wind delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €20.0 million, a resolution of the Board of Directors of Wind set forth in an Officer’s Certificate certifying that such Affiliate Transaction satisfies the criteria set forth in the preceding clause (i) and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of Wind who are disinterested with respect to such transaction; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €30.0 million an opinion as to the fairness to Wind or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal, investment banking or valuation firm of international standing.

(b) The following items (including performance of agreements) will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(i) any employment agreement, compensation, retirement, disability, severance, or other benefit plan or agreement, officer or director indemnification agreement, stock option or incentive plan or agreement, equity subscription agreement or any similar arrangement entered into by Wind or any of its Restricted Subsidiaries on behalf of directors, officers and employees in the ordinary course of business and payments pursuant thereto;

(ii) transactions between or among Wind and/or its Restricted Subsidiaries; provided that any transactions between Wind and/or its Restricted Subsidiaries (other than the Issuer) on the one hand, and the Issuer on the other hand, are on terms that are no less favorable, taken as a whole, to the Issuer than those that could reasonably have been obtained from a comparable arm’s length transaction by the Issuer with a Person who is not an Affiliate of the Issuer;

(iii) transactions with or for the benefit of a Person (other than an Unrestricted Subsidiary of Wind) that is an Affiliate of Wind solely because Wind or a Restricted Subsidiary of Wind either controls (including pursuant to a joint venture or shareholders agreement), can designate one or more Persons to the Board of Directors of or owns, directly or indirectly, an Equity Interest in such Person;

(iv) payment of reasonable directors’ fees and reimbursement of expenses to Persons who are not otherwise Affiliates of Wind;

(v) any issuance of Equity Interests (other than Disqualified Stock) of Wind to Affiliates of Wind or the incurrence of Subordinated Shareholder Debt by Wind;

(vi) Restricted Payments that do not violate Section 4.07 and any Permitted Investment (other than Permitted Investments described in clauses (3), (17), (18) and (19) of the definition thereof);

(vii) loans or advances (or cancellations thereof), or guarantees of loans, to employees, directors and officers in the ordinary course of business not to exceed €10.0 million in the aggregate at any one time outstanding;

(viii) the Wind Telecom Management Services Agreement (other than with respect the payment of any amounts to Orascom Telecom Holding, S.A.E. or its Affiliates pursuant to the Wind Telecom Management Services Agreement);

(ix) Permitted Maintenance Payments, Permitted Weather Management Payments and Permitted Management Payments;

(x) arrangements with customers, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate and arrangements with WIS, Italia Online Srl and WI Newco, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to Wind and its Restricted Subsidiaries (1) are fair to Wind and its Restricted Subsidiaries and are on terms no less favorable to Wind and its Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors of Wind or the senior management of Wind), (2) the performance by Wind and any of its Restricted Subsidiaries in respect of any such arrangements are for its own behalf and in its own name and (3) Wind and its Restricted Subsidiaries do not assume, and are otherwise not liable for any performance or breach in respect of, any such arrangements by the relevant Affiliate;

(xi) loans or advances permitted by Section 4.09(b)(xi);

(xii) any (a) payments of interest, principal and other amounts owed by Wind or a Restricted Subsidiary of Wind in order to service Indebtedness (and refinancings thereof) owed to an Affiliate and (b) refinancings of such Indebtedness if (i) such Indebtedness is acquired or assumed in connection with an Asset Acquisition Transaction and (ii) such Affiliate is an Affiliate solely as a result of having acquired Equity Interests of the Parent in connection with its acquisition from a third-party; provided that the terms and conditions of the agreements and arrangements governing such Indebtedness and refinancings are fair to Wind and its Restricted Subsidiaries and are on terms no less favorable to Wind and its Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous agreement or arrangement that would not constitute an Affiliate Transaction (in each case, as determined in good faith by the Board of Directors of Wind or the senior management of Wind);

(xiii) agreements and arrangements existing on the date of this Indenture and any amendment, modification or supplement thereto; provided that any such amendment, modification or supplement to terms thereof is not more disadvantageous to the Holders of the Notes and is no less favorable to Wind and its Restricted Subsidiaries (taken as a whole), in each case, in any material respect than the original agreement or arrangement as in effect on the date of this Indenture;

(xiv) the making of any Restricted Payment or Restricted Investment as part of a Cash Distribution, and the amendment, modification or supplement, including any waiver, maturity extension, set-off or discharge (including by way of exchange, sale or substitution), by Wind or any Restricted Subsidiary of any arrangement to such Restricted Payment or Restricted Investment;

(xv) any amendment, modification or supplement, including any waiver, maturity extension, set off or discharge (including by way of exchange, sale or substitution), by Wind or any Restricted Subsidiary of any arrangement connected to the Wind Telecom Loan provided that no actual transfer of cash may be made by Wind or any Restricted Subsidiary as part of such arrangement; and

(xvi) any transaction effected as part of a Qualified Receivables Financing.

Section 4.12        Liens.

(a) The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (an “Initial Lien”) of any kind securing Indebtedness, except Permitted Liens upon any of their property or assets, now owned or hereafter acquired, except (1) in the case of any property or asset that does not constitute a Credit Support Asset, (i) Permitted Liens, or (ii) if such Lien is not a Permitted Lien, to the extent that all payments due under this Indenture, the Notes and any Note Guarantee are secured on either an equal and ratable basis or a priority basis with the obligations so secured (and if such obligations so secured are subordinated in right of payment to either the Notes or any Note Guarantee, on a priority basis) until such time as such obligations are no longer secured by a Lien and (2) in the case of any property or asset that constitutes a Credit Support Asset, Permitted Collateral Liens.

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 4.12(a) will be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien or (ii) as set forth in Article 10.

Section 4.13        Business Activities.

The Issuer and Wind will not, and Wind will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

Section 4.14        [Reserved].

Section 4.15        Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (in integral multiples of €1,000 for Euro Notes and $1,000 for Dollar Notes; provided that Euro Notes of €100,000 or less or Dollar Notes of $200,000 or less may only be redeemed in whole and not in part) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased on the date of purchase plus accrued and unpaid interest and all Additional Amounts (if any) then due on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder of Notes describing the circumstances and/or facts that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the U.S. Exchange Act and any other applicable securities laws and regulations to the extent Rule 14e-1 and those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the applicable Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c) The applicable Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee (or its authenticating agent) or the Registrar will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce, and inform the Luxembourg Stock Exchange of, the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The provisions of this Section 4.15 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(e) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) another Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) For Notes which are represented by global certificates held on behalf of Euroclear, Clearstream and/or DTC, notices may be given by delivery of the relevant notices to each of Euroclear, Clearstream and/or DTC for communication to be entitled account holders in substitution for the below mentioned mailing, publication or posting mechanism. If and for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu).

Section 4.16        Anti-Layering.

Neither the Issuer nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the relevant Note Guarantee (as applicable) and, if such Guarantor is Wind, the Initial Intercompany Loan, on substantially identical terms (or on more favorable terms); provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely (1) by virtue of being unsecured; (2) by virtue of being secured with different collateral; (3) by virtue of being secured on a junior priority basis; (4) by virtue of not being guaranteed; or (5) by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness under Credit Facilities.

Section 4.17        Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Wind may designate any Restricted Subsidiary (other than the Issuer) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Wind and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by Wind. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Wind may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of Wind as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Wind as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, Wind and the Issuer will be in default of such Section 4.09.

(c) The Board of Directors of Wind may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Wind; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Wind of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis to take account of such designation; and (2) no Default or Event of Default would be in existence following such designation.

Section 4.18        Limitation on Issuances of Guarantees of Indebtedness.

(a) Wind will not permit any of its Restricted Subsidiaries (other than the Issuer), directly or indirectly, to guarantee the payment of any other Indebtedness of the Issuer or a Guarantor unless such Restricted Subsidiary simultaneously executes and delivers a Supplemental Indenture pursuant to Section 11.03 providing for the Note Guarantee of the payment of the Notes by such Restricted Subsidiary, which Note Guarantee will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness.

(b) Notwithstanding Section 4.18(a), Wind shall not be obligated to cause such Restricted Subsidiary to guarantee the Notes to the extent that the issuance of a Note Guarantee by such Restricted Subsidiary, would reasonably be expected to give rise to or result in a violation of applicable law which, in any case, cannot be prevented or otherwise avoided through measures reasonably available to Wind or the Restricted Subsidiary; provided that Wind will procure that the relevant Restricted Subsidiary becomes a Guarantor at such time as such restriction would no longer apply to the providing of the Note Guarantee or no longer would prohibit such Restricted Subsidiary from becoming a Guarantor (or prevent Wind from causing such Restricted Subsidiary to become a Guarantor).

Section 4.19        Additional Amounts; Annual Information Statement.

(a) All payments made under or with respect to the Notes (whether or not in the form of Definitive Registered Notes) or with respect to any Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(i) any Taxes that would not have been imposed but for the holder or the beneficial owner of the Notes being a citizen or resident or national of, being incorporated in or carrying on a business, in the relevant Tax

Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Notes or with respect to any Note Guarantee;

(ii) any Taxes that are imposed or withheld as a result of (i) a misrepresentation by any beneficial owner of the Notes in relation to its legal status or (ii) the failure of the holder or beneficial owner of the Note to comply, to the extent it is legally entitled, with any reasonable written request, made to that holder or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable by the Issuer or the Guarantor, to provide timely and accurate information concerning the nationality, tax residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes;

(iii) any Note presented for payment (where Notes are in the form of Definitive Registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(iv) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(v) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;

(vi) any Note presented for payment by or on behalf of a Holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(vii) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Note Guarantee; or

(viii) any combination of items (i) through (vii) above.

(b) Notwithstanding anything to the contrary in Section 4.19(a), none of the Issuer or any Guarantor, any paying agent or any other person shall be required to pay any Additional Amounts with respect to any withholding or deduction imposed on or in respect of any Note pursuant to Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), any treaty, law, regulation or other official guidance enacted by any relevant Tax Jurisdiction implementing FATCA, or any agreement between the Issuer and/or any Guarantor and the United States or any authority thereof implementing FATCA.

(c) The Issuer hereby covenants with the Agents that it will provide them with information required by law so as to enable the Agents to determine whether any payments to be made by them are withholdable payments as defined in section 1473(1) of the U.S. Internal Revenue Code of 1986, as amended, or otherwise defined in Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations or agreements thereunder or official interpretation thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement).

(d) In addition to Section 4.19(a), the Issuer (failing which, the Guarantors) will also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Note Guarantee, or any other document or instrument referred to therein.

(e) If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders on the relevant payment date. The Trustee shall be entitled to rely solely without further investigation or verification on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.

(f) The Issuer or the relevant Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. Upon request, the Issuer or the relevant Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per €1,000 or $1,000 principal amount, as applicable, of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Notes.

(g) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 4.20        Maintenance of Listing.

The Issuer will use its reasonable best efforts to list and to maintain the listing of the Notes on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market for so long as such Notes are outstanding; provided that if at any time the Issuer determines that it is unable to list or it can no longer reasonably comply with the requirements for listing the Notes on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market or if maintenance of such listing becomes unduly onerous, it will obtain prior to the delisting of the Notes from the Official List of the Luxembourg Stock Exchange and withdrawal from trading on the Euro MTF Market, and thereafter use its reasonable best efforts to maintain, a listing of such Notes on such other “recognised stock exchange” as defined in Section 1005 of the Income Tax Act 2007 of the United Kingdom.

Section 4.21        Limitations with Respect to the Issuer.

(a) Notwithstanding anything contained in this Indenture to the contrary:

(i) the Issuer will not engage in any business activity or undertake any other activity, except any activity: (a) relating to the offering, sale, or issuance of Indebtedness (including any Indebtedness issued in the future), the incurrence of any Indebtedness of the Issuer permitted under this Indenture (including the making of any guarantee), lending or otherwise advancing the proceeds thereof to Wind or another Guarantor and any other activities in connection therewith, (b) undertaken with the purpose of, and directly related to, consummating the issuance of the Notes pursuant to the Offering Memorandum or fulfilling any other obligations under any Indebtedness permitted under this Indenture (including for the avoidance of doubt, any repurchase or purchase, repayment, redemption, prepayment of such Indebtedness) or including, without limitation, the Notes (including Additional Notes, if any), the 2013 Indenture Senior Secured Notes, the 2014 HY Senior Notes, this Indenture, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture), the Intercompany Loans, any Security Document to which it is a party or any other document relating to the Notes (including Additional Notes, if any) or to Indebtedness of the Issuer permitted under this Indenture or the making of Permitted Investments, (c) directly related or reasonably incidental to the establishment and/or maintenance of the Issuer’s corporate existence, (d) relating to the consummation of any Corporate Reorganization Transaction, the Issuer Expansion Activities and Issuer Distributions, acting as a treasury company for Wind Telecom S.p.A. and its Subsidiaries and the issuance of the Notes, (e) directly related or reasonably incidental to the management of the corporate existence of any finance company, (f) directly related to investing amounts received by the Issuer in such manner not otherwise prohibited by this Indenture or the Priority Agreement, (g) relating to the consummation of any Change of Control, or (h) other activities not specifically enumerated that are de minimis in nature or otherwise related or reasonably incidental to any of the foregoing;

(ii) for so long as any Notes are outstanding, Wind will not, and will not permit any of its Restricted Subsidiaries to commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Issuer;

(iii) except in accordance with Section 5.01, the Issuer (a) will not merge, consolidate, amalgamate or otherwise combine with or into another Person (whether or not the Issuer is the surviving corporation) or, (b) sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties or assets to any Person or group of Persons, and (c) will remain a Restricted Subsidiary of Wind;

(iv) no Person who is an officer, an employee, a consultant or an agent of Wind or any of its Affiliates (other than the Issuer) (each, an “Affiliated Person”) shall be appointed as a director of the Issuer, provided that Affiliated Persons may be appointed as directors of the Issuer to the extent that the majority of the directors of the Issuer are non-Affiliated Persons; and

(v) neither Wind nor any of its Affiliates shall, whether directly or through another Person, in any manner or form, Direct and Coordinate the Issuer, any of its operations, its management and its assets.

Section 4.22        No Impairment of Security Interests.

(a) Subject to Section 4.22(b), the Issuer and each Guarantor will not, and Wind will not permit any of its Restricted Subsidiaries to, (i) take, or knowingly or negligently omit to take, any action which act or omission might reasonably be expected to, or would have the result of, materially impairing the security interest with respect to the Collateral or the ability to share in the proceeds of any other Credit Support Asset; or (ii) grant to any Person other than the Security Agent for the benefit of the Trustee and the Holders of the Notes any interest whatsoever in the Collateral or any other Credit Support Asset except as permitted in this Indenture, the Priority Agreement and Security Documents.

(b) At the direction of the Issuer and without the consent of the Holder of Notes, the Security Agent may from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) subject to compliance with the foregoing paragraphs, provide for Permitted Collateral Liens to the extent permitted by this Indenture, (iii) comply with the terms of the Priority Agreement (iv) add to the Collateral, (v) evidence the succession of another Person to the Issuer and the assumption by such successor of the obligations under this Indenture, the Notes and the Security Documents, in each case, in accordance with Section 5.01, (vi) provide for the release of property and assets constituting Collateral from the Lien of the Security Documents and/or the release of the Note Guarantee of a Guarantor, in each case, in accordance with (and if permitted by) the terms of this Indenture, (vii) conform the Security Documents to this Description of Notes, (viii) to evidence and provide for the acceptance of the appointment of a successor trustee or security agent or (ix) make any other change thereto that does not adversely affect the rights of Holders of the Notes in any material respect.

(c) Notwithstanding Section 4.22(a) or (b) and without the consent of the Holders of the Notes, (i) Wind and its Restricted Subsidiaries may incur Permitted Collateral Liens in accordance with the terms of this Indenture and (ii) the Collateral may be discharged and released in accordance with the terms of this Indenture; provided that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced (including released and retaken), unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or replacement (including release and retake), the Issuer delivers to the Trustee one of the following: (A) a solvency opinion from an internationally recognized investment bank or accounting firm, in form and substance reasonably satisfactory to the Trustee confirming the solvency of Wind and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, restatement, extension, renewal, supplement, modification or replacement (including released and retaken); (B) a certificate from the Board of Directors or chief financial officer of Wind (acting in good faith), in the form set forth as an exhibit to this Indenture, that confirms the solvency of the Person granting such Lien after giving effect to any transaction related to such amendment, extension, renewal, restatement, replacement, supplement, modification or release (including release and retake) or (C) an opinion of counsel, in form and substance reasonably satisfactory to the Trustee (subject to customary exceptions and qualifications), confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement (including release and retake), the Lien or Liens securing the Notes created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced (including released and retaken) are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, and that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement (including release and retake).

(d) In the event that the Issuer complies with this Section 4.22, the Trustee and the Security Agent will (subject to customary protections and indemnifications) consent to such amendment, extension, renewal, restatement, supplement, modification or replacement (including release and retake) with no need for instructions from Holders of the Notes.

Section 4.23        Security.

The Issuer and Wind shall, and Wind shall procure that each of its Subsidiaries shall, at its own expense, execute and do all such acts and things and provide such assurances as the Security Agent may reasonably require (i) for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by such Security Documents; and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets. Wind shall, and shall procure that each of its respective Subsidiaries shall, execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably request.

Section 4.24        Restrictions on Amendment to Transaction Documents.

(a) Except as permitted by Article 9, the Issuer and each Guarantor will not, and Wind will not permit any Restricted Subsidiary of Wind to, amend, modify, supplement or waive any provision of the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with to the terms of the Priority Agreement or this Indenture) in a manner adverse to the Holders of the Notes (including the provisions which subordinate the HY Notes Debt, the Intercompany Debt and the Parent Debt (each, as defined therein) to the Note Guarantees).

(b) In addition, the Issuer and Wind agree to keep outstanding one or more Intercompany Loans that would constitute Senior Secured Notes Debt (as defined in the Priority Agreement) under the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) in an amount at least equal to the principal amount of the Notes then outstanding.

Section 4.25        Payments for Consent.

The Issuer and any Guarantor will not, and Wind will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes affected by such consent, waiver or amendment and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Issuer, Wind and Wind’s other Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, to exclude Holders of Notes in any jurisdiction or any category of Holders of Notes where: (1)(a) the solicitation of such consent, waiver or amendment, including in connection with any tender offer or exchange offer, or (b) the payment of the consideration therefor, could reasonably be interpreted as requiring the Issuer, Wind or any of Wind’s other Restricted Subsidiaries to file a registration statement, prospectus or similar document under any applicable securities laws or listing requirements (including, but not limited to, the United States federal securities laws and the laws of the European Union or any of its member states), which the Issuer in its sole discretion determines (acting in good faith) would be materially burdensome (it being understood that it would not be materially burdensome to file the consent document(s) used in other jurisdictions, any substantially similar documents or any summary thereof with the securities or financial services authorities in such jurisdiction); or (2) such solicitation would otherwise not be permitted under applicable law in such jurisdiction or with respect to such category of Holders of Notes.

Section 4.26        Suspension of Certain Covenants when Notes Rated Investment Grade.

If on any date following the date of this Indenture (a) the Notes are rated (i) Baa3 or better by Moody’s and (ii) BBB- or better by S&P (or, if either Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Issuer or Wind, the equivalent investment grade credit rating from Fitch or, in the absence of such, any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the U.S. Exchange Act selected by Wind as a replacement agency so that the Notes are so rated by at least two such credit rating agencies); and (b) no Default or Event of Default shall have occurred and be continuing, then, beginning on that day and subject to the provisions of this Section 4.26, the covenants set forth in Section 3.10, Sections 4.07 through 4.11, Section 4.18 and clause (iv) of Section 5.01(b) will be suspended.

During any period that the foregoing covenants have been suspended, Wind’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.17 or clause (2) of the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by any such rating agency should subsequently decline to below Baa3 or BBB-, as applicable, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Such covenants will not, however, be of any effect with respect to actions properly taken during the period of suspension. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of this Indenture except that no default will be deemed to have occurred by reason of a Restricted Payment made while that covenant was suspended.

ARTICLE 5

SUCCESSORS

Section 5.01        Merger, Consolidation or Sale of Assets.

(a) The Issuer will not, directly or indirectly: (1) consolidate, amalgamate, merge or otherwise combine with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of the Issuer, in one or more related transactions, to another Person, unless:

(i) either: (1) Wind or the Issuer is the surviving or continuing Person; or (2) the Person formed by or surviving any such consolidation, merger, amalgamation or combination (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made complies with Section 4.21 prior to and after such transaction and is a Person (in corporate or company form, including substantially similar organizational forms under relevant law) organized or existing under the laws of any member state of the Pre-Expansion European Union, the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation, merger, amalgamation or combination (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, this Indenture, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture) and the Security Documents to which the Issuer is a party other than, to the extent such surviving entity is Wind, the obligations of the Issuer described under Section 4.21; and

(iii) immediately after such transaction, no Default or Event of Default exists and the Security Documents and the Liens created on the Collateral (other than, to the extent the surviving entity is Wind, the assignment of any Intercompany Loan; provided that such Intercompany Loan is cancelled or otherwise could have been incurred by Wind at the time of such transaction pursuant to Section 4.09) shall remain in full force and effect, shall have been transferred to such surviving entity and shall have been perfected and be in full force and effect or otherwise released in accordance with the terms of this Indenture.

(b) Wind will not, directly or indirectly: (1) consolidate, merge, amalgamate or combine with or into another Person (whether or not Wind is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the assets of Wind and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (1) Wind is the surviving or continuing Person; or (2) the Person formed by or surviving any such consolidation, merger, amalgamation or combination (if other than Wind) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made (the “Successor Company”) is a Person (in corporate or company form, including substantially similar organizational forms under relevant law) organized or existing under the laws of any member state of the Pre-Expansion European Union, the laws of the United States, any state of the United States or the District of Columbia;

(ii) the Person formed by or surviving any such consolidation, merger, amalgamation or combination (if other than Wind) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of Wind under any Intercompany Loan, this Indenture, the Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture) and/or the Security Documents;

(iii) immediately after such transaction, no Default or Event of Default exists; and

(iv) Wind or the Person formed by or surviving any such consolidation, merger, amalgamation or combination (if other than Wind), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, (a) be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.09(a) or (b) have a Consolidated Leverage Ratio not greater than what such ratio was immediately prior to giving effect to such transaction.

(c) In addition, neither the Issuer nor any Guarantor (including Wind) will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(d) Section 5.01(b)(iv) will not apply to:

(i) a merger of Wind with an Affiliate for the primary purpose of reincorporating Wind, as the case may be, in another jurisdiction for tax reasons;

(ii) a Restricted Subsidiary of Wind consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of assets to (a) Wind or any Restricted Subsidiary of Wind that is a Guarantor or the Issuer or, (b) with respect to a Restricted Subsidiary of Wind that is not a Guarantor or the Issuer, another Restricted Subsidiary; or

(iii) Wind consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or substantially all of its assets to the Parent or the Parent consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or substantially all of its assets to Wind. Following any such merger, any transaction which would have been permitted with the Parent shall be permitted to be undertaken with WIND Telecom S.p.A.

Section 5.02        Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer or Wind in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer or Wind, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” or “Wind”, as applicable, shall refer instead to the successor Person and not to the Issuer or Wind, as applicable), and may exercise every right and power of the Issuer or Wind, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer or Wind, as applicable, herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the assets of the Issuer or Wind, as applicable, in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01        Events of Default.

The following events constitute “Events of Default” under this Indenture:

(i) default for 30 days in the payment when due of interest on, or Additional Amounts (if any) with respect to, the Notes;

(ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(iii) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries to comply with Section 4.15 or Section 5.01;

(iv) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries for 60 days after notice to the Issuer and Wind by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in this Indenture (other than those described in clauses (i), (ii) and (iii) above), the Notes, the Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture) or any Note Security Document;

(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (and not rescinded, cured or waived) aggregates €25.0 million or more at any time outstanding (and not rescinded, cured or waived);

(vi) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries to pay final judgments for the payment of cash or other assets or properties, or the assumption of liabilities, entered by a court or courts of competent jurisdiction aggregating in excess of €25.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days following such final judgment;

(vii) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(viii) breach by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of any material representation or warranty or agreement in the Security Documents, the repudiation by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of any of its obligations under the Security Documents or the unenforceability of the Security Documents against the Parent, the Issuer, Wind or any of Wind’s other Subsidiaries for any reason;

(ix) the Issuer, Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Issuer, Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer, Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02        Acceleration.

In the case of an Event of Default specified in clause (ix) or (x) of Section 6.01, with respect to the Issuer, Wind, any Restricted Subsidiary of Wind that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately and to take any other remedy available hereunder. Upon any such declaration, the Notes shall become due and payable immediately.

Section 6.03        Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, interest, premium and Additional Amounts, if any, on the Notes or to enforce the performance of any provision of this Indenture or, the Notes.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04        Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes (including in connection with an offer to purchase) (other than a payment default resulting from an acceleration that has been rescinded). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability, except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Amounts (if any).

Section 6.06        Limitation on Suits.

Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders of Notes unless such Holders have offered to the Trustee indemnity and/or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts (if any) when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(ii) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity and/or security against any loss, liability or expense;

(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity and/or security; and

(v) during such 60 day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07        Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, unless consented to by holders of at least 90% of the then outstanding aggregate principal amount of the Notes, the right of any Holder of a Note to receive payment of principal of, interest and premium, Additional Amounts, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring proceedings for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08        Collection Suit by Trustee.

If an Event of Default specified in Section 6.01 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, interest and premium then owing, Additional Amounts, if any, on the Notes and interest on overdue principal and, to the extent lawful, Additional Amounts, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09        Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer, a Guarantor or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10        Priorities.

Subject to the terms of the Priority Agreement, all moneys received by the Trustee under this Indenture shall be held by the Trustee in trust to apply them (subject to any legal privilege (if any) pursuant to any applicable Bankruptcy Law):

First: to the Trustee, its agents and attorneys for amounts due under this Indenture, including payment of all compensation, expense and liabilities incurred, and all advances, if any, made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes, on the principal of, or premium, interest, Additional Amounts, if any, on the Notes, pari passu and ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes, on the principal of, premium, interest, Additional Amounts, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11        Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12        Proof.

Proof that, as regards any specified Note, the Issuer has defaulted in paying any amount due in respect of such Note shall (unless the contrary be proved) be sufficient evidence that the same default has been made as regards all other Notes in respect of which the relevant amount is due and payable.

Section 6.13        Agents to Act for Trustee.

Upon the occurrence of an Event of Default, the Trustee or the requisite Holders, may, in its sole discretion, by notice to the Agents, require such Agents to act to its direction.

ARTICLE 7

TRUSTEE

Section 7.01        Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated herein).

(c) The Trustee may not be relieved from liabilities for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct or fraud, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and/or indemnity satisfactory to it in its sole discretion against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02        Rights of Trustee.

(a) The Trustee may conclusively rely without further investigation or verification upon and will be protected in acting or refraining from acting upon, whether in its original, facsimile or other electronic form, any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).

(b) In no event shall the Trustee, the Agents or any other entity of Deutsche Bank Trust Company Americas be liable for any losses arising to the Trustee or Agents or any other entity of Deutsche Bank Trust Company Americas receiving or transmitting any data from the Issuer, Wind, any authorized person officer of the Issuer or Wind or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or email.

(c) The Issuer and Wind accept that some methods of communication are not secure and the Trustee, the Agents or any other entity of Deutsche Bank Trust Company Americas shall incur no liability for receiving instructions via any such non-secure method. The Trustee, the Agents or any other entity of Deutsche Bank Trust Company Americas is authorized to comply with and rely upon any such notice, instructions or other communications believed by it to have been sent or given by an Officer or an appropriate party to the transaction (or authorized representative thereof). The Issuer, Wind or authorized officer of the Issuer or Wind shall use all reasonable endeavours to ensure that instructions transmitted to the Trustee, the Agents or any other entity of Deutsche Bank Trust Company Americas pursuant to this Indenture are complete and correct. Any instructions shall be conclusively deemed to be valid instructions from the Issuer, Wind or authorized officer of the Issuer or Wind to the Trustee, the Agents or any other entity of Deutsche Bank Trust Company Americas for the purposes of this Indenture.

(d) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, as the case may be. The Trustee may consult with professional advisors (including counsel) and the written advice of such professional adviser or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(e) The Trustee may act through its attorneys and agents and shall not be responsible for the willful misconduct, gross negligence or fraud of any agent appointed with due care.

(f) The Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(g) The Trustee shall have no duty to inquire as to the financial performance or the covenant compliance of the Issuer or Wind.

(h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(j) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (i) any Event of Default occurring pursuant to Section 6.01(i) or 6.01(ii) (provided it is acting as Paying Agent); and (ii) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(k) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(l) The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by Deutsche Bank Trust Company Americas in each of its capacities hereunder and by Deutsche Bank AG, London Branch, Deutsche Bank Trust Company Americas, Deutsche Bank Luxembourg S.A. and each agent, custodian and other person employed to act hereunder. Absent willful misconduct, gross negligence or fraud, each Paying Agent, Calculation Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(m) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(n) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union, any civil or military disturbances, nuclear or natural catastrophes or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(o) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(p) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(q) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(r) Under no circumstances will the Trustee be liable for any special, punitive, consequential or indirect loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, Successor Company, the Parent, any Restricted Subsidiary or any other Person, even if advised of such loss or damage.

(s) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(t) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03        Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10.

Section 7.04        Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or the Security Documents, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05        Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail or cause to be mailed to Holders of Notes a notice of the Default or Event of Default within the earlier of 90 days after it occurs or 30 days after it is known to the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default relating to the payment of principal, premium, interest or Additional Amounts, if it determines that withholding notice is in their interest.

Section 7.06        Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) as if this Indenture were required to be qualified under the TIA (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted) in accordance with Section 14.01. The Trustee also shall comply with TIA § 313(b)(2) (to the extent applicable) as if this Indenture were required to qualify under the TIA. The Trustee shall also transmit by mail all reports as required by TIA § 313(c) as if this Indenture were required to qualify under the TIA.

(b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with each stock exchange on which the Notes are listed in accordance with TIA § 313(d), as if this Indenture were required to qualify under the TIA. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07        Compensation and Indemnity.

(a) The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer and any Guarantor shall jointly and severally indemnify the Trustee and its officers, directors, employees, representatives and agents against any and all losses, liabilities or expenses incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuer and any Guarantor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer or any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its willful misconduct, gross negligence or fraud. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium, interest, Additional Amounts, if any, on particular Notes (including under the Assignment Agreement). Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08        Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(i) the Trustee fails to comply with Section 7.10;

(ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 calendar days after the retiring Trustee gives notice of resignation or is removed, (i) the retiring Trustee (at the expense of the Issuer), the Issuer, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09        Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10        Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Any successor Trustee shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

Section 7.11        USA PATRIOT Act

In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law,” for example section 326 of the USA PATRIOT Act of the United States), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable Law.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01        Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02        Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors, subject to the satisfaction of the conditions set forth in Section 8.04, will be deemed to have been discharged from their obligations with respect to the Notes (including the Note Guarantee) issued under this Indenture and to have cured all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantee) and with respect to any Guarantor (other than Wind) the Security Documents to which it is party, which shall thereafter be deemed to be “outstanding” only for the purposes of

Section 8.05 and the other Sections of this Indenture referred to in clauses (a)(i) and (ii) below, and to have satisfied all their other obligations under this Indenture and the Notes, the Note Guarantee, and with respect to any Guarantor (other than Wind) the Security Documents to which it is party (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest, premium or Additional Amounts, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.04;

(ii) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(iii) the rights, powers, trusts, duties, immunities and indemnifications of the Trustee and the obligations of the Issuer and the Guarantors in connection therewith; and

(iv) this Article 8;

(b) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

(c) In the event Legal Defeasance occurs, payment of the Notes may not be accelerated because of an Event of Default.

Section 8.03        Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Sections 4.07 through 4.13, Sections 4.15 through 4.22, Section 5.01(b)(iv) and Section 5.01(c). with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that the Issuer and the Guarantors may, with respect to the outstanding Notes and Note Guarantee and with respect to any Guarantor (other than Wind) the Security Documents to which it is party, omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes, Note Guarantee and Security Documents shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.04, subject to the satisfaction of the conditions set forth in Section 8.04, the events set forth in clauses (3) through (5) (inclusive) of Section 6.01 shall not constitute Events of Default.

Section 8.04        Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes issued under this Indenture:

(i) the Issuer must irrevocably deposit with the Trustee or its designee, in trust, for the benefit of the Holders of the Notes, cash, Cash Equivalents constituting non-callable government securities, or a combination of cash and Cash Equivalents constituting non-callable government securities (with such cash and government securities denominated in euros and U.S. dollars in amounts correlating to the obligations under the Euro Notes and Fixed Rate Dollar Notes, respectively), in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Amounts (if any) on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(ii) in the case of an election under Section 8.02, the Issuer must deliver to the Trustee:

(A) an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; and

(B) an Opinion of Counsel in the jurisdiction of organization of the Issuer and reasonably acceptable to the Trustee to the effect that the Holders of Notes will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(iii) in the case of an election under Section 8.03, the Issuer must deliver to the Trustee:

(A) an Opinion of Counsel reasonably acceptable to the Trustee confirming that Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(B) an Opinion of Counsel in the jurisdiction of organization of the Issuer and reasonably acceptable to the Trustee to the effect that the Holders will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Wind or any of its Subsidiaries is a party or by which Wind or any of its Subsidiaries is bound;

(vi) the Issuer must deliver to the Trustee an Officer’s Certificate (with a copy to each Paying Agent) stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer or the Guarantors with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, the Guarantor(s) or others; and

(vii) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel reasonably acceptable to the Trustee (with a copy to each Paying Agent), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05        Deposited Money and Government Securities Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the

“Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, interest, Additional Amounts, if any, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance, as applicable, of the type and scope originally effected by the Issuer pursuant to this Article 8.

Section 8.06        Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, interest or Additional Amounts on any Note and remaining unclaimed for two years after such principal, and premium, if any, interest and Additional Amounts, if any, has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuer, give notice to the Holders in accordance with Section 14.01 that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07        Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars, euro or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes and the Guarantors’ obligations under the Note Guarantee and (other than with respect to Wind) any Security Documents to which it is party shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, interest or Additional Amounts on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01        Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document without the consent of any Holder of Note:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii) to provide for the assumption by a Successor Company (or any other Person formed by or surviving any consolidation, merger, amalgamation or combination that would not violate the provisions of Article 5) of the Issuer’s or any Guarantor’s obligations to the Holders of the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document by a successor to the Issuer or such Guarantor pursuant to Article 5;

(iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder, to the extent such change would not violate the provisions of this Indenture (including, without limitation, Section 4.22) or any secured party under the Security Documents;

(v) to conform the text of this Indenture, the Notes, a Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, a Note Guarantee, the Priority Agreement or any Security Document;

(vi) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(vii) to allow any Guarantor to execute a Supplemental Indenture, Security Document and/or a Note Guarantee with respect to the Notes;

(viii) to the extent necessary to provide for the granting of a security interest for the benefit of any Person, provided that the granting of such security interest is not prohibited under this Indenture; or

(ix) to evidence and provide for a successor Trustee as provided for in this Indenture.

In formulating its opinion on such matters, the Trustee shall be entitled to require and rely on such evidence as is appropriate in light of the nature of such amendment or supplement, including, an Opinion of Counsel and an Officer’s Certificate.

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or other document, and upon receipt by the Trustee of the documents described in Section 7.02(d), the Trustee will join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture or other document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture or other document that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02        With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.10 and 4.15), the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the written request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture or other document, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(d), the Trustee will join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or other document unless such amended or supplemental indenture or other document directly affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or other document.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture) or any Security Document. However, unless consented to by the Holders of at least 90% of the aggregate principal amount of then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except with respect to Sections 4.10 and 4.15);

(iii) (A) reduce the rate of or change the time for payment of interest, including default interest, on any Note or (B) make any change in the provisions of this Indenture and the Notes relating to the payment of Additional Amounts;

(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Amounts on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than that stated in the relevant Note;

(vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Amounts, if any, on, the Notes;

(vii) waive a redemption payment with respect to any Note (other than a payment required by Sections 4.10 or 4.15);

(viii) release any Guarantor (or, with respect to the Wind Share Pledge Agreements, the Parent) from any of its obligations under its Note Guarantee, this Indenture or the relevant Security Document, except in accordance with the terms of this Indenture and the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or this Indenture);

(ix) make any change to any provision of this Indenture or the Priority Agreement affecting the ranking of the Notes or the Note Guarantees, in each case, in a manner that adversely affects the rights of Holders of the Notes;

(x) make any change in the preceding amendment and waiver provisions; or

(xi) release any Collateral pledged under the Security Documents, except in accordance with the terms of this Indenture, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or this Indenture) and the Security Documents.

For the purposes of calculating the aggregate principal amount of Notes that have consented to or voted in favor of any amendment, supplement or waiver, the Euro Equivalent of the principal amount of any Fixed Rate Dollar Notes shall be as of the Issue Date. For the avoidance of doubt, the provisions of articles 86 to 94-8 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended (the “Luxembourg Companies Act 1915”) shall not apply in respect of the Notes. The Holders of the Notes agree not to initiate proceedings against the Issuer based on article 98 of the Luxembourg Companies Act 1915.

Notwithstanding this Section 9.02, if (a) any amendment, waiver or other modification affects the rights of the Fixed Rate Notes and the rights of the Floating Rate Notes, the consent of a majority or 90%, as the case may be, in aggregate principal amount of the Notes shall be required to consent thereto and (b) any amendment, waiver or other modification affects only the rights of the Fixed Rate Notes or only the rights of the Floating Rate Notes, the consent of a majority or 90%, as the case may be, in aggregate principal amount of the Fixed Rate Notes or Floating Rate Notes, as applicable, shall be required to consent thereto (and in such case, the consent of a majority or 90%, as the case may be, in aggregate principal amount of the unaffected series of Notes shall not be required to consent thereto). Notwithstanding the foregoing and for the avoidance of doubt, it is understood and agreed that (a) any matter described in clause (i), (ii), (iii)(A), (iv), (v), (vi) and (vii) above that by its terms applies only to the Fixed Rate Notes shall require the consent of 90% of the holders of the Fixed Rate Notes in order for it to be binding on all holders of the Fixed Rate Notes and (b) any matter described in clause (i), (ii), (iii)(A), (iv), (v), (vi) and (vii) above that by its terms applies only to the Floating Rate Notes shall require the consent of 90% of the holders of the Floating Rate Notes in order for it to be binding on all holders of the Floating Rate Notes.

Section 9.03        Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date of the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04        Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate or cause the Authenticating Agent to authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05        Trustee to Sign Amendments.

The Trustee will sign any amended or supplemental indenture or other document authorized pursuant to this Article 9 if the amendment or supplement or other document does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Neither the Issuer nor Wind may sign an amended or supplemental indenture or other document until the Board of Directors of the Issuer and Wind, respectively, approves it. In executing any amended or supplemental indenture or other document, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or other document is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer and Wind (and any guarantor) enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

ARTICLE 10

SECURITY

Section 10.01        Security Documents.

The due and punctual payment of the principal of, and premium, interest and Additional Amounts, if any, on the Notes and any Note Guarantee when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes and any Note Guarantee and performance of all other obligations of the Issuer and any Guarantor to the Holders of Notes or the Trustee under this Indenture, the Notes and any Note Guarantee, according to the terms hereunder or thereunder, are secured as provided in the Security Documents and Priority Agreement which the Issuer and the Guarantors have entered into prior to or simultaneously with the execution of this Indenture. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents and Priority Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral and authorizing the Security Agent to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Security Agent (including, for the purpose of the Security Documents governed by Italian law, as a “mandatario con rappresentanza”) to enter into the Security Documents and the Priority Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Security Documents, and the Issuer and Wind will, and Wind will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be required, or which the Security Agent from time to time may reasonably request, to assure and confirm to the

Trustee that the Security Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents and the Priority Agreement, so as to render the same available for the security and benefit of this Indenture and of the Notes and any Note Guarantee secured hereby, according to the intent and purposes herein expressed. The Issuer and any Guarantor will each take, and will cause their respective Subsidiaries to take any and all actions reasonably required to cause the Security Documents and the Priority Agreement to create and maintain, as security for the Obligations of the Issuer and any Guarantor hereunder, in respect of the Collateral, valid and enforceable perfected Liens in and on such Collateral with the respective rankings as set forth in definition of “Collateral.”

Section 10.02        Release of Collateral.

Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Priority Agreement and this Indenture. In addition, and subject to the terms and conditions of the relevant Security Documents and the Priority Agreement, upon the request of the Issuer pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Issuer) the Trustee shall, if so requested by the Security Agent or the Issuer or otherwise required by the Priority Agreement, authorize the release of Collateral from the security created by the Security Documents that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes an Asset Sale, the Issuer will apply the Net Proceeds in accordance with Section 4.10. Upon receipt of such Officer’s Certificate the Security Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents and the Priority Agreement.

Section 10.03        Authorization of Actions to Be Taken by the Trustee.

Subject to the provisions of Section 7.01 and 7.02 and the terms of the Security Documents and the Priority Agreement (including any consent of the Holders required thereunder), the Trustee may, in its sole discretion, direct, on behalf of the Holders of Notes, the Security Agent to take all actions it deems necessary or appropriate in order to:

(i) enforce any of the terms of the Security Documents or the Priority Agreement; and

(ii) collect and receive any and all amounts payable in respect of the Obligations of the Issuer or any Guarantor hereunder, as the case may be.

The Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Priority Agreement or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.04        Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents or Priority Agreement, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Priority Agreement.

Section 10.05        Termination of Security Interest.

The Trustee shall, at the request of the Issuer or a Guarantor upon having provided the Trustee an Officer’s Certificate (which shall certify, among other things, that all action under the relevant Security Document(s) with respect to the release of the security thereunder has been taken and the release of the Collateral complies with the terms of the relevant Security Document(s)) and Opinion of Counsel certifying compliance with this Section 10.05, execute and deliver a certificate to the Security Agent releasing the relevant Collateral or other appropriate instrument evidencing such release (in the form provided by the Issuer):

(i) upon the full and final payment and performance of all Obligations of the Issuer under this Indenture and the Notes;

(ii) upon a Legal Defeasance or Covenant Defeasance as provided for in Article 8 or satisfaction and discharge of this Indenture as provided for in Article 13;

(iii) with respect to a Guarantor other than Wind, in connection with any sale, assignment, transfer, conveyance or other disposition of all of the Capital Stock of such Guarantor or all of the assets of such Guarantor (other than to an Affiliate of Wind or any of its Subsidiaries), if the sale or other disposition is in compliance with the provisions of this Indenture including, without limitation, Section 4.10;

(iv) (A) in the case of a Guarantor (other than Wind) that is released from its Guarantee pursuant to clause (vi) of Section 11.06, the release of the property and assets, and Capital Stock, of such Guarantor or (B) pursuant Section 4.12;

(v) in connection with an enforcement sale in compliance with the Priority Agreement;

(vi) with respect to a Guarantor (if any) other than Wind, if Wind designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(vii) as described in Article 9.

In addition, subject to the conditions set forth in the Priority Agreement, a pledge of the shares of Wind’s Subsidiaries (if any) will be automatically released at the time of an enforcement sale of the pledged entity or of the assets or shares of any direct or indirect parent entity of such Subsidiary (other than Wind).

Section 10.06        Further Action.

Upon the terms and subject to the conditions of this Indenture and the Security Documents, the Issuer and any Guarantor shall use its respective best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Security Documents and the Priority Agreement, including, without limitation, (i) cooperating in the preparation of any required filings under the Security Documents and the Priority Agreement, (ii) using best efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Issuer and any Guarantor as are necessary for the grants of security contemplated by this Indenture and the Security Documents and to fulfill the conditions of the Security Documents including, without limitation, delivery of title deeds and all other documents of title relating to the Collateral secured by the Security Documents in the manner as provided for therein and in the Priority Agreement to which any Guarantor is a party, (iii) taking any and all action to perfect the security over the Collateral as contemplated by this Indenture and the Security Documents, (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any Person, in connection with the granting of security over the Collateral, (v) keeping the Trustee or Security Agent informed in all material respects of any material communication received by the Issuer or any Guarantor from, or given by them to, any governmental authority or any other Person regarding any matters contemplated by the Security Documents and the Priority Agreement or with respect to the Collateral, and (vi) permitting the Trustee or Security Agent to review any material communication given by the Issuer or any Guarantor to any such governmental authority or any other Person.

Notwithstanding any other provision of this Indenture, the Trustee has no responsibility for the validity, perfection, priority or enforceability of any lien, Collateral, Security Documents or other security interest.

ARTICLE 11

NOTE GUARANTEES

Section 11.01        Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee or the Authenticating Agent and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i) the principal of, premium, if any, and interest on, or Additional Amounts, if any, in respect to the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts on the Notes, if any, if lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer (including, without limitation, its bankruptcy (faillite), voluntary or juridical liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally), any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors (including, without limitation, in relation to the Issuer, any commissaire, juge-commissaire, liquidateur or curateur), any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand,

(i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and

(ii) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar national, federal, local or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Notwithstanding any other term of this Indenture, each Note Guarantee by Wind or any other Guarantor that is incorporated in Italy shall not in any event exceed an amount equal to 200% of the aggregate principal amount of the Notes.

Section 11.03        Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit D hereto will be endorsed by an Officer or a Director of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers or directors.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer or director whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Wind shall cause any Restricted Subsidiary so required by Section 4.18, to execute a Supplemental Indenture in the form of Exhibit E to this Indenture and a notation of Note Guarantees in the form of Exhibit D to this Indenture in accordance with Section 4.18 and this Article 11.

Section 11.04        Guarantors May Consolidate, etc., on Certain Terms.

(a) Except as otherwise provided in this Section 11.04 and subject to Article 5 of this Indenture, no Guarantor (other than Wind) may sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate, merge or otherwise combine with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(ii) either:

(A) the Person to which such sale, assignment, transfer, conveyance or other disposition has been made or the Person formed by or surviving any such consolidation, amalgamation, merger or combination assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee, the Priority Agreement and the Security Documents to which it is a party pursuant to agreements reasonably satisfactory to the Trustee; or

(B) such sale or disposition is undertaken in accordance with, and the Net Proceeds of such sale or other disposition are applied in accordance with, the applicable provisions of this Indenture, including without limitation, Section 4.10.

(b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by Supplemental Indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles 4 and 5, and notwithstanding clauses (a) and (b) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into Wind or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Wind or another Guarantor.

Section 11.05        Releases.

The Note Guarantee of a Guarantor shall be released:

(i) with respect to a Guarantor other than Wind, in connection with any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or combination) or the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transactions) Wind or a Restricted Subsidiary of Wind or an Affiliate of Wind or any of its Subsidiaries, if the sale, assignment, transfer, conveyance or other disposition is undertaken, and the Net Proceeds of such sale or other disposition are applied in accordance with, in accordance with the applicable provisions of this Indenture, including without limitation Section 4.10. Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by Wind in accordance with the provisions of this Indenture, including without limitation, Section 4.10, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(ii) upon the sale of all the Capital Stock of such Guarantor or its parent entity pursuant to an enforcement sale in compliance with the Priority Agreement;

(iii) with respect to a Guarantor other than Wind, if Wind designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with this Indenture;

(iv) with respect to a Guarantor other than Wind, upon Covenant Defeasance as provided in Article 8;

(v) upon Legal Defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 or 13, respectively;

(vi) upon the release of the guarantee that gave rise to the requirement to guarantee the Notes pursuant to Section 4.18, so long as no Event of Default would arise as a result and no other Indebtedness is at that time guaranteed by the relevant Guarantor that would have otherwise given rise to an obligation to guarantee the Notes pursuant to such covenant had the relevant Restricted Subsidiary not already been a Guarantor; or

(vii) as described in Article 9.

ARTICLE 12

PRIORITY AGREEMENT AND ADDITIONAL PRIORITY AGREEMENTS

Section 12.01        Priority Agreement.

This Indenture is entered into with the benefit of, and subject to the terms of, the Priority Agreement and each Holder, by accepting a Note, shall be deemed to have agreed to, and accepted the terms and conditions of, the Priority Agreement. The rights and benefits of the Holders and the Trustee (on its own behalf and on behalf of the Holders) are subject to the terms of the Priority Agreement (including, without limitation, Clause 6 (Turnover) thereof). The Senior Creditors and the Hedging Banks (each as defined in the Priority Agreement), acting through their agents or trustees, are granted (or have as a matter of law) third party beneficiary rights in respect of this Section 12.01.

Section 12.02        Priority Agreement; Additional Priority Agreements.

(a) The Trustee is a party to the Priority Agreement, and each Holder, by accepting such Note, will be deemed to have (1) authorized each of the Trustee and the Security Agent to be a party to the Priority Agreement, (2) agreed to be bound by all the terms and provisions of the Priority Agreement applicable to such Holder and (3) irrevocably appointed the Trustee and the Security Agent to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Priority Agreement.

(b) Subject to Articles 4 and 5, at the request of the Issuer or Wind, at the time of, or prior to, the incurrence by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of Indebtedness permitted pursuant to Section 4.09, Wind, the relevant Restricted Subsidiary, the Trustee and the Security Agent will (without the consent of the Holders of the Notes) enter into an additional intercreditor agreement or priority agreement (each, an “Additional Priority Agreement”) on terms substantially similar to the Priority Agreement containing substantially the same terms as the Priority Agreement (or more favorable to the Holders of the Notes) or an amendment to or an amendment and restatement of the Priority Agreement (which amendment does not adversely affect the rights of Holders of the Notes), provided that such Priority Agreement or Additional Priority Agreement will not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Security Agent under this Indenture, any Additional Priority Agreement or the Priority Agreement. Any such Additional Priority Agreement shall provide for the release of any subordinated guarantee or junior security on the same terms as the existing Priority Agreement. Only one such Priority Agreement shall be outstanding at any one time or, if more than one such Priority Agreement is outstanding at any one time, the collective terms of such Priority Agreements must be no more disadvantageous to the Holders of the Notes than if all such Indebtedness was a party to one such Priority Agreement.

Any such security interest or guarantee shall provide for its release and termination on the same terms as the Collateral or Note Guarantees, as the case may be. Such amendment and/or restatement of the Priority Agreement or additional intercreditor agreement or priority agreement, as the case may be, will not impose any personal obligations on the Trustee or adversely affect the rights, duties, liabilities or immunities of the Trustee or the Holders of Notes under this Indenture or the Priority Agreement or result in the Trustee or the Holders of the Notes being in breach of, or otherwise in violation of, the Priority Agreement.

Each Holder of Notes, by the Holder’s acceptance thereof, will be deemed to have agreed to and accepted the terms and condition of the Priority Agreement or any amendment and/or restatement of the Priority Agreement or any additional priority agreement or intercreditor agreement contemplated hereby, and the entry into such amendment and/or restatement of the Priority Agreement or additional priority agreement or intercreditor agreement by the Security Agent and the Trustee and the performance of their obligations and the exercise of their rights thereunder and in connection therewith.

At the direction of the Issuer and without the consent of the Holders of the Notes, the Trustee will from time to time enter into one or more amendments and/or restatements of the Priority Agreement or any such additional intercreditor agreement or priority agreement to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) increase the amount of Indebtedness of the types covered thereby that may be incurred by the Issuer, Wind or any of its Subsidiaries that is subject thereto (including, without limitation, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes); (iii) add Guarantors thereto; (iv) further secure the Notes (including Additional Notes); or (v) make any other such change thereto that does not adversely affect the rights of Holders of the Notes in any material respect. The Issuer will not otherwise direct the Trustee to enter into any amendment and/or restatement of the Priority Agreement or, if applicable, any additional intercreditor agreement or priority agreement, without the consent of the Holders of a majority in principal amount of the outstanding Notes.

ARTICLE 13

SATISFACTION AND DISCHARGE

Section 13.01        Satisfaction and Discharge.

(a) This Indenture will be discharged and will cease to be of further effect as to all Notes, when:

(i) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or

(B) all Notes that have not been delivered to the applicable Paying Agent or Registrar for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or a Guarantor has irrevocably deposited or caused to be deposited with the Trustee or its designee as trust funds in trust solely for the benefit of the Holders, with respect to the Euro Notes, cash in euros, Cash Equivalents consisting of non-callable euro-denominated government securities or a combination of cash in euros and Cash Equivalents consisting of non-callable euro-denominated government securities and, with respect to the Fixed Rate Dollar Notes, cash in U.S. dollars, Cash Equivalents consisting of non-callable U.S. dollar-denominated government securities or a combination of cash in U.S. dollars or Cash Equivalents consisting of non-callable U.S. dollar-denominated government securities, in either case, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation of principal, premium, Additional Amounts (if any) and accrued interest to the date of maturity or redemption;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or a Guarantor is a party or by which the Issuer or a Guarantor is bound;

(iii) the Issuer (failing which, the Guarantor(s)) have paid or caused to be paid all other amounts payable by it under this Indenture and the Notes; and

(iv) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel (which shall be independent of the Issuer) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(b) With respect to the termination of obligations with respect to Section 13.01(a)(i)(A), the obligations of the Issuer under Section 7.07 shall survive. With respect to the termination of obligations with respect to

Section 13.01(a)(i)(B), the obligations of the Issuer in Sections 2.02, 2.03, 2.04, 2.06, 2.07, 2.11, 4.01, 4.02, 4.06, 7.07, 7.08, 8.05, and 8.07 shall survive until the Notes are no longer outstanding. Thereafter, only the obligations of the Issuer in Sections 7.07, 7.08, and 8.07 shall survive. After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the obligations of the Issuer under this Indenture, the Notes and the Subsidiary guarantees, if any, except for those surviving obligations specified above.

(c) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 13.01(a)(i)(B), the provisions of Sections 13.02 and 8.06 will survive. In addition, nothing in this Section 13.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 13.02        Application of Trust Money.

(a) Subject to the provisions of Section 8.05, all money deposited with the Trustee pursuant to Section 13.01 shall be held in trust and applied by it, in accordance with the provisions of Section 6.10; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with this Section 13.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 13.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 14

MISCELLANEOUS

Section 14.01        Notices.

(a) Any notice or communication by the Issuer or the Trustee or the Agent to the others is duly given if in writing in English and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopy or facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Wind Acquisition Finance S.A.

18-20, Rue Edward Steichen

L-2540 Luxembourg

Grand Duchy of Luxembourg

Facsimile: +352 262 58121

Attention: Board of Directors

With a copy to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Facsimile No.: +44 207 532 1001

Attention: Rob Mathews

If to Wind:

WIND Telecomunicazioni S.p.A.

Via Cesare Giulio Viola, 48

00148 Rome

Italy

Facsimile No.: + 39 06 8311 3844

Attention: Giuseppe Gola

With a copy to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

United Kingdom

Facsimile No.: +44 207 532 1001

Attention: Rob Mathews

If to the Trustee:

Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

Mail Stop: NYC60-1630

New York, New York 10005

Attn: Corporates Team Deal Manager —Wind Acquisition Finance S.A.

Fax: 732-578-4635

With a copy to:

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

Trust & Agency Services

100 Plaza One, Mailstop JCY03-0699

Jersey City, New Jersey 07311

Attn: Corporates Team Deal Manager—Wind Acquisition Finance S.A.

Fax: 732-578-4635

(b) The Issuer, Wind or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed and confirmed by facsimile; when receipt acknowledged, if telecopied or transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered to DTC, Euroclear and Clearstream, as applicable for communication to entitled account holders or, alternatively, will be valid if published in a leading English language daily newspaper published in the City of London and a leading English language daily newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve. It is expected that any such publication will normally be made in the Financial Times or the Wall Street Journal. So long as the Notes are listed on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, all notices to Holders will also be published in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or to the extend and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu). If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the Registrar, unless stated otherwise in the register kept by, and at the registered office of the Issuer.

(e) Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to DTC Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

(f) If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer or Wind mails a notice or communication to Holders or delivers a notice or communication to holders of Book-Entry Interests, it shall mail a copy to the Trustee and each Agent at the same time.

Section 14.02        Communications by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) as if this Indenture were required to be qualified under the TIA, with other Holders with respect to their rights under this Indenture or the Notes.

Section 14.03        Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or Wind to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(i) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and/or

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 14.04        Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.05        Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. For the avoidance of doubt, the provisions of articles 86 to 94-8 of the Luxembourg Companies Act of 1915 shall not apply in relation to the Notes. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06        Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with this Indenture, the Notes and the Note Guarantee or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. Each of Issuer and Wind has appointed Corporate Service Corporation as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon this Indenture, the Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (each an “Authorized Agent”). Each of the Issuer and Wind expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. Each of the Issuer and Wind represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and each of the Issuer and Wind agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and/or Wind.

Section 14.07        No Personal Liability of Directors, Officers, Employees and Shareholders.

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantor(s) under the Notes, this Indenture, the Note Guarantees and the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under applicable securities laws.

Section 14.08        Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 14.09        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10        Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 14.11        Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12        Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 14.13        Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.14        Judgment Currency.

Any payment on account of an amount that is payable in euros or U.S. dollars, as the case may be (the “Required Currency”), which is made to or for the account of any Holder of the Notes or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or a Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under this Indenture and the Notes or Note Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such Holder or the Trustee or its designee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Issuer shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 14.15        Prescription

Claims against the Issuer or any Guarantor for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer or any Guarantor for the payment of interest on the Notes will be prescribed six years after the applicable due date for payment of interest.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

WIND ACQUISITION FINANCE S.A., as Issuer

By:	/s/ Riccardo Marsili
Name: Riccardo Marsili
Title: Authorised Signatory

WIND TELECOMUNICAZIONI S.P.A., as Guarantor

By:	/s/ Roberto Vitto
Name: Roberto Vitto
Title: Authorised Signatory

Signed for and on behalf of:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ J. Beadle
Name: J. Beadle
Title: Attorney

By:	/s/ A. Corderoy
Name: A. Corderoy
Title: Attorney

DEUTSCHE BANK TRUST COMPANY AMERICAS, as U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent

By:	/s/ J. Beadle
Name: J. Beadle
Title: Attorney

By:	/s/ A. Corderoy
Name: A. Corderoy
Title: Attorney

Signed for and on behalf of:

DEUTSCHE BANK AG, LONDON BRANCH, as Principal Paying Agent and Calculation Agent

By:	/s/ J. Beadle
Name: J. Beadle
Title: Director

By:	/s/ A. Corderoy
Name: A. Corderoy
Title: Director

Signed for and on behalf of:

DEUTSCHE BANK LUXEMBOURG S.A., as Luxembourg Paying Agent, Transfer Agent and Registrar

By:	/s/ J. Beadle
Name: J. Beadle
Title: Attorney

By:	/s/ A. Corderoy
Name: A. Corderoy
Title: Attorney

EXHIBIT A

FORM OF NOTE

WIND ACQUISITION FINANCE S.A.

[4 3/4% Senior Secured Notes due 2020]1 [4% Senior Secured Notes due 2020]2 [Floating Rate Senior Notes due 2020]3

GUARANTEED BY

THE GUARANTORS (AS DEFINED IN THE INDENTURE)

No. [ ]	ISIN:

[CUSIP: ][1]

COMMON CODE:

[$][1][€]2 3

Issue Date:

WIND ACQUISITION FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg, and registered with the Luxembourg trade and companies register under number B109.825, for value received promises to pay to [            ]4, or registered assigns, upon surrender hereof, the principal sum of [[            ] dollars]1[[             ] euro]2 3, subject to any adjustments listed on The Schedule of Exchanges of Interests in the Global Note attached hereto, on July 15, 2020.

Interest Payment Dates: [January 15 and July 15]1 2[January 15, April 15, July 15 and October 15]3.

Record Dates: [January 1 and July 1]1 2[January 1, April 1, July 1 and October 1]3.

Reference is hereby made to the further provisions of this Note set forth herein, which further provisions shall for all purposes have the same effect as if set forth at this place.

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes
[4]	Insert name of registered holder

IN WITNESS WHEREOF, the parties hereto have caused this Note to be signed manually or by facsimile by the duly authorized officer referred to below.

WIND ACQUISITION FINANCE S.A., as Issuer

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

[DEUTSCHE BANK LUXEMBOURG S.A.]2 3 [DEUTSCHE BANK TRUST COMPANY AMERICAS]1, not in its personal capacity but in its capacity as the [Euro Notes]2 3 [Dollar Notes]1 Authenticating Agent appointed by the Trustee, DEUTSCHE BANK TRUST COMPANY AMERICAS.

By:
Authorized Signatory

By:
Authorized Signatory

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

WIND ACQUISITION FINANCE S.A.

[4 3/4% Senior Secured Notes due 2020]1 [4% Senior Secured Notes due 2020]2 [Floating Rate Senior Notes due 2020]3

GUARANTEED BY

THE GUARANTORS (AS DEFINED IN THE INDENTURE)

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) [INTEREST. WIND ACQUISITION FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg, and registered with the Luxembourg trade and companies register under number B109.825 (the “Issuer”), promises to pay interest on the principal amount of this Note at [4.750%]1[4.000%]2 per annum from                     until maturity. The Issuer will pay interest semi-annually in arrears on January 15th and July 15th of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be                     . The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.]1 2

[INTEREST. WIND ACQUISITION FINANCE S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg, and registered with the Luxembourg trade and companies register under number B109.825 (the “Issuer”), promises to pay interest on the principal amount of this Note at a rate per annum (the “Applicable Rate”), reset quarterly, equal to EURIBOR plus 400 basis points, as determined by an agent appointed by the Issuer to calculate EURIBOR for the purposes of the Indenture (the “Calculation Agent”), from                     until maturity. The Issuer will pay interest quarterly in arrears on January 15th, April 15th, July 15th and October 15th of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from 1 Applicable to Fixed Rate Dollar Notes the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

first Interest Payment Date shall be                     . The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

The Calculation Agent will, as soon as practicable after 11:00 a.m., Brussels time, on each Determination Date, determine the Applicable Rate, and calculate the aggregate amount of interest payable on the Floating Rate Notes in respect of the following Interest Period (the “Interest Amount”). The Interest Amount will be calculated by applying the Applicable Rate to the principal amount of the Floating Rate Notes outstanding at the commencement of the Interest Period, multiplying each such amount by the actual number of days in the Interest Period concerned divided by 360.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or 0.04876545) being rounded to 4.87655% (or 0.487655)). All euro amounts used in or resulting from such calculations will be rounded to the nearest euro cent (with one-half euro cent being rounded upwards). The determination of the Applicable Rate and the Interest Rate Amount by the Calculation Agent shall, in the absence of willful default, bad faith or manifest error, be binding on all parties.

The Calculation Agent will, upon the written request of the Holder of any Note, provide the interest rate then in effect with respect to the Floating Rate Notes. The rights of holders of beneficial interests in the Floating Rate Notes to receive the payments of interest on the Floating Rate Notes will be subject to applicable procedures of Euroclear and Clearstream, as applicable. The Applicable Rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law.

In certain circumstances, the Issuer may be required to pay additional amounts in cash on the Floating Rate Notes described in Section 4.19 of the Indenture.

Set forth below is a summary of certain of the defined terms used in the Indenture relating to the calculation of interest on the Floating Rate Notes:

“Determination Date” means with respect to an Interest Period, the day that is two TARGET Settlement Days preceding the first day of such Interest Period.

“EURIBOR” means with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in euros for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date that appears on Reuters Page EURIBOR01 as of 11:00 a.m. Brussels time, on the Determination Date. If Reuters Page EURIBOR01 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., Brussels time, on such Determination Date, to prime banks in the Euro-zone interbank market for deposits in a Representative Amount in euro for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in London, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., Brussels time, on such Determination Date, for loans in a Representative Amount in euros to leading European banks for a three-month period beginning on the day that is two TARGET Settlement Days after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Euro-zone” means the region composed of member states of the European Union that at the relevant time have adopted the euro.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and exclude October 15, 2014.

“Representative Amount” means the greater of (a) €1.0 million and (b) an amount that is representative for a single transaction in the relevant market at the relevant time.

“Reuters Page EURIBOR01” means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.]3

(2) METHOD OF PAYMENT. The Issuer will pay interest on the [Fixed Rate Notes]1 2 [Floating Rate Notes]3 (except defaulted interest) to the Persons who are registered Holders of [Fixed Rate Notes]1 2 [Floating Rate Notes]3 at the close of business on [January 15th and July 15th]1 2 [January 15th, April 15th, July 15th and October 15th]3 preceding the next Interest Payment Date, even if such [Fixed Rate Notes]1 2 [Floating Rate Notes]3 are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The [Fixed Rate Notes]1 2 [Floating Rate Notes]3 will be payable as to principal, interest, premium and Additional Amounts, if any, through the Paying Agents as provided in the Indenture. Such payment shall be in [dollars]1[euro]2 3.

(3) PAYING AGENT, REGISTRAR[, CALCULATION AGENT]3 AND TRANSFER AGENT. Initially, Deutsche Bank AG, London Branch will act as Principal Paying Agent [and Calculation Agent]3. Deutsche Bank Trust Company Americas will act as U.S. Registrar, U.S. Paying Agent and U.S. Transfer Agent in New York City. Deutsche Bank Luxembourg S.A. will act as Registrar, Transfer Agent and Luxembourg Listing Agent in Luxembourg for so long as the Notes are admitted to trading on the Euro MTF Market and listed on the official list of the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar [, Calculation Agent]3 or Transfer Agent; provided, however, that in no event may the Issuer appoint a Principal Paying Agent in any member state of the European Union where the Principal Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Principal Paying Agent would be so obliged if it were located in all other member states. The Issuer will publish a notice of any change of Paying Agent, Registrar [, Calculation Agent]3 or Transfer Agent in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort) or, to the extent and in the manner permitted by such rules and regulations, posted on the official website of the Luxembourg Stock Exchange (www.bourse.lu), in accordance with Section 14.01 of the Indenture.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of July 10, 2014 (the “Indenture”) between the Issuer, Wind, Deutsche Bank Trust Company Americas, as trustee, Deutsche Bank AG, London Branch, Deutsche Bank Trust Company Americas and Deutsche Bank Luxembourg S.A. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to certain provisions of the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) OPTIONAL REDEMPTION.

[(a) At any time prior to July 15, 2016, the Issuer may, on one or more occasions redeem, during each 12 month period commencing with the Issue Date, up to 10% of the then outstanding aggregate principal amount of the [Fixed Rate Euro Notes]2 [Fixed Rate Dollar Notes]1, upon not less than 10 nor more than 60 days’ prior written notice to the holders, at a redemption price equal to 103% of the principal amount of [Fixed Rate Euro Notes]2 [Fixed Rate Dollar Notes]1 redeemed, as applicable, plus accrued and unpaid interest and Additional Amounts, if any, on the [Fixed Rate Euro Notes]2 [the Fixed Rate Dollar Notes]1 redeemed, as applicable, to the applicable date of redemption, subject to the rights of holders of the [Fixed Rate Euro Notes]2 [the Fixed Rate Dollar Notes]1, as applicable, on the relevant record date to receive interest due on the relevant interest payment date.

(b) At any time prior to July 15, 2016, the Issuer may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture [at a redemption price of 104.750% of the principal amount for Fixed Rate Dollar Notes]1 [at a redemption price of 104.000% of the principal amount for Fixed Rate Euro Notes]2, plus accrued and unpaid interest and Additional Amounts (if any) then due to the redemption date, with the net cash proceeds of any Equity Offering of common stock or ordinary shares of (i) Wind, or (ii) any Parent Holdco of Wind to the extent the proceeds from such Equity Offering are contributed to Wind’s common equity capital or are paid to Wind as consideration for the issuance of common stock or ordinary shares of Wind or as Subordinated Shareholder Debt; provided that:

(1) at least 65% of the aggregate principal amount of [Fixed Rate Euro Notes]2[Fixed Rate Dollar Notes]1 originally issued under this Indenture (excluding Notes held by the Issuer, Wind and their respective Affiliates) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 120 days of the date of the closing of the relevant Equity Offering.

(c) At any time prior to July 15, 2016, the Issuer may at its option also redeem all or a part of the [Fixed Rate Euro Notes]2[Fixed Rate Dollar Notes]1, upon not less than 10 nor more than 60 days’ notice, pursuant to Section 3.03 and Section 14.01 of the Indenture at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium (calculated as of a date no more than three Business Days prior to the date of the relevant redemption notice) as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption (subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

(d) Except pursuant to subsections (a) and (b) of Section 3.07 or as set forth in Section 3.08, the Fixed Rate Notes will not be redeemable at the Issuer’s option prior to July 15, 2016. On or after July 15, 2016, the Issuer may at its option redeem all or a part of the [Euro Notes]2[Fixed Rate Dollar Notes]1, upon not less than 10 nor more than 60 days’ notice, delivered to each Holder pursuant to Section 3.03 and Section 14.01 of the Indenture at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and all Additional Amounts, if any, then due on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of Holders of Fixed Rate Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Fixed Rate Euro Notes	Fixed Rate Dollar Notes
2016	102.000%	102.375%
2017	101.000%	101.188%
2018 and thereafter	100.000%	100.000%

[1]	Applicable to Fixed Rate Dollar Notes.
[2]	Applicable to Fixed Rate Euro Notes.

(e) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Fixed Rate Notes or portions thereof called for redemption on the applicable redemption date.]1 2

[(a) At any time prior to July 15, 2015, the Issuer may at its option also redeem all or a part of the Floating Rate Notes upon not less than 10 nor more than 60 days’ notice, pursuant to Section 3.03 and Section 14.01 of the Indenture at a redemption price equal to 100% of the principal amount of Floating Rate Notes redeemed plus the Applicable Floating Rate Note Premium (calculated as of a date no more than three business days prior to the date of the relevant redemption notice) as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of holders of the Floating Rate Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Except pursuant to subsections (b) of Section 3.07, the Floating Rate Notes will not be redeemable at the Issuer’s option prior to July 15, 2015.

(c) On or after July 15, 2015, the Issuer may at its option redeem all or a part of the Floating Rate Notes upon not less than 10 nor more than 60 days’ notice, delivered to each Holder pursuant to Section 3.03 and Section 14.01 of the Indenture at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and all Additional Amounts (if any) then due on the Floating Rate Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of holders of Floating Rate Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Floating Rate Notes
2015 and thereafter	100.000%

(d) Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Floating Rate Notes or portions thereof called for redemption on the applicable redemption date.]3

(6) Redemption for Taxation Reasons.

(a) The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice of redemption to the Holders thereof pursuant to Section 3.03 and Section 14.01 of the Indenture, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer has or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:

(i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of a relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has been added since the date of the Indenture, the date on which that relevant Tax Jurisdiction became a Tax Jurisdiction under the Indenture); or

(ii) any change in, or amendment to, the existing official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

before and becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has been added since the date of the Indenture, the date on which that relevant Tax Jurisdiction became a Tax Jurisdiction under the Indenture).

(b) The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Notwithstanding the foregoing, the Issuer may not redeem the Notes under this provision if the relevant Tax Jurisdiction became a Tax Jurisdiction after the date of the Indenture and the Issuer is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rules, of that relevant Tax Jurisdiction which, at the time such Tax Jurisdiction became a Tax Jurisdiction under the Indenture, was publicly announced as formally proposed. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to Section 3.03 of the Indenture, the Issuer will deliver to the Trustee an opinion of internationally recognized counsel, to the effect that there has been such change or amendment and otherwise in compliance with Section 14.04 of the Indenture. In addition, before the Issuer publishes or mails notice of redemption of the Notes pursuant to Section 3.03 of the Indenture, it will deliver to the Trustee an Officer’s Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Issuer taking reasonable measures available to it. The Trustee will accept such Officer’s Certificate and opinion of counsel as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders. For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing, or complying with, or introduced in order to conform to, such directive will not be a change or amendment for such purposes.

(8) MANDATORY REDEMPTION. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9) REPURCHASE AT OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (in integral multiples of [$1,000 for Fixed Rate Dollar Notes]1 [€1,000 for Fixed Rate Euro Notes]2 [€1,000 for Floating Rate Notes]3; provided that [Fixed Rate Dollar Notes of $200,000 or less]1 [Fixed Rate Euro Notes of €100,000 or less]2 [Floating Rate Notes of €100,000 or less]3 may only be redeemed in whole and not in part) of that Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased on the date of purchase plus accrued and unpaid interest and all Additional Amounts (if any) then due on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following a Change of Control, the Issuer will give notice to each Holder describing the circumstances and/or facts that constitute the Change of Control and offering to purchase all Notes on the Change of Control Payment Date specified in the notice given to the Holders pursuant to Section 3.03 of the Indenture.

(b) Any Net Proceeds from Asset Sales that are not applied or invested as provided and within the time period set forth in the Indenture will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds €35.0 million, within 25 days thereof, the Issuer (or a Guarantor on the Issuer’s behalf)

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

will make an Asset Sale Offer in accordance with the procedures set forth in the Indenture to all Holders of Notes and creditors under any other Pari Passu Indebtedness containing provisions similar to those set forth in Section 4.10 of the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including for such purposes, the 2013 Indenture Senior Secured Notes), to purchase the maximum principal amount (on a pro rata basis) of the Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and Additional Amounts then due (if any) to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or Wind may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis or by lot. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(10) DENOMINATIONS, TRANSFER, EXCHANGE.

(a) [The Global Notes are in global registered form without coupons attached.]4 [The Fixed Rate Dollar Global Notes will represent the aggregate principal amount of all the Fixed Rate Dollar Notes issued and not yet cancelled other than Fixed Rate Dollar Definitive Registered Notes.]5 [The Fixed Rate Euro Global Notes will represent the aggregate principal amount of all the Fixed Rate Euro Notes issued and not yet cancelled other than Fixed Rate Euro Definitive Registered Notes.]6 [The Floating Rate Global Notes will represent the aggregate principal amount of all the Floating Rate Notes issued and not yet cancelled other than Floating Rate Definitive Registered Notes.]7 [A Holder may transfer or exchange Global Notes in accordance with the Indenture.]4

(b) [The [Fixed Rate Dollar]8[Fixed Rate Euro]9 [Floating Rate]10 Definitive Registered Notes are in registered form without coupons attached in denominations of [$200,000]8 [€100,000]9 10 and integral multiples of [$]8[€]9 101,000 above [$200,000]8 [€100,000]9 10. A Holder may transfer or exchange Definitive Registered Notes in accordance with the Indenture. The Indenture requires a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Issuer shall not be required to register the transfer of any Definitive Registered Notes: (A) for a period of 15 calendar days prior to any date fixed for the redemption of the Notes under Section 3.03 of the Indenture; (B) for a period of 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part; (C) for a period of 15 calendar days prior to the record date with respect to any interest payment date; or (D) which the registered Holder of Notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.]11

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or the Indenture) or any Security Document may be

[4]	Include in any Global Note
[5]	Include in any Fixed Rate Dollar Global Note
[6]	Include in any Fixed Rate Euro Global Note
[7]	Include in any Floating Rate Global Note
[8]	Include in any Fixed Rate Dollar Definitive Registered Note
[9]	Include in any Fixed Rate Euro Definitive Registered Note
[10]	Include in any Floating Rate Definitive Registered Note
[11]	Include in any Definitive Registered Note

amended or supplemented by the Issuer, the Guarantors and/or the Trustee, as applicable, with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes and issued under the Indenture (including, without limitation, Additional Notes, if any) voting as a single class and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or the Indenture) or any Security Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or the Indenture) or any Security Document to cure any ambiguity, omission, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption by a Successor Company or any other Person formed by or surviving any consolidation, merger, amalgamation or combination that would not violate the provisions of Article 5 of the Issuer’s or a Guarantor’s obligations to the Holders of the Notes under the Indenture, the Notes, any Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or the Indenture) or any Security Document by a successor to the Issuer or such Guarantor pursuant to Article 5 of the Indenture; to make any change that would provide any additional rights or benefits to the Trustee or the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, to the extent such change would not violate the provisions of the Indenture (including without limitation Section 4.22 of the Indenture) or any secured party under the Security Documents; to conform the text of the Indenture, the Notes, a Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into in accordance with the terms of the Priority Agreement or the Indenture) or any Security Document to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, a Note Guarantee, the Priority Agreement or any Security Document; to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date hereof; to allow any Guarantor to execute a Supplemental Indenture, Security Document and/or a Note Guarantee with respect to the Notes; to the extent necessary to provide for the granting of a security interest for the benefit of any Person, provided that the granting of such security interest is not prohibited under the Indenture; or to evidence and provide for a successor Trustee as provided for in the Indenture. For the avoidance of doubt, the provisions of articles 86 to 94-8 of the Luxembourg act dated 10 April 1915 on commercial companies, as amended, shall not apply to this Note.

(13) DEFAULTS AND REMEDIES. The following events constitute “Events of Default” under the Indenture: (i) default for 30 days in the payment when due of interest or any Additional Amounts on or with respect to the Notes; (ii) default in payment when due (at maturity, upon redemption or otherwise) of principal of, or premium, if any, on the Notes; (iii) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries to comply with Section 4.10, Section 4.15, Section 4.24(b) or Section 5.01; (iv) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries for 60 days after notice to the Issuer and Wind by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the agreements in the Indenture (other than those described in clauses (i), (ii) and (iii) above), the Notes, the Note Guarantee, the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or the Indenture) or any Security Document; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer, Wind or any of Wind’s other Restricted

Subsidiaries), whether such Indebtedness or guarantee now exists, is created after the date of the Indenture, if that default (I) is caused by the failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (II) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (and not rescinded, cured or waived) aggregates €25.0 million or more at any time outstanding (and not rescinded, cured or waived); (vi) failure by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries to pay final judgments for the payment of cash or other assets or properties, or the assumption of liabilities, entered by a court or courts of competent jurisdiction aggregating in excess of €25.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days following such final judgment; (vii) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; (viii) breach by the Issuer, Wind or any of Wind’s other Restricted Subsidiaries of any material representation or warranty or agreement in the Security Documents, the repudiation by Wind or any of its Restricted Subsidiaries of any of its obligations under the Security Documents or the unenforceability of the Security Documents against the Parent, Wind or any of its Subsidiaries for any reason; (ix) the Issuer, Wind or any of Wind’s other Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (I) commences a voluntary case, (II) consents to the entry of an order for relief against it in an involuntary case, (III) consents to the appointment of a custodian of it or for all or substantially all of its property, (IV) makes a general assignment for the benefit of its creditors, or (V) generally is not paying its debts as they become due; or (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (I) is for relief against the Issuer, Wind or any of Wind’s other Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary in an involuntary case, (II) appoints a custodian of the Issuer, Wind or any of Wind’s other Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Wind or any of Wind’s other Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary or (III) orders the liquidation of the Issuer, Wind or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary, and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days. In the case of an Event of Default specified in clause (ix) or (x) of Section 6.01 of the Indenture, with respect to Wind, any Restricted Subsidiary of Wind that is a Significant Subsidiary or any group of Restricted Subsidiaries of Wind that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration or waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of, interest and premium and Additional Amounts, if any, on the Notes (including in connection with an offer to purchase). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability, except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Amounts (if any).

(14) TRUSTEE DEALINGS WITH ISSUER. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee.

(15) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Issuer, Wind or any Guarantor, as such, shall not have any liability for any obligations of the Issuer, Wind or any other Guarantor under the Notes, a Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability (as far as permitted by law). The waiver and release are part of the consideration for the issuance of the Notes.

(16) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) [CUSIP,]1 ISIN AND COMMON CODE NUMBERS. [Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.]1 The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. In addition, the Issuer has caused Common Code numbers to be printed on the Notes and the Trustee may use Common Code numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Priority Agreement and the Security Documents. Requests may be made to:

Wind Acquisition Finance S.A.

18-20, Rue Edward Steichen

L-2540 Luxembourg

Grand Duchy of Luxembourg

Attention: Board of Directors

(20) SUBJECT TO PRIORITY AGREEMENT. This Note and the Indenture are entered into with the benefit of and subject to the terms of the Priority Agreement. The rights and benefits of Senior Secured Notes Creditors (as defined in the Priority Agreement) are limited by and subject to the terms of the Priority Agreement. The Senior [Facilities] Creditors and Hedging Banks (each as defined in the Priority Agreement), acting through agents or trustees, have third party beneficiary rights in respect of such statements.

1 Applicable to Fixed Rate Dollar Notes

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I)	or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐  Section 4.10             ☐  Section 4.15

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

[$][€]

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee, Principal Paying Agent, Custodian or Common Depositary

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Issuer address]

[Trustee/Registrar address]

Re: [$1,900,000,000 4 3/4% Senior Secured Notes due 2020]1 [€2,100,000,000 4% Senior Secured Notes due 2020]2 [€575,000,000 Floating Rate Senior Secured Notes due 2020]3 of WIND ACQUISITION FINANCE S.A.

Reference is hereby made to the Indenture, dated as of July 10, 2014 (the “Indenture”), between, inter alia, Wind Acquisition Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg trade and companies register under number B109.825 (the “Issuer”), WIND Telecomunicazioni S.p.A., a joint stock company organized as a società per azioni under the laws of the Republic of Italy, as Guarantor, Deutsche Bank Trust Company Americas as Trustee, U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent, Deutsche Bank AG, London Branch as Principal Paying Agent and Calculation Agent and Deutsche Bank Luxembourg S.A. as Luxembourg Listing Agent, Paying Agent, Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of [$]1[€]2 3                    in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Book-Entry Interest in a 144A Global Note or a Definitive Registered Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A under the U.S. Securities Act in a transaction meeting the requirements of Rule 144A under the U.S. Securities Act and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or the Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant 144A Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

2. ☐ Check if Transferee will take delivery of a Book-Entry Interest in a Regulation S Global Note or a Definitive Registered Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market, (ii) such Transferor does not know that the transaction was prearranged with a buyer in the United States, (iii) no directed selling efforts have been made in connection with the Transfer in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the U.S. Securities Act, (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act and (v) if the proposed transfer is being effected prior to the expiration of a Restricted Period, the transferee is not a U.S. Person, as such term is defined pursuant to Regulation S of the U.S. Securities Act, and will take delivery only as a Book-Entry Interest so transferred through Euroclear or Clearstream. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the relevant Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Book-Entry Interest in a Global Note or a Definitive Registered Note pursuant to any provision of the U.S. Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Book-Entry Interests in Global Notes and Definitive Registered Notes and pursuant to and in accordance with the U.S. Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that such Transfer is being effected to the Issuer.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐a Book-Entry Interest in a:

(i)	☐144A Global Note ([CUSIP][ISIN] ), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] ).

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐a Book-Entry Interest in a:

(i)	☐144A Global Note ([CUSIP][ISIN]] ), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] ).

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Issuer address]

[Trustee/Registrar address]

Re: [$1,900,000,000 4 3/4% Senior Secured Notes due 2020]1 [€2,100,000,000 4% Senior Secured Notes due 2020]2 [€575,000,000 Floating Rate Senior Secured Notes due 2020]3 of WIND ACQUISITION FINANCE S.A.

([CUSIP             ;]1 ISIN            ; Common Code             )

Reference is hereby made to the Indenture, dated as of July 10, 2014 (the “Indenture”), between, inter alia, Wind Acquisition Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg trade and companies register under number B109.825 (the “Issuer”), WIND Telecomunicazioni S.p.A., a joint stock company organized as a società per azioni under the laws of the Republic of Italy, as Guarantor, Deutsche Bank Trust Company Americas as Trustee, U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent, Deutsche Bank AG, London Branch as Principal Paying Agent and Calculation Agent and Deutsche Bank Luxembourg S.A. as Luxembourg Listing Agent, Paying Agent, Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of [$]1[€]2 3            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. ☐ Check if Exchange is from Book-Entry Interest in a Global Note for Definitive Registered Notes. In connection with the Exchange of the Owner’s Book-Entry Interest in a Global Note for Definitive Registered Notes in an equal amount, the Owner hereby certifies that such Definitive Registered Notes are being acquired for the Owner’s own account without transfer. The Definitive Registered Notes issued pursuant to the Exchange will bear the Private Placement Legend and will be subject to restrictions on transfer enumerated therein and in the Indenture and the U.S. Securities Act.

2. ☐ Check if Exchange is from Definitive Registered Notes for Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Notes for Book-Entry Interest in a Global Note in an equal amount, the Owner hereby certifies that such Book-Entry Interest in a Global Note are being acquired for the Owner’s own account without transfer. The Book-Entry Interests transferred in exchange will be subject to restrictions on transfer enumerated in the Private Placement Legend and in the Indenture and the U.S. Securities Act.

[1]	Applicable to Fixed Rate Dollar Notes
[2]	Applicable to Fixed Rate Euro Notes
[3]	Applicable to Floating Rate Notes

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]
By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a) ☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No.              in a:

(i)	☐144A Global Note ([CUSIP][ISIN] ), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] ), or

(b) ☐a Definitive Registered Note.

2.	After the Exchange the Owner will hold:

[CHECK ONE]

(a) ☐a Book-Entry Interest held through DTC/Euroclear/Clearstream Account No.              in a:

(i)	☐144A Global Note ([CUSIP][ISIN] ), or

(ii)	☐ Regulation S Global Note ([CUSIP][ISIN] ), or

(b) ☐a Definitive Registered Note.

in accordance with the terms of the Indenture.

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of July 10, 2014 (the “Indenture”) among Wind Acquisition Finance S.A., (the “Issuer”), the Guarantors party thereto, Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), Deutsche Bank AG, London Branch and Deutsche Bank Luxembourg S.A., (a) the due and punctual payment of the principal of, premium, Additional Amounts, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Issuer to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and the Priority Agreement and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and the Priority Agreement (or any additional intercreditor agreement or priority agreement entered into pursuant to the terms of the Priority Agreement or the Indenture) and (c) appoints the Trustee as attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[NAME OF GUARANTORS]

By:
Name:
Title:

D-1

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                     , a company organized and existing under the laws of                      (the “Subsequent Guarantor”), a subsidiary of Wind (as such term is defined in the indenture referred to below) (or its permitted successor), Wind Acquisition Finance S.A., a public limited liability company (société anonyme) organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 18-20, Rue Edward Steichen, L-2540 Luxembourg and registered with the Luxembourg trade and companies register under number B109.825 (the “Issuer”), WIND Telecomunicazioni S.p.A., a joint stock company organized as a società per azioni under the laws of the Republic of Italy, as Guarantor (“Wind”), Deutsche Bank Trust Company Americas as Trustee, Deutsche Bank Trust Company Americas as U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent, Deutsche Bank AG, London Branch as Principal Paying Agent and Calculation Agent and Deutsche Bank Luxembourg S.A. as Luxembourg Listing Agent, Paying Agent, Transfer Agent and Registrar.

W I T N E S S E T H

WHEREAS, the Issuer and Wind have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 10, 2014, providing for the issuance of dollar denominated 4 3/4% Senior Secured Notes due 2020 (the “Fixed Rate Dollar Notes”), euro denominated 4% Senior Secured Notes due 2020 (the “Fixed Rate Euro Notes”) and euro denominated Floating Rate Senior Secured Notes due 2020 (the “Floating Rate Notes” and, together with the Fixed Rate Dollar Notes and the Fixed Rate Euro Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsequent Guarantor shall execute and deliver to the Trustee a supplemental indenture and notation of guarantee pursuant to which the Subsequent Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsequent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Subsequent Guarantor hereby agrees as follows:

(a) To jointly and severally Guarantee to each Holder of a Note, authenticated and delivered by the Trustee, and to the Trustee and its successors and assigns, regardless of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer under the Indenture or the Notes, that:

(i) the principal of, interest on, premium, and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and premium, if any, and if lawful, interest and Additional Amounts of the Issuer to the Holders or the Trustee under the Indenture or the Notes or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes, that same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Subsequent Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations of the Subsequent Guarantor hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer (including, without limitation, its, bankruptcy (faillite), voluntary or judicial liquidation (iquidiation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally) any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) Except as set forth in Section 5, this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Subsequent Guarantor accepts all obligations of a Subsequent Guarantor provided for under the terms of the Indenture.

(e) The Subsequent Guarantor waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Subsequent Guarantor under its Guarantee.

(f) As between the Subsequent Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsequent Guarantor for the purpose of this Guarantee.

(g) The Subsequent Guarantor hereby confirms that it is its intention that the Guarantee of the Subsequent Guarantor does not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantee. To effectuate the foregoing intention, the Trustee and the Subsequent Guarantor hereby irrevocably agree that after giving effect to such maximum amount and all other contingent and fixed liabilities of the Subsequent Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsequent Guarantor in respect of the obligations of such other Subsequent Guarantor, the obligations of the Subsequent Guarantor will be limited to the obligations of the Subsequent Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.

3. EXECUTION AND DELIVERY.

(a) To evidence its Guarantee, the Subsequent Guarantor hereby agrees that a notation of such Guarantee shall be endorsed by an Officer of the Subsequent Guarantor on each Note authenticated and delivered by the Trustee and that this Supplemental Indenture shall be executed on behalf of the Subsequent Guarantor by one of its Directors or Officers.

(b) The Subsequent Guarantor hereby agrees that its Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

(c) If an Officer whose signature is on this Supplemental Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d) Upon execution of this Supplemental Indenture, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Supplemental Indenture on behalf of the Subsequent Guarantor.

4. SUBSEQUENT GUARANTOR MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

(a) The Subsequent Guarantor shall not merge, consolidate, amalgamate or otherwise combine with or into or wind up into any Person (whether or not the Subsequent Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties directly or indirectly (through a sale of shares or assets or otherwise) in one or more related transactions, to any Person, unless:

(i) the Subsequent Guarantor is the surviving or resulting corporation, or the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Subsequent Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is organized or existing under the laws of any state which is a member of the European Union, Canada, the United States of America, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”);

(ii) the Successor Company, if other than the Subsequent Guarantor, expressly assumes all the obligations of the Subsequent Guarantor under the Indenture, the Notes, the Supplemental Indenture pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(iii) immediately after such transaction, no Default or Event of Default exists.

(b) In case of any such transaction that complies with Section 4(a) above, such Successor Company shall succeed to and be substituted for the Subsequent Guarantor with the same effect as if it had been named herein as a Subsequent Guarantor. Such Successor Company thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

5. RELEASES. Each Guarantee shall be automatically and unconditionally released and discharged in accordance with Section 11.05 of the Indenture.

6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Subsequent Guarantor, as such, shall have any liability for any obligations of the Issuer or any Subsequent Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. SUBORDINATION. The obligations of each Subsequent Guarantor under its Note Guarantee shall be subject to the terms of Article 12 of the Indenture and to the terms of the Priority Agreement.

8. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

9. COUNTERPARTS The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Subsequent Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ,		[SUBSEQUENT GUARANTOR]

By:
Name:
Title:

WIND ACQUISITION FINANCE S.A.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Authorized Signatory

EXHIBIT F

FORM OF CEO/CFO SOLVENCY CERTIFICATE

This solvency certificate (this “Certificate”) is delivered by WIND Telecomunicazioni S.p.A., a joint stock company organized as a società per azioni under the laws of the Republic of Italy, as Guarantor (“Wind”), in connection with the Indenture dated as of July 10, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among Wind, Wind Acquisition Finance S.A. (the “Issuer”), Deutsche Bank Trust Company Americas as Trustee, Deutsche Bank Trust Company Americas as U.S. Paying Agent, U.S. Registrar and U.S. Transfer Agent, Deutsche Bank AG, London Branch as Principal Paying Agent and Calculation Agent, and Deutsche Bank Luxembourg S.A. as Luxembourg Listing Agent, Paying Agent, Transfer Agent and Registrar. I hereby certify as follows in my capacity as [Chief Executive Officer]/[Chief Financial Officer] of Wind, and not individually:

1. I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Chief Executive Officer]/[Chief Financial Officer] of Wind. In such capacity I have responsibility for the overall management of the financial affairs of Wind and the preparation of the financial statements of Wind. I am familiar with the properties, business, assets and liabilities of Wind and their business plans for the foreseeable future. I am authorized to execute this Certificate on behalf of Wind.

2. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Wind and the Issuer for the purpose of discussing the meaning of its contents.

3. In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein. Specifically, I have relied on historical information, revenues, expenses and other data supplied by Wind’s supervisory personnel directly responsible for the various functions involved. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and continue to be reasonable as of the date hereof.

4. To the best of my knowledge, as of the date hereof: (a) Wind has not been served with any summons or other notice in respect of any litigation or other proceeding pending or threatened against or affecting Wind or any of its properties or assets, which, if determined adversely to Wind, would have a materially adverse effect on the businesses, operations, properties, assets, or condition (financial or otherwise) of Wind; and (b) Wind is not in default with respect to any order, writ, injunction, decree, or demand of any court or other governmental or regulatory authority by which Wind is currently bound.

Based on the foregoing, on behalf of Wind, I have reached the following conclusions:

(A)	As of the date hereof, after the incurrence of the Permitted Collateral Lien:

(i)	the fair value of the assets of Wind are in excess of the total amount of its debts (including, without limitation, contingent liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);

(ii)	the present fair salable value of the assets of Wind is greater than its probable total liability on its existing debts as such debts become absolute and matured; and

(iii)	Wind has capital that is not unreasonably small for its business and is sufficient to carry on its business as conducted and as proposed to be conducted.

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(B)	Wind is not subject to bankruptcy, insolvency, voluntary or judicial liquidation, composition with creditors, reprieve from payment, controlled management, claims of fraudulent conveyance that would reasonably be expected to result in a judgment that Wind would be unable to satisfy, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally.

(C)	Wind is not, on the date hereof and will, as a result of its incurrence of the Permitted Collateral Lien, not be in a state of cessation of payments.

(D)	No application has been made by Wind or, as far as Wind is aware, by any other person for the appointment of a liquidator or similar officer pursuant to any insolvency or similar proceedings.

(E)	No application has been made by Wind for a voluntary winding-up or liquidation nor has any judicial winding-up or liquidation been commenced or initiated against Wind.

(F)	Wind is not insolvent or in the situation described in article 2446, paragraph 1, of the Civil Code.

“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

5. In reaching the conclusions set forth in this Certificate the undersigned has considered, among other things:

(A)	the fair salable value of the real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, and all other property of Wind, real, personal and mixed, tangible and intangible;

(B)	all indebtedness of Wind known to the undersigned and among other things, any claims arising out of pending or threatened litigation against Wind;

(C)	historical and anticipated growth in the sales volume of Wind;

(D)	the customary terms of trade payables of Wind;

(E)	other financial information available and known to the undersigned relating to any matters addressed herein; and

(F)	all of the documents relating to Credit Facilities.

None of Wind, or any of its Subsidiaries intends, in incurring the Permitted Collateral Lien or in incurring (by way of assumption or otherwise) any related obligations or liabilities (contingent or otherwise), to disturb, delay, hinder or defraud either present or future creditors or other Persons to which Wind, the Issuer or any of their Subsidiaries is or are intended to become, on or after the date hereon, indebted.

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IN WITNESS WHEREOF, I have executed this Certificate on behalf of Wind in my capacity as [Chief Executive Officer]/[Chief Financial Officer] of Wind (but not individually) as of [DATE] and have no personal liability hereunder.

[ ]

By:
Name:
Title:	[Chief Executive Officer]/[Chief Financial Officer]

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